Exhibit 2.1

DATED 1 May 2026

INEOS CALABRIAN HOLDINGS LIMITED

and

INEOS CALABRIAN CANADA HOLDINGS LIMITED

and

INEOS ENTERPRISES HOLDINGS LIMITED

and

ECOVYST INC

and

NEW STRUCTURE SUBCO INC

and

EV INDUSTRIAL CHEMICAL SUBSIDIARY HOLDINGS INC.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the entire issued share capital of

INEOS Calabrian Holdings Corp. and INEOS Calabrian Corporation Canada, Inc.

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(SVKW/EQSM)

591627314

24.	Further assurance	76

25.	Entire agreement and Variations	77

26.	Notices	77

27.	Sellers’ and Purchasers’ Representatives	79

28.	Sellers’ several liability	80

29.	Announcements	80

30.	Confidentiality	81

31.	Costs and expenses, VAT and stamp taxes	82

32.	Counterparts	83

33.	Invalidity	83

34.	Contracts (Rights of Third Parties) Act 1999	83

35.	Choice of governing law	84

36.	Arbitration	84

37.	Agent for service	85

38.	Language	85

Schedule 1 (Ownership of the Shares)		86

Schedule 2 (Conditions to Completion)		87

Schedule 3 (Completion arrangements)		88

Schedule 4 (Warranties)		92

Schedule 5 (Purchasers’ Warranties)		114

Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability)		117

Schedule 7 (Conduct of business before Completion)		130

Schedule 8 (Completion Accounts)		134

Schedule 9 (Tax matters)		146

Attachment 1		158

Part A Basic information about the Targets	158

Part B Basic information about the Subsidiary	160

Attachment 2 : Relevant Properties	161

Attachment 3 : Purchase Price Allocation Methodology	162

Schedule A (Certain Definitions and Related Terms)	163

AGREED FORM DOCUMENTS

Agreed Announcements

Business Overview

Data Room Comfort Letter

Form of Completion Accounts

Form of release in respect of the Sellers’ Financing Arrangements

Illustrative Net Working Capital Calculation

Insurance Overview

Inter-Company Balance Steps Plan

Signing Inter-Company Balances Schedule

Transitional Services Agreement

THIS AGREEMENT is made the 1 day of May 2026

PARTIES:

1.	The persons whose names and addresses are set out in Schedule 1 (Ownership of the Shares) (collectively the “Sellers” and each a “Seller”);

2.	INEOS Enterprises Holdings Limited, whose registered office is at 38 Hans Crescent, Knightsbridge, London, SW1X 0LZ, United Kingdom (registered in England No. 09328837) (the “Sellers’ Guarantor”);

3.

New Structure Subco Inc., a corporation incorporated under the laws of the state of Delaware with its registered office at 850 New Burton Road, Suite 201, Dover, Delaware, 19904, County of Kent, United States of America (the “US Purchaser”);

4.

EV Industrial Chemical Subsidiary Holdings Inc., a corporation incorporated under the federal laws of Canada with its registered office at 40 Temperance Street Suite 2700, Toronto, ON M5H 0B4 (the “Canadian Purchaser”),

(the US Purchaser and the Canadian Purchaser together, the “Purchasers” and each a “Purchaser”); and

5.

Ecovyst Inc, a corporation incorporated under the laws of the state of Delaware with its registered office at 850 New Burton Road, Suite 201, Dover, Delaware, 19904, County of Kent, United States of America (the “Purchasers’ Guarantor”),

each a “party” and together the “parties”.

BACKGROUND:

(A)

The Sellers have agreed to sell, and the Purchasers have agreed to purchase and pay for the Shares (as defined in this Agreement) in each case on the terms and subject to the conditions of this Agreement.

(B)	The Sellers’ Guarantor has agreed to guarantee the obligations of the Sellers pursuant to this Agreement on the terms and subject to the conditions of this Agreement.

(C)	The Purchasers’ Guarantor has agreed to guarantee certain of the payment obligations of the Purchasers pursuant to this Agreement on the terms and subject to the conditions of this Agreement.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement, the Schedules and the Attachments to it, the following words and expressions have the following meanings:

“Accounting Principles”	means the applicable accounting principles of the Group as set out in Schedule 8 (Completion Accounts), including the general accounting principles in Part B of Schedule 8 (Completion Accounts) as adjusted by the specific accounting principles set out in Part C of Schedule 8 (Completion Accounts);

“Accounts Date”	means 31 December 2025;

“Active 2023 Dispute Incident”	has the meaning given in the definition of “Active Dispute Incidents”

“Active 2025 Dispute Incident”	has the meaning given in the definition of “Active Dispute Incidents”

“Active 2023 Dispute”	has the meaning given in the definition of “Active Disputes”;

“Active 2025 Dispute”	has the meaning given in the definition of “Active Disputes”;

“Active Disputes”	has the meaning given in Schedule A;

“Active Dispute Incidents”	has the meaning given in Schedule A;

“Active 2023 Dispute Indemnity”	has the meaning given in clause 8.4;

“Active 2025 Dispute Indemnity”	has the meaning given in clause 8.5;

“Active 2023 Dispute Indemnity Claim”	means a claim by a Purchaser, the Purchasers’ Guarantor and/or any other member of the Purchasers’ Group under the Active 2023 Dispute Indemnity;

“Active 2025 Dispute Indemnity Claim”	means a claim by a Purchaser, the Purchasers’ Guarantor and/or any other member of the Purchasers’ Group under the Active 2025 Dispute Indemnity;

“Active Dispute Indemnities”	means the Active 2023 Dispute Indemnity and the Active 2025 Dispute Indemnity;

“Active Dispute Indemnity Claim”	means a claim by a Purchaser, the Purchasers’ Guarantor and/or any other member of the Purchasers’ Group under any Active Dispute Indemnity;

“Active Dispute Relevant Proceeds”	means, in respect of each Active Dispute Indemnity, the proceeds of any Insurance Claim or of any claim against or recovery from Defendant, in each case in respect of any loss arising out of the Active Dispute Incident to which that Active Dispute Indemnity relates;

“Affiliate”	means, in relation to a person, each other person that is, directly or indirectly, Controlling, Controlled by or under common Control with that person from time to time;

“Agreed Announcements”	has the meaning given in clause 29.2;

“Amended Completion Date”	has the meaning given in clause 3.6;

“Anti-Bribery Laws”	means any applicable laws relating to the prevention of bribery, corruption, fraud or similar activities in any jurisdiction, including: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the UK Bribery Act 2010, as amended; (iii) Canada’s Corruption of Foreign Public Officials Act of 1998; and (iv) all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions;

“Anti-Money Laundering Laws”	means any and all applicable laws, regulations, rules or orders relating to money laundering, including: (i) the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended; (ii) the U.S. Money Laundering Control Act of 1986, as amended; (iii) Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018 amending Directive (EU) 2015/849 (the “AML 5”) and all national and international laws enacted to implement AML 5; (iv) the Luxembourg Law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended; (v) the UK Proceeds of Crime Act 2002; (vi) the UK Terrorism Act 2000; and (vii) Canada’s Proceeds of Crime (Money Laundering) and Terrorist Financing Act of 2000;

“Benefit Plan”	means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other plan, program, policy, practice, contract, agreement or arrangement providing for compensation or benefits, in which Employees or former Employees are eligible to participate, whether or not subject to ERISA, whether or not reduced to writing, and whether covering a single individual or group of individuals, excluding any such plan or benefits: (i) established pursuant to federal, state, or provincial statute and administered or maintained by a Governmental Authority; (ii) that is required to be provided pursuant to applicable law; and (iii) any “multiemployer plan”, as defined in Section 3(37) of ERISA;

“Books and Records”	has its common law meaning and includes all notices, correspondence, orders, inquiries, drawings, plans, payroll records, income records, stock records, lists of all current customers and suppliers, books of account and other documents, and all computer disks or tapes or other machine legible programmes or other records (excluding software but including any of the foregoing produced by such software) in each case whether held as a document, disk, on tape or other medium, whether or not eye-readable, on which any information may from time to time have been recorded;

“Borrowings”	means all outstanding borrowings and outstanding indebtedness in the nature of borrowings of any member of the Group for the payment or repayment of money at the Effective Time, including any indebtedness arising under bank debt, bank debit balances, bonds, notes, loan stock, debentures or other debt instruments together with any overdraft (to the extent drawn), any unpaid interest on the foregoing and any premiums, penalties or fees (including break fees) to the extent such premiums, penalties or fees have been incurred and are payable by the Group at the Effective Time in connection with any of the foregoing but excluding: (i) Ordinary Trading Items; (ii) any amount taken into consideration in calculating the Inter Company Payables; and (iii) any amount owing from one member of the Group to another member of the Group;

“Bridge Scenario”	has the meaning given in the definition of “Effective Time”;

“Business”	means the business conducted by the Group consisting of the development, manufacture, marketing, distribution and sale of on-purpose SO2 and certain derivatives (being sodium metabisulphite (SMBS), sodium bisulphite (SBS) and sodium thiosulphate (STS) but excluding such business in connection with and relating to, and including, the Services and each Excluded Service (if applicable);

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in London (United Kingdom), New York (United States of America) and Toronto (Canada);

“Business Indemnity Claims”	means Active Dispute Indemnity Claims and Environmental Indemnity Claims;

“Business Information”

means all information (in whatever form held) including all:

(i) proprietary, confidential information, trade secrets, and any information that derives economic value from not being generally publicly known;

(ii)  formulas, designs, specifications, drawings, know-how, manuals and instructions;

(iii)  customer lists, customer contact information, sales, marketing and promotional information;

(iv) business plans and forecasts;

(v)   technical or other expertise; and

(vi) all accounting and Tax records, correspondence, orders and enquiries;

“Business Overview”	means the “Project Noble Business Overview” dated December 2025, prepared by Piper Sandler & Co and made available to the Purchasers’ Representative for the purposes of this Transaction in the Agreed Form;

“Business Warranties”	means the Warranties contained in Schedule 4 (Warranties), excluding the Fundamental Warranties and the Tax Warranties;

“Business Warranty Claim”	means any claim for breach of any Business Warranty;

“Canadian Income Tax Act”	means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.) (Canada) as amended (from time to time);

“Canadian Seller”	means INEOS Calabrian Canada Holdings Limited, whose details are set out in Schedule 1;

“Canadian Target”	means INEOS Calabrian Corporation Canada, Inc., basic information concerning which is set out in Part A (Basic information about the Targets) of Attachment 1;

“Canadian Target Inter-Company Balances”	means the Inter-Company Payables and Inter-Company Receivables but only those between the Canadian Target and any member of the Retained Group;

“CapEx Plan”	means the document titled “NOBLE-CAPEX” in folder 3.3.1 of the Data Room;

“Cash”	means, without duplication, any cash, bank deposits or cash equivalents owned by any member of the Group at the Effective Time plus any inbound cheques, wires transfers or payments in transit but which have not yet cleared minus any outstanding outbound cheques, wires, transfers or payments in transit which have not yet cleared but excluding: (i) any amount included in calculating Net Working Capital; (ii) Ordinary Trading Items; (iii) any amount taken into consideration in calculating the Inter Company Receivables; and (iv) any amount owing from one member of the Group to another member of the Group

“Claim”	means a claim by any Purchaser, the Purchasers’ Guarantor and/or any other member of the Purchasers’ Group for breach of, under or arising out of or in connection with this Agreement and/or any other Share Purchase Document, including any Warranty Claim, any Specific Indemnity Claim any Tax Claim and any Leakage Claim, but excluding any claim for breach of, under, arising out of or in connection with the Transitional Services Agreement;

“Code”	means the U.S. Internal Revenue Code of 1986, as amended;

“Completion”	means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Accounts”	has the meaning given in paragraph 11.1 of Part A of Schedule 8 (Completion Accounts) or, if relevant, paragraphs 11.2(A)(i), 13.3 or 14.3 of Part A of Schedule 8 (Completion Accounts) (as applicable);

“Completion Date”	means the date on which Completion occurs;

“Completion Disclosure Letter”	means a disclosure letter delivered at Completion, in the same form as the Signing Disclosure Letter but updated to reflect any facts, events or circumstances, including developments in relation to the same, arising or occurring from the date of this Agreement to the Completion Date;

“Completion Inter-Company Balances Schedule”	means the Signing Inter-Company Balances Schedule, updated as at the Effective Time and delivered by the Sellers to the Purchasers at Completion in accordance with the terms of this Agreement;

“Completion Payment”	has the meaning given to it in clause 6.2(I);

“Conditions”	means the Warranty Condition and the MAC Condition;

“Confidentiality Agreement”	means the confidentiality agreement dated 25 November 2025 between INEOS Enterprises Holdings II Limited and the Purchasers’ Guarantor pursuant to which the Sellers and members of the Retained Group have made available to each Purchaser certain confidential information relating to the Group;

“Connected Person”	means, in relation to a person, its Affiliates and any of its or their Representatives;

“Consideration”	has the meaning given in clause 5.1;

“Constitutional Documents”	means the articles of association, charter, by-laws, memorandum or certificate of incorporation, certificate of registration or equivalent documents necessary for the creation and/or maintenance of the legal existence of a legal entity, in effect as at the date of this Agreement (unless otherwise specified);

“Control”	means, in relation to an undertaking, the ability of a person to ensure that the activities and business of that undertaking are conducted in accordance with the wishes of that person, and a person shall be deemed to have Control of an undertaking if it possesses or is entitled to acquire the majority of the issued share capital or the voting rights in that undertaking or the right to receive the majority of the income of that undertaking on any distribution by it of all of its income or the majority of its assets on a winding up, and “Controlled” and “Controlling” shall be construed accordingly;

“Court of the ICC”	has the meaning given in clause 36.1;

“Cut-off Time”	has the meaning given in paragraph 4 of Part C of Schedule 8 (Completion Accounts);

“Data Room”	means the online virtual data room hosted by Datasite LLC and made available by the Sellers to the Purchasers under the name of “Noble” as at 19:50 p.m. on 30 April 2026, the index of which is attached to the Signing Disclosure Letter, and accompanied by a comfort letter in the Agreed Form (the “Data Room Comfort Letter”);

“DB Post Retirement Plans”	means Post Retirement Plans which are a “defined benefit plan” within the meaning of IAS 19;

“Debt”

means (without double counting) any of the following of any member of the Group as at the Effective Time:

(i)   the Borrowings, including (without double counting) unpaid interest, premiums, penalties or break fees to the extent payable by the Group at the Effective Time as set out in the defined term “Borrowings” of this Agreement;

(ii)   unpaid earn-out obligations or unpaid deferred consideration with respect to prior acquisitions of any business (other than trade payables incurred in the Ordinary Course of Business);

(iii)    contractual obligations relating to interest rate protection, swap agreements, collar agreements, derivatives and other hedging arrangements (in each case, at their mark to market value inclusive of any applicable premiums, penalties or fees to the extent such premiums, penalties or fees have been incurred and are payable by any member of the Group at the Effective Time;

(iv)  declared and unpaid dividends or distributions;

(v)    accrued but unpaid corporate income Taxes;

(vi)  any unpaid and irrecoverable withholding Tax liability (or similar) of the Canadian Target in connection with the settlement of any Canadian Target Inter-Company Balances pursuant to clause 4.13;

(vii)   assets and liabilities in respect of DB Post Retirement Plans, as valued in accordance with paragraph 15 of Part C of Schedule 8 (Completion Accounts);

(viii)   indebtedness evidenced by any note, bond, debenture or other debt security to the extent such items would in accordance with IFRS be considered as a liability on the balance sheet;

(ix)  obligations under any unpaid reimbursement and payment obligations under surety bonds, letters of credit, banker’s acceptances, performance letters, comfort letters, and other arrangements similar to the foregoing (to the extent drawn and that such items would in accordance with IFRS be considered as a liability on the balance sheet);

(x)    obligations under conditional sale or other title retention agreements to the extent such items would in accordance with IFRS be considered as a liability on the balance sheet;

(xi)  any obligation or liability arising from cash and book overdrafts;

(xii)   any third party professional advisor costs, transaction bonuses, retention payments, brokerage or finder’s fees incurred prior to the Effective Time which are payable by any Group Company in connection with the sale of the Group;

(xiii)   the amount of any severance or termination pay or benefits in respect of any employee, director, officer or other service provider of any member of the Group whose employment or engagement ended prior to the Effective Time but where such payment is outstanding as at the Effective Time together with the employer’s share of all Taxes associated with such payments;

(xiv)  any accrued and unpaid commissions of the Group as at the Effective Time in respect of any employee, director, officer or other service provider of any member of the Group together with the employer’s share of all Taxes associated with such payments;

(xv)    any net liabilities in respect of health insurance;

(xvi)  any capital expenditures incurred but not yet paid at Completion (for the avoidance of doubt this will exclude any provisions relating to future or committed capital expenditure which has not been incurred prior to the Effective Time);

(xvii)  any environmental liabilities calculated in accordance with paragraph 16 of Part C of Schedule 8 (Completion Accounts); and

(xviii)   any item that is specifically identified as Debt in Part C of Schedule 8 (Completion Accounts),

and excluding, in each case: (i) any amount included in calculating Net Working Capital; (ii) Ordinary Trading Items; (iii) any amount taken into consideration in calculating the Inter-Company Payables; and (iv) any amount owing from one member of the Group to another member of the Group;

“Debt Financing”	means any debt financing arrangements to be provided to any Purchaser for the purposes of consummating this Transaction;

“Debt Financing Source”	means each entity (including the lenders and each agent and arranger) that commits to provide or otherwise enters into agreements to provide the Debt Financing, together with each Affiliate thereof (but excluding the Purchasers and the Purchasers’ Group);

“Defendant”	has the meaning given in Schedule A;

“Defendant Agreement”	has the meaning given in Schedule A;

“Disclosed”	means information fairly disclosed in or by virtue of the Signing Disclosure Letter and/or in the case of the Warranties repeated pursuant to clause 8.1, in or by virtue of the Completion Disclosure Letter and/or in the Data Room in such a manner and with sufficient detail to enable a reasonable purchaser to make an informed and accurate assessment of the nature and scope of the matter disclosed;

“Disclosure Letters”	means the Signing Disclosure Letter and the Completion Disclosure Letter;

“Disputed Items”	has the meaning given in paragraph 10 of Part A of Schedule 8 (Completion Accounts);

“Dispute Notice”	has the meaning given in paragraph 9 of Part A of Schedule 8 (Completion Accounts);

“Draft Completion Accounts”	has the meaning given in paragraph 1 of Part A of Schedule 8 (Completion Accounts);

“Effective Time”	means (i) the time immediately before Completion; or (ii) in the event that Completion occurs on a date other than the end of a month pursuant to clause 3.5(B)(i), clause 3.6(B) or clause 3.9(B)(ii) (each a “Bridge Scenario”), 23:59pm on the last day of the month immediately prior to the month in which Completion occurs (other than in respect of the Inter-Company Payables and the Inter-Company Receivables, for which the Effective Time will mean immediately before Completion);

“EHS Law”	has the meaning given in paragraph 16.1 of Schedule 4 (Warranties);

“EHS Matters”	has the meaning given in paragraph 16.1 of Schedule 4 (Warranties);

“EHS Permits”	has the meaning given in paragraph 16.1 of Schedule 4 (Warranties);

“Employee”	means each employee of the Group;

“Employee Incentive Agreements”	has the meaning given in Schedule A;

“Employee Indemnity”	has the meaning given in clause 4.5;

“Employee Indemnity Claim”	means a claim by a Purchaser, the Purchasers’ Guarantor and/or any other member of the Purchasers’ Group under the Employee Indemnity;

“Encumbrance”	means any equity of any person (including any right to acquire, option, right of first refusal or right of first offer, right to pre-emption) or any mortgage, charge (whether fixed or floating), pledge, lien, restriction, third party right or interest, assignment, hypothecation, security, retention, other encumbrance or security interest of any kind, or any other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect or any agreement, whether conditional or otherwise to create any of the foregoing, excluding in all cases any licence to Intellectual Property and/or Business Information;

“Environment”	has the meaning given in paragraph 16.1 of Schedule 4 (Warranties);

“Environmental Actions”	has the meaning given in Schedule A;

“Environmental Indemnity”	has the meaning given in clause 8.6;

“Environmental Indemnity Claim”	means a claim by a Purchaser, the Purchasers’ Guarantor and/or any other member of the Purchasers’ Group under the Environmental Indemnity;

“ERISA”	means the U.S. Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”	means any trade or business (whether or not incorporated) that would, at the relevant time, be considered a single employer with any member of the Group under Section 414 of the Code or Section 4001 of ERISA;

“Estimated External Cash Value”	means the amount of the External Cash Value as estimated by the Sellers’ Representative (in accordance with the Accounting Principles) in good faith and as notified by the Sellers’ Representative to the Purchasers’ Representative in accordance with clause 6.2;

“Estimated External Debt Value”	means the amount of the External Debt Value as estimated by the Sellers’ Representative (in accordance with the Accounting Principles) in good faith and as notified by the Sellers’ Representative to the Purchasers’ Representative in accordance with clause 6.2;

“Estimated Inter-Company Payables”	means the amount of the Inter-Company Payables as estimated by the Sellers’ Representative (in accordance with the Accounting Principles) in good faith and as notified by the Sellers’ Representative to the Purchasers’ Representative in accordance with clause 6.2;

“Estimated Inter-Company Receivables”	means the amount of the Inter-Company Receivables as estimated by the Sellers’ Representative (in accordance with the Accounting Principles) in good faith and as notified by the Sellers’ Representative to the Purchasers’ Representative in accordance with clause 6.2;

“Estimated Net External Cash Balance”	means the amount of the Net External Cash Balance as estimated by the Sellers’ Representative (in accordance with the Accounting Principles) in good faith and as notified by the Sellers’ Representative to the Purchasers’ Representative in accordance with clause 6.2, which may be a positive or negative amount;

“Estimated Net Inter-Company Receivables”	means the amount of Net Inter-Company Receivables as estimated by the Sellers’ Representative (in accordance with the Accounting Principles) in good faith and as notified by the Sellers’ Representative to the Purchasers’ Representative in accordance with clause 6.2, which may be nil, or a positive or negative amount;

“Estimated Net Working Capital”	means the amount of the Net Working Capital as estimated by the Sellers’ Representative (in accordance with the Accounting Principles) in good faith and as notified by the Sellers’ Representative to the Purchasers’ Representative in accordance with clause 6.2, which may be a positive or negative amount;

“Excluded Service”	has the meaning given to it in the Transitional Services Agreement;

“Expert”	has the meaning given in paragraph 11.2(B) of Part A of Schedule 8 (Completion Accounts);

“External Cash Excess”	has the meaning in paragraph 16.1 of Part A of Schedule 8 (Completion Accounts);

“External Cash Shortfall”	has the meaning in paragraph 16.1 of Part A of Schedule 8 (Completion Accounts);

“External Cash Value”	means the aggregate of the amounts of Cash as at the Effective Time;

“External Debt Value”	means the aggregate of the amounts of Debt as at the Effective Time;

“Form of Completion Accounts”	means the form of Completion Accounts, in the Agreed Form;

“Fraud”	means common law fraud, fraudulent misrepresentation and/or Wilful Concealment;

“Fundamental Warranties”	means the Warranties contained in paragraphs 1, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.8 of Schedule 4 (Warranties);

“Fundamental Warranty Claim”	means any claim for breach of any Fundamental Warranty;

“Governmental Authority”	means any supranational, multinational, national, taxing, federal, territorial, state, provincial, regional, municipal or local governmental authority, instrumentality, court, commission, tribunal or organisation or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, or any mediator, arbitrator, or arbitral body;

“Group”	means the Targets, including the Subsidiary;

“Group Benefit Plan”	means any Benefit Plan that is sponsored or maintained by any member of the Group;

“Hazardous Material”	has the meaning given in paragraph 16.1 of Schedule 4 (Warranties);

“IAS 19”	means the International Accounting Standard 19 Employee Benefits (2011), as issued by the International Accounting Standard Board;

“ICC”	has the meaning given in clause 36.1;

“IFRS”	means the International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB), as in effect from time to time;

“Information Technology”	means computer hardware, software and programs (including source code, object code), networks, servers, switches, endpoints, firmware and other similar or related items of information technology;

“Insurance Claim”	has the meaning given in clause 14.3;

“Insurance Overview”	means the document dated December 2025 and titled “Project Noble Insurance Overview” and included as document 10.1 in the Data Room in the Agreed Form;

“Intellectual Property”	means all rights, title and interests in and to all intellectual property including: (i) rights in inventions, patents and patent applications, and continuations, divisionals, continuations-in-part, re-examinations, renewals, extensions, provisionals, substitutions and reissues of any of the foregoing; (ii) trade marks, service marks, service names, corporate names, brand names, trade dress, and trade names, slogans, logos and other similar designations of origin, together with all of the goodwill associated with any of the foregoing, (collectively, “Trade Marks”); (iii) rights in designs, copyrights (including copyrights in computer software), database rights, works of authorship; and (iv) rights in domain names and social media accounts and handles (for all clauses (i) through (iv), whether or not any of these is registered and including applications for registration or renewal of any such thing), and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Inter-Company Balances”	means the US Group Inter-Company Balances and/or the Canadian Target Inter-Company Balances;

“Inter-Company Balances Steps”	means the steps set out in the Inter-Company Balances Steps Plan, as such steps may be amended in accordance with clause 4.13;

“Inter-Company Balances Steps Plan”	means the strawman prepared by KPMG LLP in respect of the Inter-Company Balances, in the Agreed Form;

“Inter-Company Balances Steps Plan Change”	has the meaning given to it in clause 4.13;

“Inter-Company Payables”	means the aggregate of the amounts owing, including in respect of interest accrued on all such amounts, as at the Effective Time from any member(s) of the Group to any member(s) of the Retained Group (including any distribution declared by any member of the Group in favour of or payable to any member of the Retained Group), excluding the Ordinary Trading Items;

“Inter-Company Receivables”	means the aggregate of the amounts owing, including in respect of interest accrued on all such amounts, as at the Effective Time from any member(s) of the Retained Group to any member(s) of the Group, excluding the Ordinary Trading Items;

“known Leakage”	has the meaning given to it in clause 6.11;

“Leakage”	means, in the event of any Bridge Scenario, (i) any professional, third-party costs, fees or expenses in respect of the sale of the Shares; and (ii) any of the following transactions by any member of the Group to or for the benefit of any member of the Retained Group and/or any of their respective Representatives from the Effective Time and until Completion: (a) any payment made; (b) any dividend or other distribution declared, paid or made (whether actual or deemed or in cash or made in kind); (c) any redemption, repayment, return or purchase of shares, bonds, loans or other securities or return of capital (whether by reduction of capital or otherwise); (d) any assets, right or benefits transferred, surrendered; encumbered, waived, released, deferred or discounted in value; (e) any liability or obligation incurred, assumed, guaranteed, indemnified, waived, deferred or secured; (d) any binding agreement or commitment to do any of the foregoing; and (e) any liability for Tax which becomes payable by any member of the Group in consequence of any of the foregoing (and such Tax shall be treated as being incurred for the benefit of the Retained Group), in each case other than to the extent (i) included in the Completion Accounts, the Purchase Price and/or the Pro Forma Accounts; or (ii) constituting Permitted Leakage and in each case less (1) an amount equal to any Tax that is or will be saved by any member of the Group or the Purchasers’ Group due to any deduction or other Relief arising by reason of, or in relation to, any of the foregoing, and (2) any amounts in respect of VAT comprised in any of the foregoing which any member of the Group is entitled to credit as input tax;

“Leakage Claim”	means a claim by a Purchaser, the Purchasers’ Guarantor and/or any member of the Purchasers’ Group in respect of Leakage;

“Limitation Period End Date”	has the meaning given in paragraph 2.1 of Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability);

“Long Stop Date”	means 30 September 2026 or such other date as is agreed in writing between the Sellers’ Representative and the Purchasers’ Representative;

“MAC Condition”	has the meaning given in Schedule 2;

“MAC Warranty”	means the warranty set out in paragraph 31 of Schedule 4 (Warranties) given by the Sellers as at the date of this Agreement only;

“Material Adverse Change”

means the occurrence on or following the date of this Agreement of any of the events set out in paragraphs (i) to (iii) below:

(i) a reduction of forty per cent. (40%) or more in the aggregate nameplate production capacity or aggregate truck and railcar distribution capacity, in each case, at either Relevant Property for a continuous period of more than seven (7) consecutive days, provided that no Material Adverse Change shall have occurred or be deemed to have occurred under this paragraph (i) to the extent such reduction results from:

(a)   force majeure affecting any customer(s) of the Group and/or any Material Supplier(s), in each case, caused by (1) a geo-economic event which is not industry specific and is outside the reasonable control of the Sellers, the Retained Group and/or the Group (including armed conflict, war, terrorism, widespread civil disturbance or general market shortage of raw materials); or (2) fire or natural disaster (including hurricane and flood); or

(b)   any planned maintenance at either Relevant Property, which is contemplated in paragraph 1 (Planned Maintenance) of document 11.13.19 in the Data Room, unless such planned maintenance would have triggered the event in paragraph (i) but for this sub-paragraph (b) and continues to do so for more than seven (7) consecutive days after the end of the planned period as set out in such document;

(ii)  a cessation of all or substantially all production at either Relevant Property for a continuous period of more than seven (7) consecutive days, other than where such cessation results from an event of the type described in sub-paragraph (a) or (b) above, as if reference to paragraph (i) in sub-paragraph (b) above is to this paragraph (ii); or

(iii)  a severe chemical release or spill from either Relevant Property, or as part of the distribution of any products produced at either Relevant Property, that causes material damage to property or significant injury to persons, and that is or would reasonably be expected to be materially adverse to the financial condition, liabilities, operations or reputation of the Business taken as a whole, and for the avoidance of doubt, no other event, circumstance or change shall constitute a Material Adverse Change;

“Material Contract”	means the contracts and arrangements to which a member of the Group is a party, in respect of the Group’s: (i) top five (5) raw materials suppliers, as set out on page 32 of the Business Overview; and (ii) top ten (10) customers, as set out on page 35 of the Business Overview;

“Material IP Contract”	has the meaning given in paragraph 14.3 of Schedule 4 (Warranties);

“Material Suppliers”	means (i) any of the top ten (10) suppliers for each Relevant Property based on expenditure by the Business for the financial year ended 31 December 2025; and (ii) any material utility supplier to each Relevant Property;

“Multilateral Instrument”	means the Organisation for Economic Co-operation and Development’s multilateral convention to implement tax treaty related measures to prevent base erosion and profit shifting, entered into force on July 1, 2018;

“Net External Cash Balance”	means the External Cash Value less the External Debt Value calculated in accordance with Part B of Schedule 8 (Completion Accounts) and (without double counting) including any category of item classified in the column headed “Net External Cash” but excluding any category of item classified in the column headed “Other” or “Net Working Capital” in the Form of Completion Accounts, which may be a positive or negative amount;

“Net Inter-Company Receivables”	means the Inter-Company Receivables less the Inter-Company Payables, calculated in accordance with Part A of Schedule 8 (Completion Accounts), which may be nil or a positive or a negative amount;

“Net Inter-Company Receivables Excess”	has the meaning given in paragraph 16.3 of Part A of Schedule 8 (Completion Accounts);

“Net Inter-Company Receivables Shortfall”	has the meaning given in paragraph 16.3 of Part A of Schedule 8 (Completion Accounts);

“Net Working Capital”	means the aggregate of the items classified in the column headed “Net Working Capital” in the Form of Completion Accounts of the Group at the Effective Time, calculated in accordance with Part B of Schedule 8 (Completion Accounts), (including assets and liabilities relating to Ordinary Trading Items) but excluding Cash, Debt, Inter-Company Receivables, Inter-Company Payables, and any categories of asset or liability classified in the column headed “Other” or “Net External Cash” in the Form of Completion Accounts, which may be a positive or negative amount. An Agreed Form example calculation of Net Working Capital as if Completion occurred on 31 December 2025 for illustrative purposes only has been prepared;

“Net Working Capital Excess”	has the meaning given in paragraph 16.2 of Part A of Schedule 8 (Completion Accounts);

“Net Working Capital Reference Amount”	means an amount of $9,000,000 (nine million US dollars);

“Net Working Capital Shortfall”	has the meaning given in paragraph 16.2 of Part A of Schedule 8 (Completion Accounts);

“Ordinary Course of Business”	means in the ordinary and usual course of trading and/or business (as relevant) and consistent with past practice as carried on during the twelve (12) months preceding the date of this Agreement;

“Ordinary Trading Items”	means ordinary trade indebtedness outstanding at the Effective Time and relating to the period up to the Effective Time only, between on the one hand, any member(s) of the Group and, on the other hand, any member(s) of the Retained Group in respect of purchases of inventory and recharges of central and head office costs (including desk charges and benefits administration costs) by any member(s) of the Group from any member(s) of the Retained Group or vice versa in each case in the Ordinary Course of Business of the Group and the relevant member of the Retained Group;

“Owned Intellectual Property”	means all Intellectual Property owned by a member of the Group;

“Payment”	has the meaning given in clause 1.2(J);

“Payment Obligation”	has the meaning given in clause 1.2(J);

“Permitted Leakage”

means any transaction, including any payment, transfer, surrender, incurrence, assumption, guarantee, indemnity, waiver or deference, that would otherwise be Leakage and that:

(i) occurs pursuant to those arrangements set out in clause 4.4(E) or clause 4.4(F) or pursuant to stock trades in the Ordinary Course of Business;

(ii)  is expressly contemplated by, or necessary to give effect to, the Share Purchase Documents, the Services, Excluded Services or Separation pursuant to the Transitional Services Agreement, and/or the Inter-Company Balances Steps Plan (including, for the avoidance of doubt, as amended pursuant to clause 4.13 (if applicable));

(iii)  the Purchasers’ Representative has agreed in writing can be treated as Permitted Leakage; or

(iv) is made good, reimbursed or refunded to the relevant member of the Group in full and on an after-Tax basis prior to the Completion Date without liability, loss, cost or expense to the Group in consequence of the making good, reimbursing or refunding of such Leakage to the Group, and in the case of sub-paragraphs (i) to (iii) including any liability for Tax which becomes payable by any member of the Group in consequence of such transaction, payment, transfer, surrender, incurrence, assumption, guarantee, indemnity, waiver or deference;

“Permitted Liens”	means: (a) liens for taxes, assessments or other governmental charges not yet due and payable ; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business with respect to liabilities that are not yet due and payable; (c) zoning, entitlement and other land use laws of any Governmental Authority that are not presently violated by the current use of the Relevant Property; and (d) easements, declarations, covenants, rights-of-way, encroachments, leases, licenses, restrictions, minor title defects and other similar non-monetary encumbrances that do not, and would not reasonably be expected to, materially impair the current use of the Relevant Property;

“Personal Information”	means (a) any information that, alone or in combination with other information allows the identification of or contact with a person or can be used to identify a person, and (b) any information that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws;

“Post Retirement Plans”	means each Benefit Plan that provides a retirement or pension plan, arrangement or agreement (whether funded or unfunded) under which benefits (including pension, annuity, defined benefit, defined contribution, or lump sum or post-retirement healthcare) are payable on or after retirement, on termination of employment, on completion of a specific period of employment, or on death (whether accidental or not) in relation to the members of the Group details of which are Disclosed in the Data Room;

“Postponed Scheduled Completion Date”	has the meaning given in clause 3.3;

“Prior Litigation Disputes”	has the meaning given in Schedule A;

“Privacy Obligations”	means all applicable laws or regulations that are related to privacy, information security, data protection, personal data breach notification or the Processing of Personal Information, in each case as and to the extent applicable to the relevant party;

“Pro Forma Accounts”	means the Pro Forma Balance Sheet and the Pro Forma P&L;

“Pro Forma Accounts Basis of Preparation”	means the document titled “Pro Forma Basis of Preparation” included as document 2.1.1 in the Data Room that contains the Pro Forma Accounts and commentary on the basis of preparation of the Pro Forma Accounts;

“Pro Forma Balance Sheet”	means the balance sheet of the Group as at the Accounts Date as set out in the balance sheet extract presented on page 2 of the Pro Forma Accounts Basis of Preparation;

“Pro Forma P&L”	means the profit and loss statement of the Group for the twelve (12) months ending on the Accounts Date, as set out in the profit and loss statement extract presented on page 2 of the Pro Forma Accounts Basis of Preparation;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Process” or “Processing”	means any operation or set of operations which is performed on data, including Personal Information or sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction;

“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;

“Purchase Price”	has the meaning given in clause 5.1(A);

“Purchasers’ Funding Arrangements”	has the meaning given in paragraph 3 of Schedule 5 (Purchasers’ Warranties);

“Purchasers’ Accountants”	means Deloitte Tax LLP and Grant Thornton LLP;

“Purchasers’ Bank Account”	means such account(s) as the Purchasers’ Representative may notify to the Sellers’ Representative at least five (5) Business Days before the relevant due date for payment;

“Purchasers’ Group”	means each Purchaser and its Affiliates (including, following Completion, each member of the Group);

“Purchase Price Allocation Methodology”	means the purchase price allocation methodology at Attachment 3;

“Purchasers’ Relief”

means:

(i) any Relief which is shown as a Tax asset of a member of the Group in the Completion Accounts;

(ii)  any Relief of a member of the Group which arises as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a Tax Period commencing after Completion; or

any Relief of a member of the Purchasers’ Group (other than a member of the Group);

“Purchasers’ Representative”	means the US Purchaser, acting as representative, for and on behalf of, the Purchasers and the Purchasers’ Guarantor;

“Purchasers’ Solicitors”	means Babst, Calland, Clements and Zomnir, P.C. of Two Gateway Center, 603 Stanwix Street, Suite 600, Pittsburgh, PA 15222;

“Purchasers’ Warranties”	means those warranties set out in Schedule 5 (Purchasers’ Warranties) given by the Purchasers;

“Recipient”	has the meaning given in clause 31.2;

“Referral for Arbitration”	has the meaning given in clause 36.1;

“Registered Intellectual Property”	means all issued patents, patent applications (including provisional applications), copyright registrations, applications for copyright registration, Trade Mark registrations and applications, domain names and social media accounts and handles, in each case, constituting Owned Intellectual Property;

“Relevant Group”	means, in respect of each Seller, the company set out opposite its name in column 4 of the table in Schedule 1 (Ownership of the Shares), together with the Subsidiary;

“Relevant Property”	means the Property or Properties referred to in Attachment 2 (Relevant Properties);

“Relevant Retained Group Insurance Policies”	means the US Workers’ Compensation insurance policy and the US Automobile insurance policy, in each case details of which are set out on page 5 of the Insurance Overview (and “Relevant Retained Group Insurance Policy” means any one of them);

“Relief”	means any loss, right to a repayment of Tax, relief, allowance or credit in respect of any Tax, and any deduction in computing income, profits or gains for the purposes of any Tax;

“Regulatory Warranty”	means the Warranties contained in paragraphs 1.3, 1.4, 1.6(D) and 1.7(D) of Schedule 4 (Warranties);

“Remedy Period”	means the period up to and including 30 September 2026, during which period the Sellers are entitled to remedy any Material Adverse Change to the Purchasers’ Representative’s reasonable satisfaction (acting in good faith);

“Representative”	means, in relation to any person, its directors, officers, trustees, employees, advisors, internal consultants or agents;

“Retained Business”	means the businesses of the Retained Group from time to time, comprising all the INEOS business divisions other than the Business;

“Retained Group”	means the Sellers and their respective Affiliates, but excluding members of the Group;

“Retained Group Employee”	means any of Ashley Reed, Andrew Brown, Elizabeth Keeneth, Elliot Hamlet, James Cross, Carlos Robles Sanchez, Jeffrey Roberts and Rebecca Gray;

“Retained Group Insurance Policies”	has the meaning given in clause 14.1;

“Rules”	has the meaning given in clause 36.1;

“Runoff Period”	has the meaning given in clause 12.4;

“Sanctioned Country”	means any country, geographic region, or other territory that is subject to a comprehensive export, import, financial or investment embargo under any Sanctions Laws, including at present Cuba, Iran, North Korea, Syria (with respect to any transaction prior to 1 July 2025), Crimea, Russia, and the Donetsk People’s Republic or Luhansk People’s Republic region of Ukraine;

“Sanctioned Person”

means:

(i) any person that is established, located or resident in or organised under the laws of a Sanctioned Country;

(ii)  any national government or political sub-division of any Sanctioned Country (including any ministry, department, authority, or statutory corporation of, or any corporation or other entity (including a trust), owned or controlled directly or indirectly by the national government, or any political sub-division, of a Sanctioned Country);

(iii)  any person identified on any list maintained by a Sanctions Authority of parties with whom or with which transactions are prohibited or restricted;

(iv) any person 50 per cent. or more owned, acting on behalf of, or Controlled by a person in paragraphs (i) to (iii) above;

“Sanctions Authority”	means: (i) the United States; (ii) the United Nations Security Council; (iii) the European Union or any member state thereof; (iv) the United Kingdom; (v) Australia; (vi) Canada; or (vii) the respective governmental institutions of any of the foregoing including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, His Majesty’s Treasury, the Australian Sanctions Office of the Australian Government Department of Foreign Affairs and Trade and Global Affairs Canada;

“Sanctions Laws”	means all laws, regulations, embargoes, and restrictive measures relating to economic, financial or trade sanctions, and export controls laws, as administered, enacted, or enforced by a Sanctions Authority only, including but not limited to the laws or regulations administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the United Nations;

“Scheduled Completion Date”	means: (i) June 30, 2026; or (ii) such other date as is agreed in writing between the Sellers’ Representative and the Purchasers’ Representative;

“Secretariat”	has the meaning given in clause 36.2;

“Security Breach”	means any (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Information; (ii) unauthorized or unlawful Processing, sale, or rental of Personal Information; (iii) act or omission that compromises the security, integrity, or confidentiality of Personal Information, or (iv) security failure, fraud, phishing or other cyberattack that compromises the security, integrity, or confidentiality of Personal Information, in each case that requires notification to the relevant Governmental Authority in accordance with applicable Privacy Obligations;

“Seller Brand”	has the meaning given in clause 12.1;

“Sellers’ Accountants”	means KPMG LLP;

“Sellers’ Bank Account”	means such account(s) (and, in the case of multiple accounts, in such proportions as between them) as the Sellers’ Representative may notify to the Purchasers’ Representative at least five (5) Business Days before the relevant due date for payment;

“Sellers’ Benefit Plan”	means each Benefit Plan sponsored or maintained by the Sellers or any other member of the Retained Group in which any Employee is eligible to participate, other than any Group Benefit Plan;

“Sellers’ Financing Arrangements”	means the senior term and revolving facilities agreement dated 10 July 2025 between, among others, the Sellers’ Guarantor (as original borrower), the Sellers, the Targets and the Subsidiary (as original guarantors), the other guarantors from time to time party thereto, the lenders from time to time party thereto, National Westminster Bank Plc as Agent and Security Agent and Citibank N.A as lead arranger, as amended from time to time;

“Sellers’ Representative”	means INEOS Enterprises Holdings Limited acting as representative, for and on behalf of the Sellers and the Sellers’ Guarantor;

“Sellers’ Solicitors”	means Slaughter and May of One Bunhill Row, London EC1Y 8YY;

“Separation”	has the meaning in the Transitional Services Agreement;

“Services”	has the meaning given to it in the Transitional Services Agreement;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Shares”	means all of the issued shares in the capital of the US Target and the Canadian Target;

“Share Purchase Documents”	means the Confidentiality Agreement, this Agreement, the Disclosure Letters, the Transitional Services Agreement (if entered into in accordance with this Agreement) and any other agreements entered into pursuant to this Agreement or any of the foregoing;

“Signing Disclosure Letter”	means the letter of the same date as this Agreement written by the Sellers to the Purchasers;

“Signing Inter-Company Balances Schedule”	means the schedule, in the Agreed Form, setting out the Inter-Company Balances as at 31 March 2026;

“SO2”	means sulfur dioxide;

“Specific Indemnities”	means the Texas State Tax Indemnity, the Employee Indemnity, the Active Dispute Indemnities and the Environmental Indemnity (and any of them a “Specific Indemnity”);

“Specific Indemnity Claims”	means any claim by a Purchaser, the Purchasers’ Guarantor and/or any other member of the Purchasers’ Group under a Specific Indemnity;

“Subsidiary”	means the company in respect of which basic information is set out in Part B of Attachment 1;

“Supplier”	has the meaning given in clause 31.2;

“Surviving Provisions”	means the provisions of clauses 1 (Interpretation), 20 (Remedies and waivers), 21 (Sellers’ Guarantee), 22 (Purchasers’ Guarantee) 23 (Assignment), 25 (Entire agreement and variations), 26 (Notices), 27 (Sellers’ and Purchasers’ Representatives), 28 (Sellers’ Several Liability), 29 (Announcements), 30 (Confidentiality), 31 (Costs and expenses, VAT and stamp taxes), 32 (Counterparts), 33 (Invalidity), 34 (Contracts (Rights of Third Parties) Act 1999), 35 (Choice of governing law), 36 (Arbitration), 37 (Agent for service) and 38 (Language);

“Targets”	means the US Target and the Canadian Target;

“Tax” or “Taxes”

means:

(i) all taxes, levies, duties and imposts and any charges, deductions or withholdings in the nature of tax, including social security contributions, taxes on gross or net income, profits or gains and taxes on receipts, excise, sales, transfer, ownership, use, occupation, development, franchise, employment, escheatable / unclaimed property, value added and personal property, and

(ii)  any payment which a member of the Group is liable to make to a Tax Authority as a result of having claimed a credit in relation to any tax which was in excess of the amount properly claimable or in order to appeal or contest any Claim; and

in each case together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them, regardless of whether any such taxes, levies, duties, imposts, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to a member of the Group or any other person and of whether any amount in respect of any of them is recoverable from any other person;

“Tax Authority”	means any authority responsible for the collection or management of any Tax;

“Tax Claim”	means a Tax Warranty Claim, a Texas State Tax Indemnity Claim, or an Employee Indemnity Claim;

“Tax Period”	subject to paragraph 5 of Schedule 9, means an accounting period or any other period in respect of which a Tax Return is required to be submitted to any Tax Authority or in respect of which, or by reference to which, Tax is required to be calculated;

“Tax Return”	means any Tax return filed or required to be filed with any Tax Authority and any amendment thereto;

“Tax Warranties”	means the Warranties set out in paragraph 19 to 29 (inclusive) of Schedule 4 (Warranties);

“Tax Warranty Claim”	means any claim for breach of any Tax Warranties;

“Texas State Tax Indemnity”	has the meaning given in paragraph 2.1 of Schedule 9 (Tax matters);

“Texas State Tax Indemnity Claim”	means a claim against the US Seller under the Texas State Tax Indemnity;

“Third Party Beneficiary”	has the meaning given in clause 34.1;

“Third Party Rights Clauses”	has the meaning given in clause 34.1;

“Timmins Project”	means the potential upside project to construct an air separation unit at Timmins, Ontario, Canada, as described on page 39 of the Business Overview;

“Transaction”	means the acquisition by the Purchasers of the Shares pursuant to the terms of this Agreement;

“Transitional Services Agreement”	means the agreement in respect of transitional services between INEOS Pigments USA Inc, the US Target and the Canadian Target in the Agreed Form;

“Undisclosed Buyer Arrangements”	has the meaning given to it in paragraph 17.15(E) of Schedule 4 (Warranties);

“Union”	means any trade union, labour union or, works council representing Employees with regards to terms and conditions of employment with their employer;

“US Group”	has the meaning given in Schedule 9 (Tax Matters);

“US Seller”	means INEOS Calabrian Holdings Limited, whose details are set out in Schedule 1 (Ownership of the Shares);

“US Target”	means INEOS Calabrian Holdings Corp., basic information concerning which is set out in Part A of Attachment 1;

“US Group Inter-Company Balances”	means the Inter-Company Payables and Inter-Company Receivables, but only those between any member of the US Group and any member of the Retained Group;

“VAT”

means:

(i) any value added tax imposed by the United Kingdom Value Added Tax Act 1994 and legislation and regulations supplemental thereto;

(ii)  to the extent not included in paragraph (i) above, any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive;

(iii)  all taxes levied under Part IX of the Excise Tax Act (Canada) and any sales or value-added taxes levied under Canadian provincial legislation (“Canadian Sales Tax”); and

(iv) any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii) above, whether imposed in the UK or a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above or imposed elsewhere;

“W&I Completion No Claims Declaration”	means a no claims declaration required to be given by the US Purchaser under the W&I Insurance Policy at or prior to Completion;

“W&I Insurance Costs”	means costs and expenses relating to the W&I Insurance Policy, including the insurance premium, any insurance premium tax or similar Tax, any legal fees of the W&I Insurer’s lawyers and any broker commissions payable in connection with the W&I Insurance Policy to the extent not included in the insurance premium, in each case incurred in connection with the placement of the W&I Insurance Policy;

“W&I Insurance Policy”	means the representations, warranty and indemnity insurance policy (including all endorsements relating thereto) taken out by the US Purchaser and provided by the W&I Insurer in connection with the transactions contemplated by this Agreement;

“W&I Insurer”	means Euclid Transactional as primary insurer and any additional excess insurers under the W&I Insurance Policy;

“Warranties”	means the warranties set out in Schedule 4 (Warranties) given by the Sellers and the warranties set out in clause 21.8 given by the Sellers’ Guarantor;

“Warranty Claim”	means any claim for breach of Warranty;

“Warranty Condition”	means the condition set out at paragraph 2 of Schedule 2 (Conditions to Completion);

“Waste”	has the meaning given in paragraph 16.1 of Schedule 4 (Warranties);

“Wilful Concealment”	means, in respect of the Warranties only, where any person listed in clause 1.2(N) knew that a Warranty would be untrue but for the disclosure of particular information and deliberately chose not to disclose such information; and

“Working Hours”	means 8.30 a.m. to 6.30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, Schedules and Attachments are to clauses of, and Schedules and Attachments to, this Agreement and references to paragraphs are to paragraphs of Schedules to this Agreement;

(B)

references to any document in the “Agreed Form” means that document in a form agreed by the Sellers and the Purchasers and confirmed by the Purchasers’ Solicitors and the Sellers’ Solicitors in writing (including via email) to be in “agreed form”;

(C)	references to the singular shall include the plural and vice versa and the use of any gender includes the other genders;

(D)

a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of any party under this Agreement;

(E)	references to a “company” shall be construed so as to include any, corporation or other body corporate, wherever and however incorporated or established;

(F)

references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(G)

the expressions “accounting reference date”, “accounting reference period”, “allotment”, “body corporate”, “debentures”, “holding company”, “paid up”, “profit and loss account”, “subsidiary”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in the Companies Act 2006; the expression “current assets” shall have the meaning given in schedule 10 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008 No. 410);

(H)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(I)	references to times are to New York City time;

(J)

any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as shall ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable as a result of the Payment being subject to Tax; and

(iii)

the amount and timing of any Tax benefit (including any Relief) which is obtained, to the extent that such Tax benefit (including any Relief) is attributable to the matter giving rise to the Payment Obligation, the recipient of the Payment is in the equivalent position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the equivalent position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that in the event that the payment is regarded for any Tax purpose as received by a person, other than the Recipient, the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(K)

references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group or fiscal unity to which that person belongs is entitled to credit as input tax;

(L)	the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”;

(M)	references to writing shall include any modes of reproducing words in a legible and non-transitory form and whether sent or supplied by electronic mail;

(N)

references to the knowledge, belief or awareness of the Sellers and/or the Sellers’ Guarantor (or similar phrases) shall be limited to the actual knowledge of Ashley Reed, Andrew Brown, Elliot Hamlet, John Nicolson, Elizabeth Keeneth, Javier Guzman, Dave Snell, Matt Meenen, Brittany Amey, James Cross and/or Carlos Robles-Sanchez, in each case in respect of the specific matter, fact or circumstance in question;

(O)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(P)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(Q)

the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments;

(R)	references to “USD”, “US dollar” “US$” or “$” are to the lawful currency of the United States of America from time to time; and

(S)

the words “other”, “include” and “including” shall not connote limitation in any way and, for the avoidance of doubt, a reference to “including” shall mean including without limitation and a reference to “includes” shall mean includes without limitation.

2.	Sale and purchase

2.1

The Sellers shall sell and the Purchasers shall purchase, with full title guarantee free from all Encumbrances and any other third party rights, the relevant Shares as set out opposite such Purchaser’s name in column (5) of Schedule 1, together with all rights attached or accruing to them at Completion, including any dividends or distributions declared or paid on the relevant Shares after the Completion Date.

2.2

The Sellers waive all rights of pre-emption and any other rights or restrictions over any of the Shares conferred upon it by the Constitutional Documents of the relevant Target or in any other way and undertake to procure that any rights of pre-emption and any other rights or restrictions over any of the relevant Shares are waived prior to Completion so as to permit the sale and purchase of the Shares in accordance with this Agreement.

3.	Conditions

3.1

The sale and purchase of the Shares pursuant to this Agreement is in all respects conditional upon the satisfaction of the Conditions (or the waiver of the Conditions by the Purchasers’ Representative in its absolute discretion on written notice to the Sellers’ Representative) on the Completion Date.

3.2

The Sellers undertake to disclose in writing to the Purchasers’ Representative anything which will or may (in their reasonable opinion) prevent the Conditions from being satisfied on the Scheduled Completion Date promptly after it comes to the attention of the relevant Seller.

Warranty Condition

3.3

Without prejudice to clause 3.4 and subject to clauses 3.5 and clause 3.9, if the Warranty Condition is not satisfied or waived on the Scheduled Completion Date (other than as a result of any breach of any Regulatory Warranty, insofar as any such breach relates to any consent or authorisation required by any Governmental Authority), the Purchasers’ Representative may in their absolute discretion postpone the Scheduled Completion Date on written notice to the Sellers’ Representative to such other date as the Purchasers may elect, provided that any such postponed date shall be no later than the Long Stop Date and shall fall on the final day of the month (such postponed date being the “Postponed Scheduled Completion Date” and where the Scheduled Completion Date is postponed pursuant to this clause 3.3 all references in this Agreement to the Scheduled Completion Date shall be to the Postponed Scheduled Completion Date).

3.4

If, in the circumstances set out in clause 3.3, the Scheduled Completion Date is not postponed, or the Warranty Condition remains neither satisfied nor waived (other than in respect of any breach of any Regulatory Warranty, insofar as any such breach relates to any consent or authorisation required by any Governmental Authority) on the Postponed Scheduled Completion Date, subject to clause 3.12, this Agreement shall be capable of termination by either the Sellers’ Representative or the Purchasers’ Representative on written notice to the other.

MAC Condition

3.5	If, on the Scheduled Completion Date:

(A)	the MAC Condition is not satisfied, the Remedy Period shall commence; or

(B)

an event has occurred which, if it continues beyond a seven (7) consecutive day period from when that event first occurred, would reasonably be expected to be a Material Adverse Change under paragraph (i) or (ii) of the definition of Material Adverse Change, then Completion shall not take place on the Scheduled Completion Date and:

(i)

if the relevant event ceases on or prior to the expiry of such seven (7) consecutive day period such that no Material Adverse Change has occurred, and the Conditions are otherwise satisfied on the Completion Bridge Date (as defined below) in accordance with this clause 3, the Sellers’ Representative shall immediately notify the Purchasers’ Representative (by email pursuant to clause 26 (Notices)) and Completion shall occur on the Business Day falling five (5) Business Days following such notification (a “Completion Bridge Date”), and where the Scheduled Completion Date is delayed pursuant to this clause 3.5(B)(i), all references in this Agreement to the Scheduled Completion Date shall be to the Completion Bridge Date; or

(ii)

if the relevant event continues beyond such consecutive seven (7) day period and a Material Adverse Change has occurred, the Remedy Period shall be deemed to have commenced in accordance with clause 3.5(A) as if the MAC Condition had not been satisfied at that time.

3.6

If, during the Remedy Period (if applicable), the Material Adverse Change is waived or remedied to the Purchasers’ Representative’s reasonable satisfaction (acting in good faith), the Scheduled Completion Date shall be amended to:

(A)

where such remedy or waiver occurs on or before a day falling at least five (5) Business Days before the last Business Day of the month, the last calendar day of the month in which such waiver or remedy occurs (being, for July 2026, 31 July 2026; for August 2026, (subject to clause 3.13) 31 August 2026; and for September 2026, 30 September 2026); or

(B)	where such remedy or waiver occurs on a day falling less than five (5) Business Days before the last Business Day of the month, the day falling five (5) Business Days after such waiver or remedy,

in each case or such other date as the Sellers’ Representative and the Purchasers’ Representative agree in writing (the “Amended Completion Date”, and where the Scheduled Completion Date is amended pursuant to this clause 3.6 all references in this Agreement to the Scheduled Completion Date shall be to the Amended Completion Date).

3.7

If a Remedy Period has commenced and the Material Adverse Change has not been waived or remedied in accordance with clause 3.6 by the Long Stop Date, then, subject to clause 3.12, this Agreement shall be capable of termination by either the Sellers’ Representative or the Purchasers’ Representative on written notice to the other, provided that the foregoing does not apply if a scenario contemplated by clause 3.5(B) or clause 3.9(B) applies until, if relevant, clause 3.5(B)(ii) or clause 3.9(C) applies.

3.8

If the Remedy Period has commenced in respect of a Material Adverse Change following an event as described in limb (ii) or (iii) of the definition of Material Adverse Change and the Purchasers’ Representative (acting reasonably and in good faith) believes, following meaningful consultation and good faith discussions with the Sellers (including providing the Sellers with a reasonable opportunity to present remedial proposals and supporting evidence), that there is no reasonable prospect that the Material Adverse Change would be capable of remedy within the Remedy Period (being, for the avoidance of doubt, up to and including 30 September 2026), the Purchasers’ Representative may, subject to clause 3.12, terminate this Agreement by notice to the Sellers’ Representative with immediate effect.

3.9

If the Purchasers’ Representative has reasonable cause (acting in good faith) to suspect that an event has occurred within five (5) Business Days of the Scheduled Completion Date that is or would reasonably be expected to be a Material Adverse Change, the Purchasers shall be entitled to investigate the potential Material Adverse Change for the period up to (and including) the fifth (5th) Business Day after the Scheduled Completion Date (for the purposes of this clause 3, the “Relevant Investigation Period”) in order to determine (acting reasonably and in good faith) if a Material Adverse Change has occurred for the purposes of this clause 3, provided that:

(A)

the Purchasers’ Representative shall give notice in writing to the Sellers’ Representative immediately after it becomes aware of the reasonable cause and in any event, before the Scheduled Completion Date;

(B)

if at any time during the Relevant Investigation Period, the Purchasers determine (acting reasonably and in good faith) that no Material Adverse Change has occurred, and the Conditions are otherwise satisfied on the Investigation Completion Bridge Date (as defined below) in accordance with this clause 3, the Purchasers’ Representative shall immediately notify the Sellers’ Representative (by email in accordance with clause 26), and Completion shall occur:

(i)

where such notification occurs on or before a day falling at least 5 (five) Business Days before the last Business Day of the month, the last calendar day of the month in which such waiver or remedy occurs (being, for July 2026, 31 July 2026; for August 2026 (subject to clause 3.13), 31 August 2026; and for September 2026, 30 September 2026); or

(ii)	where such notification occurs on a day falling less than five (5) Business Days before the last Business Day of the month, the fifth (5th) Business Day after such waiver or remedy,

or such other date as the Sellers’ Representative and the Purchasers’ Representative may agree in writing (the “Investigation Completion Bridge Date”, and where the Scheduled Completion Date is amended pursuant to this clause 3.9 all references in this Agreement to the Scheduled Completion Date shall be to the Investigation Completion Bridge Date); and

(C)

if at any time during the Relevant Investigation Period, the Purchasers determine (acting reasonably) that a Material Adverse Change has occurred, the Remedy Period shall be deemed to have commenced in accordance with clause 3.5(A) as if the MAC Condition had not been satisfied at that time.

3.10

Subject to clause 3.11, the provisions of clauses 3.3 to 3.9 (inclusive) may operate cumulatively such that, if the Scheduled Completion Date is postponed to the Postponed Scheduled Completion Date pursuant to clause 3.3, delayed to the Completion Bridge Date pursuant to clause 3.5(B)(i), amended to the Amended Completion Date pursuant to clause 3.6 or delayed to the Investigation Completion Bridge Date pursuant to clause 3.9(B) then all of the provisions of clauses 3.3 to 3.9 (inclusive) shall apply (mutatis mutandis) again on that Postponed Scheduled Completion Date, Completion Bridge Date, Amended Completion Date or Investigation Completion Bridge Date (as applicable).

3.11

Completion shall take place no later than 31 October 2026 (unless otherwise agreed in writing by the Sellers’ Representative and the Purchasers’ Representative). If Completion does not take place on or before 31 October 2026, then, subject to clause 3.12, this Agreement shall be capable of termination by either the Sellers’ Representative or the Purchasers’ Representative on written notice to the other .

General

3.12

If this Agreement terminates in accordance with clause 3.4, clause 3.7, clause 3.8 or clause 3.11, then all obligations of the parties under this Agreement shall end (except for the Surviving Provisions) but (for the avoidance of doubt) all rights, remedies, obligations and liabilities of the parties which have accrued before termination shall continue to exist.

3.13

In the event that Completion is scheduled to occur on 31 August 2026 or such other date (including such other date as is agreed in writing between the Sellers’ Representative and the Purchasers’ Representative) that is not a Business Day, the parties shall work together (acting reasonably and in good faith) to agree appropriate arrangements (including as to escrow) to ensure that the parties can fulfil their requisite obligations in Schedule 3 (Completion arrangements) notwithstanding that it is not a Business Day.

Post Completion

3.14	If the Purchasers are required to:

(A)

make, within six (6) months following Completion, any mandatory post-Completion filings in the US or Canada in relation to the Transaction by any US or Canadian Governmental Authority, respectively (the “US and/or Canadian Post-Completion Filing Obligations”); and/or

(B)

obtain any mandatory licenses, permits, consents, waivers, approvals, authorisations, qualifications and orders of US or Canadian Governmental Authorities in connection with such US and/or Canadian Post-Completion Filing Obligations, the Sellers shall, at the reasonable request of the Purchasers’ Representative (and at the sole cost and expense of the Purchasers, including all filing fees and the reasonable and documented third party costs of the Sellers in giving such assistance), provide such assistance to the Purchasers as is reasonably necessary in order to satisfy the Purchasers’ obligations in clause 3.14(A) and/or (B) above.

3.15

From the date of this Agreement until the date falling six (6) months after Completion, each party shall promptly notify the other parties of any material communication received from, or proposed to made to, any US or Canadian Governmental Authority relating to any US and/or Canadian Post-Completion Filing Obligations, and shall provide the other parties with copies of any such communication (subject to redaction of competitively sensitive information) and a reasonable opportunity to review and comment on any proposed response or draft submission before it is made.

4.	Conduct of business before Completion

4.1

Subject to clause 4.2 and to applicable law, each Seller shall procure that, between the date of this Agreement and Completion (inclusive), each member of the Group and the Retained Group (in respect of the Services and any Wrong Pocket Assets held by a member of the Retained Group only), as applicable: (i) will continue to operate the Business and the business of the Group in the Ordinary Course of Business, with a view to maintaining the same as a going concern with regard to applicable law; and (ii) will not undertake any act which is outside the Ordinary Course of Business of such Group member or Retained Group member (in respect of the Services and any Wrong Pocket Assets held by that Retained Group member only), in each case, without the prior written consent of the Purchasers’ Representative. In particular, each Seller shall procure that no member of the Group (in respect of the Business) nor the Retained Group (in respect of the Services and any Wrong Pocket Assets held by that Retained Group member only), undertake any of the matters listed in Schedule 7 (Conduct of business before Completion) without the prior written consent of the Purchasers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed and, where Completion has been postponed pursuant to clause 3 (Conditions) and/or clause 6 (Completion), taking into consideration the delay effect of such postponement). In each case, such consent to be obtained in accordance with clause 4.3.

4.2	Clause 4.1 shall not operate so as to:

(A)	restrict or prevent:

(i)

any member of the Group from entering into or amending in the Ordinary Course of Business any contract or commitment which is terminable (without material cost) in accordance with its terms by written notice of three (3) months or less or which is not a Material Contract;

(ii)

any matter reasonably undertaken by any member of the Group or the Retained Group in the case of an emergency or disaster or other serious incident with the intention of (and to the extent necessary for) minimising any adverse effect on the Group for as long as the emergency, disaster or incident is continuing, provided that, if reasonably practicable, the Purchasers’ Representative shall be notified as soon as reasonably practicable before such actions are taken, and if not reasonably practicable, the Purchasers shall be notified as soon as reasonably practicable in writing of such actions after those are taken;

(iii)

the completion or performance of any obligation undertaken in the Ordinary Course of Business, pursuant to any contract or arrangement entered into by or relating to any member of the Group prior to the date of this Agreement;

(iv)

any reasonable and legally permissible steps taken to assign, novate or amend any Employee Incentive Agreements in order to release INEOS Calabrian Corporation from all obligations and liabilities under such Employee Incentive Agreements;

(v)

any increases in emoluments of any employee of any member of the Group: (1) saved as Disclosed, whose annual salary is not higher than $250,000 (two hundred and fifty thousand dollars) and where such increases are no more than inflation and made in accordance with the normal practice of the Group or Retained Group in the Ordinary Course of Business (as the case may be); (2) as required by law; or (3) in accordance with any applicable collective bargaining agreement entered into in relation to any member of the Group that has been Disclosed;

(vi)

any payment to discharge any loans or other amounts payable that have been Disclosed by any member of the Group to any member of the Retained Group occurring in the Ordinary Course of Business together with any interest accrued thereon;

(vii)

the declaration, authorisation or making of any dividend or distribution (whether in cash or in kind) by any member of the Group to any member of the Group or any member of the Retained Group, provided that following such payment each member of the Group retains sufficient level of Cash to continue trading in the short term in the Ordinary Course of Business, and in any event no such payment shall be made unless the Canadian Target will have at least $500,000 (five hundred thousand dollars) (or the equivalent value in Canadian dollars) in Cash and the US Target will have at least $1,500,000 (one million five hundred thousand dollars) in Cash, in each case immediately after any such payment is made;

(viii)

any non-material amendment in the Ordinary Course of Business to standard terms and conditions which apply to or are otherwise in use by any member of the Group (including, for the avoidance of doubt, to the extent forming all or part of a Material Contract);

(ix)	any matter taken in connection with the enforcement of the receipt of receivables from any member of the Retained Group in the Ordinary Course of Business;

(x)	any payment being made by any member of the Group for or in respect of any Tax (including any instalments of Taxes) which has fallen due for payment or otherwise payable by a member of the Group;

(xi)

any amendment or alteration to any Retained Group Insurance Policy, provided that such alteration or amendment does not result in a reduction in the amount of coverage (for the benefit of any member of the Group only) of such policies and/or result in any member of the Group being in breach of any contract, agreement or arrangement to which any member of the Group is party;

(xii)

any matter expressly contemplated by the Share Purchase Documents or necessary to implement the transfer of the Shares to the Purchasers (including any actions taken to settle any Inter-Company Balance in accordance with the Intercompany Balances Steps Plan);

(xiii)

any matter undertaken in connection with the Environmental Actions in the Ordinary Course of Business or the Active Disputes, provided that (1) the Sellers shall not settle or compromise any of the same without the written consent of the Purchasers’ Representative (not to be unreasonably withheld, conditioned or delayed), except where the sole remedy arising out of the same is financial and is to be economically borne solely by the Sellers and/or the Sellers’ Guarantor; (2) in respect of the Environmental Actions only, the Purchasers’ Representative is notified as soon as reasonably practicable in writing of such actions after those are taken; and (3) in respect of the Active Disputes (as applicable) the Purchasers’ Representative is kept reasonably informed of material developments of the relevant Active Dispute (provided that in so doing, the Sellers are not required to incur additional and disproportionate cost and expense). Notwithstanding the foregoing, the Sellers may withhold and/or redact any information if the Sellers’ Representative reasonably believes that such withholding and/or redaction is necessary to maintain legal or attorney-client privilege of discussions and/or materials in respect of any Environmental Action and/or the Active Disputes (as applicable);

(xiv)

any matter being undertaken at the written request, or with the written consent, of the Purchasers’ Representative or any member of the Purchasers’ Group (in the case of consent, that has been given pursuant to the process set out in clause 4.3);

(xv)

any matter required in order to comply with any law or regulation (including the requirements of any governmental or regulatory authority) being undertaken by any member of the Group (including, without prejudice to the Sellers’ rights and subject to the Sellers’ obligations under Schedule 4, in respect of the Environmental Actions and/or the Active 2023 Dispute);

(xvi)

any action reasonably taken or matter required in order to effect any of the releases or terminations described in paragraph 1(C) of Part A in Schedule 3 (Completion arrangements) provided that it does not increase the liabilities or costs of the Group unless such costs are either paid prior to the Effective Time, or otherwise included as a liability in the Completion Accounts; and/or

(B)

require any member of the Group, the Sellers or any member of the Retained Group to directly or indirectly make, incur or assume (or to take any steps that might reasonably result in the occurrence or assumption of) any expenditure (whether capital, operational or otherwise) in respect of the Timmins Project, provided that the Sellers shall and shall procure that each member of the Group and the Retained Group complies with all applicable laws, regulations, permits, licences, registration requirements, filings and consents in relation to the Timmins Project.

4.3

In the event the consent of the Purchasers is required under clause 4.2, the Sellers or any member of the Group may seek such consent by written notice delivered by e-mail to the Purchasers’ Representative:

Party	Address	Name and title of individuals	E-mail address
Purchasers’ Representative	Ecovyst Inc. 600 Lee Road, Suite 200, Wayne, PA 19087

Attention: Joseph S. Koscinski (CAO & Vice General Counsel)

Copy to (which shall not constitute notice):

Attention: Marnie S. Schock

Babst Calland Clement and Zomnir, PC

Two Gateway Center,

603 Stanwix Street, STE 600

Pittsburgh, PA 15222

and

Attention: David Dowling

Ropes & Gray International LLP

60 Ludgate Hill

London, EC4M 7AW

United Kingdom

[***] Copy to (which shall not constitute notice): Marnie S. Schock [***] and David Dowling [***]

and the proviso set out in clause 26.2, clause 26.3 and clause 26.4 shall apply mutatis mutandis. The Purchasers’ consent shall be deemed to have been given to the Sellers if such consent has neither been granted nor denied by the Purchasers’ Representative within seven (7) Business Days of the Purchasers’ Representative having been so notified in accordance with this clause 4.3 of the Sellers’ intentions, or the intention of the relevant member of the Group, to undertake such act or matter.

4.4	The Sellers shall procure that, other than:

(A)	the Transitional Services Agreement;

(B)

the Inter-Company Receivables and Inter-Company Payables to be settled pursuant to clause 4.13, clause 7 (Completion Accounts, Inter-Company Payables and Inter-Company Receivables) and Schedule 8 (Completion Accounts) and the Ordinary Trading Items to be settled pursuant to paragraph 19 of Part A of Schedule 8 (Completion Accounts);

(C)	the Share Purchase Documents;

(D)	the Employee Incentive Agreements (in respect of which clause 4.5 shall apply);

(E)	all purchase orders in place between the Retained Group and the Group in the Ordinary Course of Business and the Retained Business (each as at the date of this Agreement); and

(F)	all licences of any Intellectual Property or rights in Business Information between the Retained Group and the Group (in respect of which clause 13.4 shall apply) (if any),

all agreements, claims, rights of action and obligations between any member of the Retained Group on the one hand and any member of the Group on the other hand shall terminate with effect from Completion in full and final satisfaction of the obligations thereunder and without any continuing liability or cost to the relevant member of the Retained Group or the relevant member of the Group.

4.5

The Sellers shall procure that the Employee Incentive Agreements shall be amended so as to release INEOS Calabrian Corporation from any obligations thereunder without any continuing liability or cost to INEOS Calabrian Corporation or any other member of the Group and the Sellers (subject to clause 10 (Purchasers’ remedies and Sellers’ and Sellers’ Guarantor’s limitations on liability) and Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability)) hereby covenant, subject to Completion, to pay the Purchasers on demand such amount as would be required to keep each member of the Group indemnified on a $ for $ and after-Tax basis from and against any and all losses, liabilities, claims, suits, demands, fines, penalties, awards, judgments, charges, registration fees, actions, proceedings, interest, damages and reasonably incurred third-party costs and expenses incurred by any member of the Group following Completion arising out of the Employee Incentive Agreements (the “Employee Indemnity”).

4.6

To the extent that any termination or amendment contemplated by clause 4.4 or clause 4.5 is not completed by Completion, each party shall procure that the relevant member(s) of the Group or Retained Group (as applicable) shall provide all reasonable assistance requested by the other party in procuring such termination (or amendment, as applicable) as soon as practicable (with the reasonable and documented third-party costs of any such assistance to be borne by the Sellers) and each party shall irrevocably and unconditionally: (a) waive, and undertake to procure that each relevant member of the Retained Group or the Group (as applicable) waives, its rights under such agreement or such claim, right of action or obligation; and (b) release and discharge (and undertake to procure that each relevant member of the Retained Group or the Group (as applicable) releases and discharges) each member of the Group or the Retained Group (as applicable) from any liability whatsoever in respect of such agreement, claim, right of action and obligation.

4.7

The Sellers shall disclose in writing to the Purchasers any fact, matter, event or circumstance which constitutes a material breach of any of the Warranties as soon as reasonably practicable after it comes to the Sellers’ attention before or at the time of Completion. For these purposes, such a material breach will have come to the Sellers’ attention if it comes to the actual attention of any of those individuals listed in clause 1.2(N).

4.8

The Purchasers shall be entitled by written notice to the Sellers’ Representative to terminate this Agreement, if at any time on or before Completion, the Purchasers become aware (whether as a result of the Sellers’ notification under clause 4.7 or otherwise) of any fact, matter, event or circumstance which constitutes a material breach of any of the Fundamental Warranties given upon the execution of this Agreement, provided that the provisions of this clause 4.8 shall apply without prejudice to any other remedies or accrued rights which any party may have against the other parties.

4.9

If this Agreement terminates in accordance with clause 4.8, then all obligations of the parties under this Agreement shall end (except for the Surviving Provisions) but (for the avoidance of doubt) all rights, remedies, obligations and liabilities of the parties which have accrued before termination shall continue to exist.

Financing Cooperation

4.10

During the period between the date of this Agreement and Completion (both dates inclusive), at the reasonable request of the Purchasers’ Representative, the Sellers (in respect of the Business only) shall, and shall procure that each member of the Group and its and their respective officers and employees shall, provide commercially reasonable cooperation to the Purchasers in connection with the Debt Financing (with the reasonable and documented third-party costs of any such cooperation to be borne by the Purchasers). Unless otherwise agreed in writing between the Purchasers’ Representative and the Sellers’ Representative, such co-operation shall be limited to providing such customary information not already included in the Data Room regarding the Group and its Business as is reasonably requested (including all documentation and information as is required for the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations), with any redactions for commercially sensitive information as the Sellers (or any members of the Group or the Retained Group) consider necessary, provided that the obligations in this clause 4.10 shall be subject to the following:

(A)

the Sellers shall not be required to incur any liabilities in respect of the Debt Financing and the members of the Group shall not be required to incur any liabilities in respect of the Debt Financing prior to Completion and no co-operation shall be required to the extent that it would or would be reasonably likely to result in any employees, directors, officers, agents of the Sellers or the members of the Group incurring any personal liability with respect to any matters relating to the Debt Financing;

(B)	nothing in this clause 4.10 shall be deemed to permit or require the disclosure of information that would otherwise be prevented under clause 30 (Confidentiality); and

(C)	arrangement of any Debt Financing is the sole responsibility of the Purchasers.

Governmental Approvals

4.11

In the event that, prior to Completion, the Sellers or the Purchasers identify any mandatory and suspensory order, permit, approval, consent, waiver, licence or similar authorisation that is required by a US or Canadian Governmental Authority prior to Completion, the parties shall, acting reasonably, cooperate in making all necessary filings as may be required to obtain such approvals as soon as possible. In so cooperating, the parties shall, acting reasonably, identify a reasonable division of responsibilities between themselves, reasonable timelines for the preparation, review and submission of such filings (wherever possible so as to ensure that the Scheduled Completion Date need not be amended) and, only where strictly necessary, an amended Scheduled Completion Date.

Employee Access

4.12

The Sellers shall, and shall procure that each member of the Group and the Retained Group shall, provide the Purchasers with such information, access to Employees and cooperation as the Purchasers may reasonably require to, subject to such reasonable limitations and restrictions as the Sellers may impose: (i) offer retention payments to the Employees’ compensation; and (ii) transition such Employees to the Purchaser Group’s Benefit Plans, in each case with effect from Completion.

Inter-Company Balances

4.13

Prior to the Effective Time, the Sellers shall procure that all outstanding Inter-Company Balances are settled in accordance with the Inter-Company Balance Steps Plan, provided that the Sellers may, at any time prior to the Effective Time, make such change to the Inter-Company Balances Steps Plan, including, for the avoidance of doubt, by amending, removing or supplementing the Inter-Company Balances Steps (an “Inter-Company Balances Steps Plan Change”), as they deem necessary or desirable, provided in each case that the Sellers shall not (and shall procure that no member of the Retained Group or the Group shall) make any Inter-Company Balances Steps Plan Change without the prior written consent of the Purchasers’ Representative (which the Purchasers’ Representative shall not unreasonably withhold, condition or delay) to the extent that any such Inter-Company Balances Steps Plan Change could reasonably be expected to have an adverse effect (whether economic, legal, operational, Tax or otherwise) on the Purchasers, the Purchasers’ Group, the Group or the Business when compared to the Inter-Company Balances Steps prior to any proposed Inter-Company Balances Steps Plan Change. For the avoidance of doubt: (A) any amendments to the Inter-Company Balances Steps to reflect the actual position of any payables or receivables as at the relevant time will not be considered an Inter-Company Balances Steps Plan Change that requires the Purchasers’ prior written consent under this clause 4.13; and (B) the parties agree and acknowledge that Inter-Company Balances shall only be settled pursuant to clause 7 (Completion Accounts, Inter-Company Payables and Inter-Company Receivables) in the event of a breach of this covenant.

5.	Consideration

5.1	The consideration for the purchase of the Shares shall be the sum of:

(A)	one hundred and ninety million US dollars ($190,000,000) (the “Purchase Price”);

(B)	plus an amount equal to the Net External Cash Balance (it being acknowledged that such amount may be a positive or negative number);

(C)	plus an amount equal to the Net Working Capital less the Net Working Capital Reference Amount (it being acknowledged that such amount may be a positive or negative number);

(D)	plus an amount equal to the Net Inter-Company Receivables (it being acknowledged that such amount may be nil, or a positive or negative number) if any; and

(E)	less, only in a Bridge Scenario, an amount equal to the aggregate amount of any Leakage,

such amount, as calculated and/or adjusted pursuant to this Agreement, being the “Consideration”.

5.2	The Consideration shall be calculated and paid in accordance with:

(A)	clause 6 (Completion) and Schedule 3 (Completion arrangements); and

(B)	clause 7 (Completion Accounts, Inter-Company Payables and Inter-Company Receivables) and Schedule 8 (Completion Accounts).

5.3	The Consideration shall be allocated in accordance with the percentages set out in column 6 of the table in Schedule 1 (Ownership of the Shares):

(A)

provided that the percentage of the Consideration allocated to the Shares in accordance with Schedule 1 (Ownership of the Shares) shall be subject to such adjustments (if any) as the Sellers and the Purchasers (each acting reasonably and in good faith) agree to reflect the amount of the Net External Cash Balance, the Net Working Capital and/or the Net Inter-Company Receivables (as applicable) attributable to each of the Targets; and

(B)	subject to any other adjustment thereto in accordance with the terms of this Agreement.

5.4

Any payment made by a party under this Agreement (so far as possible, and excluding any payment made pursuant to clause 4.13, clause 7.2, clause 7.3, paragraph 1 of Part B of Schedule 3 (Completion arrangements) and paragraph 16 of Part A of Schedule 8) be treated as an adjustment, to the extent of the payment, to the consideration for:

(A)	the relevant Shares to which the payment relates (if any);

(B)

if the payment relates to more than one Target, the Shares in each of the Targets pro rata to the Consideration allocated to the Shares in such Targets in accordance with Schedule 1 (Ownership of the Shares); or

(C)	if the payment does not relate to any particular Target, the Shares in both of the Targets pro rata to the allocation of Consideration in accordance with Schedule 1 (Ownership of the Shares).

5.5

Any payment due and payable by a party under this Agreement shall be made in immediately available funds in US dollars without any set-off, restriction or condition and without any deduction or withholding (save only as may be required by law or as may be provided for in this Agreement) by telegraphic transfer to the Purchasers’ Bank Account or the Sellers’ Bank Account (as the case may be).

6.	Completion

6.1

Subject to clauses 3.3, 3.5, 3.6 and 3.9, Completion shall take place at midday on the Scheduled Completion Date at the offices of the Sellers’ Solicitors at One Bunhill Row, London, EC1Y 8YY (or at such location or on such date as is otherwise agreed in writing between the Purchasers’ Representative and the Sellers’ Representative).

6.2	No later than five (5) Business Days prior to Completion, the Sellers’ Representative shall notify the Purchasers’ Representative of the:

(A)	Estimated External Cash Value;

(B)	Estimated External Debt Value;

(C)	Estimated Net External Cash Balance;

(D)	Estimated Net Working Capital;

(E)	Estimated Inter-Company Receivables (if any);

(F)	Estimated Inter-Company Payables (if any);

(G)	Estimated Net Inter-Company Receivables (if any);

(H)	only in a Bridge Scenario, known Leakage (if any);

each of (A) to (H) (inclusive) above being an “Estimate” and, together “the Estimates”; and

(I)	the amount payable by the Purchasers at Completion (the “Completion Payment”), being an amount calculated as follows:

(i)	the Purchase Price;

(ii)	plus an amount equal to the Estimated Net External Cash Balance (it being acknowledged that such amount may be a positive or negative number);

(iii)

plus an amount equal to the Estimated Net Working Capital less the Net Working Capital Reference Amount (it being acknowledged that such amount shall be added if it is positive or deducted if it is negative);

(iv)	plus an amount equal to the Estimated Net Inter-Company Receivables (it being acknowledged that such amount may be nil, or a positive or negative number); and

(v)	only in a Bridge Scenario, less an amount equal to the known Leakage (if any),

and shall deliver to the Purchasers’ Representative the (x) Completion Inter-Company Balances Schedule and (y) copies of the relevant supporting information (including associated excel files with calculations and back-ups) used to prepare such Estimates, to the extent reasonable. During the period between delivery of the Estimates and Completion, the Sellers’ Representative shall consider in good faith any reasonable comments that the Purchasers’ Representative may have in respect of the amounts set out in the Estimates, and if any adjustments are agreed in writing by the Sellers to be taken into account, the amounts as adjusted shall be the relevant estimates for the purposes of this Agreement and the calculation of the Completion Payment.

6.3

At Completion the Sellers shall do those things listed in Part A of Schedule 3 (Completion arrangements) and the Purchasers shall do those things listed in Part B of Schedule 3 (Completion arrangements). Completion shall take place in accordance with Part C of Schedule 3 (Completion arrangements).

6.4

On Completion, each of the Purchasers and the Sellers shall comply with their respective obligations under clause 7 (Completion Accounts, Inter-Company Payables and Inter-Company Receivables) provided that the parties agree that, on Completion, the amount of any payments due from the Purchasers to the Sellers in respect of the Completion Payment and the Estimated Inter-Company Payables, and the amount of any payment due from the Sellers to the Purchasers in respect of the Estimated Inter-Company Receivables, shall be netted off against each other, such that a single payment shall be made by the Purchasers to the Sellers in accordance with paragraph 1 of Part B of Schedule 3 (Completion arrangements) in respect of the net amount so payable.

6.5	Neither the Purchasers nor the Sellers shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

6.6

Without prejudice to clause 3 (Conditions), if Completion does not take place on the Scheduled Completion Date because any of the Sellers’ obligations listed in Part A of Schedule 3 (Completion arrangements) or the Purchasers obligations listed in Part B of Schedule 3 (Completion arrangements) are not complied with, the Purchasers’ Representative (in the case of non-compliance by the Sellers) or, as the case may be, the Sellers’ Representative (in the case of non-compliance by the Purchasers) may (in each case without prejudice to its right to enforce the terms of this Agreement against the non-compliant party):

(A)

subject to clause 3.10 and clause 3.11, defer Completion by a period of not more than twenty (20) Business Days, provided that Completion must be the final day of the calendar month (and the provisions of this clause 6 shall apply to Completion as so deferred);

(B)

waive all or any of the requirements referred to in clause 6.6 at its discretion (subject to specifying any later date by which the Purchasers or the Sellers, as relevant, shall be obliged to complete its/their relevant outstanding Sellers’ obligations or Purchasers’ obligations referred to in clause 6.6 as relevant) and proceed to Completion as far as practicable (without limiting its rights under this Agreement, and subject to clause 3.11); or

(C)	subject to Completion having first been deferred at least once pursuant to clause 6.6, terminate this Agreement by notice in writing to the other.

6.7

If this Agreement is terminated in accordance with clause 6.6(C) (and without limiting any party’s right to claim damages), all obligations of the parties under this Agreement shall end (except for the Surviving Provisions) but (for the avoidance of doubt) all rights, remedies, obligations and liabilities of the parties which have accrued before termination shall continue to exist.

6.8

Payment by electronic transfer of immediately available funds by or on behalf of the Purchasers of the amount stated in clause 5 (Consideration) in accordance with paragraph 1 of Part B of Schedule 3 (Completion arrangements) shall constitute payment of the consideration for the relevant Shares and shall discharge the obligations of the Purchasers under clause 2 (Sale and purchase).

6.9

Subject to clause 6.10, if the Purchasers fail to pay the amount stated in clause 5 (Consideration) or, if applicable, the Sellers fail to pay any amount owed pursuant to paragraph 16 of Part A of Schedule 8 (Completion Accounts) or clause 6.13, on the date it is due and payable under this Agreement (provided that, for the purposes of this clause 6.9, that portion of the Consideration that comprises the Completion Payment shall not be due and payable by the Purchasers unless the Sellers’ have complied with all of the Sellers’ obligations listed in Part A of Schedule 3 (Completion arrangements)), the Purchasers or the Sellers (as applicable) shall, in addition, pay to the Sellers or Purchasers (as applicable) interest on the unpaid portion of such amount in respect of each day from (and including) the due date to (and including) the date of the actual payment at a rate of five per cent (5%) per annum above the Bank of England base rate from time to time, such interest to accrue from day to day and be compounded annually, without prejudice to the Sellers’ or Purchasers’ (as applicable) rights to enforce the terms of this Agreement against the Purchasers or the Sellers (as applicable).

6.10

If the Purchasers fail to pay the amount stated in clause 5 (Consideration) or the Sellers fail to pay any amount owed pursuant to paragraph 16 of Part A of Schedule 8 (Completion Accounts) and/or clause 6.13, in each case on the date it is due and payable under this Agreement as a result of a remediable procedural or payment system failure that is overcome within two Business Days of such date by payment in accordance with this Agreement, no interest shall accrue pursuant to clause 6.9.

6.11	Subject to clause 6.16, from the Effective Time and until Completion, the Sellers:

(A)	undertake to the Purchasers that it will procure that from the Effective Time up to and including Completion, no Leakage shall occur; and

(B)

shall notify the Purchasers’ Representative as soon as reasonably practicable upon becoming aware of any Leakage or any breach of clause 6.11(A), stating the nature and the amount of such Leakage (being the “known Leakage” for the purposes of clause 5 and this clause 6), and providing reasonable detail of the matters giving rise to the Leakage and the calculation of the Leakage Adjustment Amount.

6.12

Subject to clause 6.16, save for or in respect of known Leakage (if any) which shall be deducted from the Completion Payment pursuant to clause 6.2(I)(v), in the event that, following Completion, the Purchasers become aware of any Leakage, the Purchasers’ Representative may give written notice of such Leakage (the “Leakage Adjustment Notice”) to the Sellers’ Representative, provided such notice is received within eight (8) months from the Completion Date, specifying the nature and amount of such Leakage (the “Leakage Adjustment Amount”). The Leakage Adjustment Notice should include reasonable detail of the matters giving rise to the Leakage and the calculation of the Leakage Adjustment Amount.

6.13

Subject to clause 6.16, each Seller hereby jointly and severally covenants, subject to Completion, to pay to the Purchasers on demand within five (5) Business Days an amount equal to the sum of: (i) any Leakage (other than known Leakage (if any) which shall be deducted from the Completion Payment pursuant to clause 6.2(I)(v)); and (ii) the third party costs and expenses reasonably and properly incurred and documented by the Purchasers enforcing their rights pursuant to this clause 6.13 on a $ for $ and after-Tax basis.

6.14

Where any Leakage Adjustment Amount payable under clause 6.13 is expressed in a currency other than US dollars, the same shall be translated into US dollars at the prevailing exchange rate applicable to that non-US dollar currency by reference to middle-market rates quoted by FT.com at the opening of business in New York on the date that the relevant Leakage occurred or, if such day is not a Business Day, on the Business Day immediately preceding such day.

6.15

A reduction to the Consideration pursuant to clause 5.1(D) and/or a payment under clause 6.13 shall be the sole and exclusive remedies available to the Purchasers arising (directly or directly) in respect of any and all Leakage.

6.16	For the avoidance of doubt, clauses 6.11 to 6.15 (inclusive) shall apply in a Bridge Scenario only.

7.	Completion Accounts, Inter-Company Payables and Inter-Company Receivables

7.1	Following Completion, the parties will comply with their respective obligations set out in Schedule 8 (Completion Accounts).

7.2	At Completion and subject to clause 6.4:

(A)

the Purchasers shall procure in accordance with clause 7.2(C) the discharge and repayment by the relevant members of the Group of the Estimated Inter-Company Payables (if any) and shall acknowledge on behalf of the relevant members of the Group the payment, and to that extent the discharge, of the Estimated Inter-Company Receivables paid in accordance with clause 7.2(B);

(B)

the Sellers shall procure in accordance with clause 7.2(D) the discharge and repayment by the relevant members of the Retained Group of the Estimated Inter-Company Receivables (if any) and shall acknowledge on behalf of the relevant members of the Retained Group the payment, and to that extent the discharge, of the Estimated Inter-Company Payables paid in accordance with clause 7.2(A);

(C)

the Purchasers shall (as agent for the relevant members of the Group) pay to the Sellers (for themselves or, as the case may be, as trustees for the relevant members of the Retained Group) an amount equal to the Estimated Inter-Company Payables; and

(D)

the Sellers shall (for themselves or, as the case may be, as agents for the relevant members of the Retained Group) pay to the Purchasers (as trustees for the relevant members of the Group) an amount equal to the Estimated Inter-Company Receivables.

7.3	Following agreement, deemed agreement or determination of the Completion Accounts in accordance with Schedule 8 (Completion Accounts):

(A)

if the Inter-Company Payables are greater than the Estimated Inter-Company Payables or the Inter-Company Receivables are less than the Estimated Inter-Company Receivables, the Purchasers shall (as agent for the relevant members of the Group) pay the Sellers (for themselves, or, as the case may be, as trustees for the relevant members of the Retained Group), within ten (10) Business Days of such agreement, deemed agreement or determination (as relevant), an amount equal to the difference; and

(B)

if the Inter-Company Payables are less than the Estimated Inter-Company Payables or the Inter-Company Receivables are greater than the Estimated Inter-Company Receivables, the Sellers shall (for themselves or, as the case may be, as agents for the relevant members of the Retained Group) pay the Purchasers (as trustee for the relevant members of the Group), within ten (10) Business Days of such agreement, deemed agreement or determination (as relevant), an amount equal to the difference, provided that, to the extent such amounts have not been settled, the parties agree that the amount payable by the Purchasers to the Sellers under clause 7.3(A) and the amount payable by the Sellers to the Purchasers under clause 7.3(B) shall be netted off against each other such that a single cash payment shall be made by the Purchasers or the Sellers (as the case may be) in respect of the net amount so payable within ten (10) Business Days of such agreement, deemed agreement or determination (as relevant), and following such payment the parties agree that the Inter-Company Receivables and the Inter-Company Payables shall have been satisfied in accordance with their terms, and no further amount shall be considered as due, owing or payable between any member of the Retained Group and any member of the Group in respect of the Inter-Company Payables or the Inter-Company Receivables.

7.4	For the purposes of clause 7.3:

(A)

if there is no matching estimate of an Inter-Company Payable or Inter-Company Receivable, the Estimated Inter-Company Payable or the Estimated Inter-Company Receivable, as relevant, shall be deemed to be zero and the whole amount of that Inter-Company Payable or Inter-Company Receivable, as relevant, shall be payable pursuant to clause 7.3;

(B)

if there is no Inter-Company Payable or Inter-Company Receivable to match an Estimated Inter-Company Payable or Estimated Inter-Company Receivable, the Inter-Company Payable or Inter-Company Receivable, as relevant, shall be deemed to be zero and the whole amount of the Estimated Inter-Company Payable or Estimated Inter-Company Receivable, as relevant, shall be repayable pursuant to clause 7.3.

8.	Sellers’ Warranties, indemnities and undertakings

8.1

Subject to clause 10 (Purchasers’ remedies and Sellers’ and Sellers’ Guarantor’s limitations on liability), each Seller warrants to the Purchasers (in respect of itself and its Relevant Group only) that each of the Warranties is true, accurate and not misleading at the date of this Agreement by reference to the facts, matters and circumstances subsisting at such date and each Seller (in respect of itself and its Relevant Group only) shall be deemed to warrant to the Purchasers immediately prior to Completion that each of the Warranties (other than the MAC Warranty) is true, accurate and not misleading immediately prior to Completion by reference to the facts and circumstances subsisting immediately prior to Completion and on the basis that any express or implied reference in any such Warranty (other than the MAC Warranty) to the date of this Agreement shall be treated as a reference to the time immediately prior to Completion.

8.2

Except in the case of Fraud of any Seller in connection with the giving of any Warranties, representations, covenants, undertakings, indemnities or other statements, each Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than as set out in the Share Purchase Documents and acknowledges that none of the Sellers, any member of the Retained Group, any member of the Group nor any of their respective Representatives have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

8.3

Each of the Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

Indemnities

8.4

Subject to clause 10 (Purchasers’ remedies and Sellers’ and Sellers’ Guarantor’s limitations on liability) and Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability), the Sellers hereby covenant, subject to Completion, to pay to the Purchasers on demand such amount as would be required to hold and keep the Purchasers and each member of the Group indemnified on a $ for $ and after-Tax basis against any and all losses, liabilities, claims, suits, demands, fines, penalties, awards, judgments, charges, registration fees, actions, proceedings, interest, damages and reasonably incurred third-party costs and expenses incurred by a Purchaser or any member of the Group following Completion arising out of the Active 2023 Dispute (the “Active 2023 Dispute Indemnity”).

8.5

Subject to clause 10 (Purchasers’ remedies and Sellers’ and Sellers’ Guarantor’s limitations on liability) and Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability), the Sellers hereby covenant, subject to Completion, to pay to the Purchasers on demand such amount as would be required to hold and keep the Purchasers and each member of the Group indemnified on a $ for $ and after-Tax basis against any and all losses, liabilities, claims, suits, demands, fines, penalties, awards, judgments, charges, registration fees, actions, proceedings, interest, damages and reasonably incurred third-party costs and expenses incurred by a Purchaser or any member of the Group following Completion arising out of the Active 2025 Dispute (the “Active 2025 Dispute Indemnity”).

8.6

Subject to clause 10 (Purchasers’ remedies and Sellers’ and Sellers’ Guarantor’s limitations on liability) and Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability), the Sellers hereby covenant, subject to Completion, to pay to the Purchasers on demand such amount as would be required to hold and keep the Purchasers and each member of the Group indemnified on a $ for $ and after-Tax basis against any and all fines and penalties and reasonably incurred and documented third-party advisor and consultant costs and expenses incurred by a Purchaser or any member of the Group following Completion arising out of the Environmental Actions to the extent that the aggregate of any such items is greater than the accrual in respect of Environmental Actions as set out in the Pro Forma Balance Sheet (the “Environmental Indemnity”).

9.	Purchasers’ warranties, undertakings and limitations on liability

9.1

Each Purchaser warrants to the Sellers that each of that Purchasers’ Warranties is true, accurate and not misleading at the date of this Agreement by reference to the facts, matters and circumstances subsisting at such date and each Purchaser shall be deemed to warrant to the Sellers immediately prior to Completion that each of that Purchasers’ Warranties is true, accurate and not misleading immediately prior to Completion by reference to the facts and circumstances subsisting immediately prior to Completion and on the basis that any express or implied reference in any such Purchasers’ Warranty to the date of this Agreement shall be treated as a reference to the time immediately prior to Completion.

9.2

All payments made by the Sellers or the Purchasers under or in connection with this Agreement shall be made gross, free of any deduction or withholding of any kind other than any deduction or withholding required by law.

9.3

The liabilities of the Purchasers under or in connection with this Agreement are assumed jointly and severally by each of them. If any liability of one of the Purchasers is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Purchaser under this Agreement.

9.4

No Claim shall be brought against the Purchasers in respect of any Claim under clause 11.3, unless the Sellers’ Representative shall have given to the Purchasers’ Representative written notice of such Claim on or before 11:59 p.m. on the second (2nd) anniversary of the Completion Date.

10.	Purchasers’ remedies and Sellers’ and Sellers’ Guarantor’s limitations on liability

10.1

No liability shall attach to the Sellers or the Sellers’ Guarantor in respect of a Business Warranty Claim and/or a Tax Warranty Claim to the extent that the fact, event, matter or circumstance giving rise to such Warranty Claim had been Disclosed.

10.2

No liability shall attach to the Sellers or the Sellers’ Guarantor in respect of any Claims, if and to the extent that the limitations set out in Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability) apply, provided that nothing in Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability) shall operate to exclude or limit any liability of the Sellers or the Sellers’ Guarantor or any remedy available to the Purchasers in relation to any Claim against the Sellers or the Sellers’ Guarantor that arises as a result of the Fraud on the part of the Sellers or the Sellers’ Guarantor (or, in the case of Wilful Concealment, those to whom that definition applies).

10.3

Each Seller agrees and undertakes that (in the absence of Fraud) it has no rights against and shall not (and shall procure that no other member of the Retained Group shall) make any claim against any employee, director, agent, officer or adviser of any Purchaser, the Purchasers’ Guarantor or any other member of the Purchasers’ Group or against any Representative of any member of the Group whether or not it may have relied on any such person before agreeing to any term of any Share Purchase Document and/or any other agreement or document entered into pursuant to any Share Purchase Document or entering into any Share Purchase Document and/or any such other agreement or document entered into pursuant to any Share Purchase Document. In addition, each Seller agrees and undertakes that (in the absence of Fraud) it has no rights against and shall not make any claim against any director or officer of any member of the Group in their capacity as such in respect of the period prior to Completion and shall procure that no member of the Retained Group makes any such claim.

11.	Restrictions on the Sellers and the Purchasers

11.1

Each Seller undertakes that it shall not, and shall procure that each member of the Retained Group shall not, without the prior written consent of the Purchasers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), for a period of twenty-four (24) months from Completion, engage or be directly interested in any business the primary activity of which is to compete with the Business (as at Completion), provided that the restriction in this clause 11.1 shall not preclude or restrict a Seller or any member of the Retained Group from:

(A)

holding for investment purposes only not more than five per cent (5)% of any class of the issued share or loan capital of any company quoted on a recognised investment exchange provided that no Seller or any member of the Retained Group is involved in the management of the business of the issuer of the securities other than by the exercise of voting rights attaching to the securities; or

(B)

acquiring (whether by means of a share purchase, asset purchase or otherwise) and subsequently carrying on the whole or part of any business provided that (i) the revenues of the acquired business which are attributable to any activity in which the acquired business competes with the Business (as at Completion) are five per cent (5)% or less of the total worldwide revenues of the acquired business and (ii) the Retained Group divests the part of the acquired business that conducts such competing activities; or

(C)	carrying out its obligations under the Share Purchase Documents.

11.2

Each Seller undertakes that it shall not, and shall procure that each member of the Retained Group shall not, without the prior written consent of the Purchasers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), within twenty-four (24) months after Completion, solicit or entice away from the employment of the Group any Employee except for those who answer a public advertisement or those who are approached when they are no longer employed by the Group.

11.3

Each Purchaser undertakes that it shall not, and undertakes to procure that each member of the Purchasers’ Group shall not, without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), within twenty-four (24) months after Completion, solicit or entice away from the employment of the Retained Group any Retained Group Employee, except for those who answer a public advertisement or those who are approached when they are no longer employed by the Retained Group.

11.4

Each Seller and each Purchaser agrees that the restrictions contained in this clause 11 are no greater than is reasonable and necessary for the protection of the interests of the Purchasers and the Group (in the case of a Seller) or the Sellers (in the case of the Purchasers) but, if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, then such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

11.5

Each undertaking in this clause 11 constitutes an entirely separate undertaking, each of which is given in consideration of the entry by, in the case of the Sellers, the Purchasers and in the case of the Purchasers, the Sellers, into this Agreement. If one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the relevant Sellers or the Purchasers (as applicable).

11.6

Each Seller and each Purchaser acknowledge that: (i) no portion of the Consideration will be received or receivable by any Seller or any other person for granting any of the restrictive covenants set forth in this clause 11, (ii) such covenants are integral to this Agreement and are granted by each Seller to maintain or preserve the fair market value of the Shares, and (iii) it is the intention of each Seller and each Purchaser that subsections 56.4(5) and 56.4(7) of the Canadian Income Tax Act (and the corresponding provisions of any applicable law of any province or territory of Canada) apply to such restrictive covenants. Each Purchaser hereby covenants and agrees that, at the request of any Seller, it will make, or cause to be made, such elections, if any, as may be applicable under section 56.4 of the Canadian Income Tax Act (and the corresponding provisions of any applicable law of any province or territory of Canada) in respect of the sale of the Shares contemplated hereunder.

11.7

Each Seller and each Purchaser acknowledges that damages may not be an adequate remedy for any breach of the undertakings given by it in this clause 11 and that the Purchasers or the Sellers (as applicable) shall be entitled to seek (in addition to damages) the remedies of injunction, specific performance and any other equitable relief for any threatened or actual breach of such undertakings.

12.	INEOS brand

12.1

The Purchasers acknowledge and agree that nothing in this Agreement shall license (other than the limited rights expressly granted pursuant to this clause 12) or transfer, or shall operate as an agreement to license (other than the limited rights expressly granted pursuant to this clause 12) or transfer, any right, title or interest in or to the names “INEOS” or “INEOS Enterprises” or any associated logo or device, or any similar name or mark or any name or mark including any of the foregoing (each a “Seller Brand”). Following Completion the Purchasers shall not, and shall procure that no member of the Purchasers’ Group shall, hold itself out as being part of or in any way connected with the Retained Group (other than as permitted pursuant to clause 12.4, clause 12.5 or, in respect of Agreed Announcements only, clause 29 (Confidentiality)). For the avoidance of doubt, subject to the rights granted pursuant to this clause 12, nothing in this Agreement, nor any prior use of any Seller Brand by any member of the Group, shall prejudice the ability of any member of the Retained Group to enforce any of its trade mark rights.

12.2

The Purchasers shall procure that each member of the Group whose corporate name contains the name “INEOS” shall, as soon as reasonably practicable following Completion and in any event within fifteen (15) Business Days of the Completion Date, pass all required resolutions to change its corporate name to a name which does not include any Seller Brand and shall procure the prompt filing thereafter to register a new corporate name with the appropriate court or registry. Upon receipt of confirmation from the appropriate court or registry that such name change has been effected, the Purchasers’ Representative shall promptly provide the Sellers’ Representative with written proof that such name change has been effected.

12.3

Neither the Purchasers nor any member of the Purchasers’ Group (including, from Completion, the Group) shall have the right to use any Seller Brand as part of its domain name. Except to the extent a member of the Group is permitted to use, from the Completion Date, any domain name pursuant to, and in accordance with the terms of, the Transitional Services Agreement, the Purchasers shall procure that all members of the Group shall, as soon as reasonably practicable following Completion and in any event within the ten (10) Business Days of the Completion Date, cease the use of such domain name.

12.4

The Purchasers shall procure that the Group shall by the last day of the sixth (6th) month following the Completion Date (such six (6) month period, the “Runoff Period”), destroy or delete all Seller Brands from all assets and materials owned, used or controlled by, or on behalf of, the Group (including any existing stocks, packaging, sales literature, stationery, buildings, signage and vehicles), except that the obligation in this clause 12.4 shall not apply: (i) in respect of executed documents, or copies thereof, in existence prior to Completion; (ii) where removal or destruction is impossible; (iii) in respect of any factual description of the historical affiliation between the Group and the Retained Group, (iv) in respect of any information that forms part of a permanent electronic backup or archive system of the Group, or (v) in respect of any information which is required to be retained by the Group by any applicable law, rule or requirement of any Governmental Authority by its bona fide internal compliance policies and procedures.

12.5

With effect from Completion, each Seller hereby grants, and shall procure the grant by each relevant member of the Retained Group, for the duration of the Runoff Period only, to each member of the Group a limited, non-exclusive, royalty free, non-transferable licence (without the right to sub-license other than if and to the extent the relevant Seller Brand was sub-licensed at or in the eighteen (18) months immediately prior to the Completion Date) to use the Seller Brands on materials (including existing stocks, packaging, sales literature, stationery, buildings, signage and vehicles) existing as at the Completion Date, for the sole purpose of continuing, and to the extent necessary to continue, to use such materials to the same extent and in the same manner to and in which such materials were used by the Group in the eighteen (18) months immediately prior to Completion.

13.	Intellectual Property and Business Information

13.1

Each party acknowledges and agrees that nothing in this Agreement shall transfer or license, nor shall operate as an agreement to transfer or license, any right, title or interest in or to any Intellectual Property or rights in Business Information, in each case owned by any member of the Group or any member of the Retained Group, immediately before Completion other than as expressly provided for in this Agreement.

13.2

If a member of the Group owns, after Completion, any Intellectual Property or rights in Business Information which in the twelve (12) months prior to Completion related exclusively to the business of the Retained Group, the Purchasers shall procure that such Intellectual Property and/or rights in Business Information are transferred to the Sellers or a company nominated by the Sellers for nominal consideration as soon as practicable after becoming aware of the ownership of such rights and shall, or shall procure that the relevant member of the Group shall, hold such rights on trust for the benefit of the Sellers from Completion until the completion of such transfer.

13.3

With effect from Completion, each Seller hereby grants to the Purchasers, and shall procure the grant by each relevant member of the Retained Group to the Purchasers of, a non-exclusive, perpetual, irrevocable, worldwide, assignable, royalty-free licence (with the right to sub-license) of all Intellectual Property (excluding trade marks and rights in software) and rights in Business Information owned by the relevant Seller or a relevant member of the Retained Group at Completion and which was used in the eighteen (18) months prior to Completion by a member of the Group or by any member of the Retained Group in connection with or for the benefit of the Business, for the primary purpose of continuing, and to the extent necessary to continue, to conduct the Business substantially in the manner the Business was conducted in the eighteen (18) months immediately prior to Completion (including any reasonable development thereof, whether in respect of the Business alone or, to the extent reasonably required, in conjunction with the business(es) carried on by the Purchasers’ Group).

13.4

Except as expressly provided for in the Share Purchase Documents, the Sellers shall procure the termination (effective from Completion) of all licences of any Intellectual Property or rights in Business Information between (i) the Retained Group and (ii) the Group, in each case without any continuing liability or obligation for the Group and the Retained Group. To the extent that any such termination is not completed by Completion, the Purchasers shall procure that the relevant member(s) of the Group shall provide all reasonable assistance requested by the Sellers in procuring such termination as soon as practicable.

14.	Insurance

14.1

The Purchasers acknowledge and agree that the Sellers shall be entitled (at their discretion) to arrange for all insurance provided by the Retained Group in relation to the Group (whether under policies maintained with third party insurers or other members of the Retained Group) (“Retained Group Insurance Policies”) to cease upon Completion.

14.2

The Sellers shall, and shall use reasonable efforts to cause each member of the Group and Retained Group to, provide commercially reasonable co-operation to the Purchasers (at the Purchasers’ cost) in connection with the Purchasers’ arrangement of insurance policies for the Group at any time on or prior to the Completion Date. Accordingly, the Sellers shall, upon the Sellers’ Representative being given reasonable notice by the Purchasers’ Representative, procure that (during Working Hours) the Purchasers (at the Purchasers’ cost) are given reasonable access to management of the Group and any of the Group’s sites and/or facilities in connection with arranging insurance policies for the Group.

14.3

Without prejudice to clause 14.1, with respect to any event, act or omission relating to any member of the Group that occurred, arose or existed prior to Completion that is covered by a Relevant Retained Group Insurance Policy, the Sellers shall, and shall procure that the relevant members of the Retained Group shall, at the written request of the Purchasers, and at the Purchasers’ cost (including any retention, deductible or excess payable by any member of the Retained Group under any Relevant Retained Group Insurance Policy in respect of any Insurance Claim), use all reasonable endeavours to:

(A)

make a new claim under such Relevant Retained Group Insurance Policy and use all reasonable endeavours to pursue and maximise recovery in respect of such claim under the terms of the Relevant Retained Group Insurance Policy; or

(B)	pursue and maximise recovery in respect of any claims outstanding as at Completion under the Relevant Retained Group Insurance Policies,

((A) and (B) together being, the “Insurance Claims” and each an “Insurance Claim”) and the Sellers’ Representative shall keep the Purchasers’ Representative reasonably informed in relation to the progress of any such Insurance Claim, in each case:

(i)

unless, and to the extent that, the losses in respect of which the Insurance Claim may be or has been made (x) have been taken into account in the Completion Accounts; and/or (y) have been recovered by any Purchaser and/or member of the Purchasers’ Group under any Specific Indemnity (including, for the avoidance of doubt, the Active Dispute Indemnities) or otherwise in which case the Sellers and the Retained Group shall be entitled to make, pursue, handle and settle any such Insurance Claim at their direction and the provisions of this clause 14.3 and clause 14.4 shall not apply to such Insurance Claim;

(ii)

provided that the Sellers should not be obliged to make or pursue any such Insurance Claim (or procure that any such Insurance Claim is made) if and to the extent such Insurance Claim is covered by an insurance policy held by the Purchasers, and to do so would or could reasonably give rise to double insurance concerns that may invalidate any Insurance Claim or any Relevant Retained Group Insurance Policy; and

(iii)

provided that the Purchasers’ Representative shall provide (and shall procure that any relevant members of the Purchasers’ Group provide) at the Purchasers’ cost, all assistance, information and cooperation reasonably requested by the Sellers or the Sellers’ Representative.

14.4

The Purchasers or the relevant Group member (as applicable) shall be entitled to be paid any proceeds actually received under the Relevant Retained Group Insurance Policy in respect of any Insurance Claim:

(A)

less any retention, deductible, or excess not already paid or reimbursed by the Purchasers pursuant to clause 14.3 to the extent not reimbursed by the insurer or recoverable by the insured and paid by any member of the Retained Group in respect of such Insurance Claim under any Relevant Retained Group Insurance Policy;

(B)	less any Tax that any member of the Retained Group is required to pay on such Insurance Claim proceeds (or any Tax that would have been payable but for the utilisation or set off of any Relief);

(C)

less any third party costs suffered or incurred by any member of the Retained Group in seeking recovery from the insurers under any such Relevant Retained Group Insurance Policy in respect of any such Insurance Claim that have not already been compensated by the Purchasers, provided that such costs are reasonable, properly incurred, and documented; and

(D)	less, if applicable, any amount paid to any Purchaser, the Group and/or any other member of the Purchasers’ Group under any Active Dispute Indemnity to which the relevant Insurance Claim relates.

14.5

Following Completion, the Sellers shall, and shall use reasonable efforts to cause each relevant member of the Retained Group to, provide such cooperation, information and assistance as may be reasonably requested by the Purchasers or the Purchasers’ Representative (at the Purchasers’ cost) in connection with the Purchasers’ arrangement, renewal or placement of insurance policies for the benefit of the Group, including by providing the Purchasers with access to such historical claims data, loss runs, policy information and underwriting information to the extent relating directly to the Group, in each case for the period commencing on 1 August 2016 to the Completion Date

(as applicable), as the Purchasers or the Purchasers’ Representative may reasonably require in order to obtain insurance coverage for the Group. The Sellers shall use reasonable endeavours to respond to any such request promptly and in any event within a reasonable period of time, and shall procure that relevant personnel of the Retained Group make themselves reasonably available during Working Hours to assist the Purchasers or the Purchasers’ Representative in connection with any such request. For the avoidance of doubt, nothing in this clause 14.5 shall require the Sellers and/or any other member of the Retained Group to provide, and the Sellers and/or relevant other members of the Retained Group shall be entitled to redact from any information provided, any historical claims data, loss runs, policy information or underwriting information that relates to the Retained Group.

15.	W&I Insurance Policy

15.1	The W&I Insurance Costs shall be for the account of the Purchasers who shall be solely responsible for their payment.

15.2	The Purchasers further acknowledge that no member of the Retained Group shall owe any duty, responsibility or obligation to assist the Purchasers in relation to:

(A)	the satisfaction of the conditions set out in the terms of the policy documents of (or which otherwise apply in respect of) the W&I Insurance Policy; and/or

(B)	the Purchasers’ compliance with the terms of the W&I Insurance Policy,

provided that, the Sellers shall assist the Purchasers with any reasonable due diligence requests, and shall provide a Completion Disclosure Letter.

15.3

The Purchasers shall procure that the W&I Insurance Policy contains an irrevocable and unconditional waiver by the W&I Insurer of all rights of subrogation against the Sellers, all members of the Retained Group and each of their respective Representatives in relation to any Warranty Claim, except if and to the extent that any Warranty Claim results from or is increased by the Fraud of the Sellers, any members of the Retained Group, or any of their respective Representatives (or, in the case of Wilful Concealment, those to whom that definition applies), together with a provision enabling the Sellers, all members of the Group and the Retained Group and each of their respective Representatives to enforce such waiver.

15.4	Each Purchaser:

(A)	acknowledges and agrees that neither the Sellers nor the Sellers’ Guarantor shall be liable to pay any excess or retention relating to the W&I Insurance Policy;

(B)

acknowledges and agrees that the limitations in Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability) shall apply notwithstanding any subsequent non-payment under the W&I Insurance Policy or insufficiency or inadequacy of coverage or exclusions, any deductibles agreed under the W&I Insurance Policy, any impairment, defect, invalidity, illegality, unenforceability, expiry, termination or repudiation of the W&I Insurance Policy or insolvency of the underwriters of that policy or for any other reason whatsoever;

(C)

shall not agree to any waiver, amendment or variation of the waiver referred to in clause 15.3 (or do anything which has a similar effect) without the prior written consent of the Sellers’ Representative;

(D)

shall not novate or otherwise assign its rights with respect to the waiver referred to in clause 15.3 (or do anything which has similar effect) or knowingly do anything which causes such waiver not to have full force and effect under its terms, other than to a person to whom the Purchasers are permitted to assign their rights or benefits under this Agreement pursuant to clause 22 (Purchasers’ Guarantee) provided it procures that such person complies with the provisions of clause 15.3 and clause 15.4(C) as if it were the Purchaser; and

(E)

shall, without limitation to any right of the Sellers and the Sellers’ Guarantor separately to enforce such terms, enforce any term in the W&I Insurance Policy under which the W&I Insurer waives its rights to take subrogated action against the Sellers and/or the Sellers’ Guarantor, any member of the Retained Group or their respective Representatives upon the terms set out in the W&I Insurance Policy.

16.	Wrong Pockets

16.1

Except to the extent the subject matter of any right or asset is otherwise dealt with separately in this Agreement, if, after Completion, any right or asset (including any Intellectual Property or rights in Business Information) is identified that: (i) was, in the eighteen (18) month period prior to Completion exclusively or primarily used by the Retained Group; and (ii) following Completion remains owned or retained by any member of the Group, the Purchasers shall (unless the Purchasers’ Representative and the Sellers’ Representative have otherwise agreed in writing) procure that such asset or right is transferred to the Sellers or a company nominated by the Sellers for nominal consideration as soon as practicable after becoming aware of the ownership of such asset or right and shall, or shall procure that the relevant member of the Group shall, hold such asset or right on trust for the exclusive benefit and use of the Sellers (or a company nominated by the Sellers) from Completion until the completion of such transfer.

16.2

Except to the extent the subject matter of any right or asset is otherwise dealt with separately in this Agreement, if, after Completion, any asset or right (including any Intellectual Property or rights in Business Information but excluding (a) any Intellectual Property in or to any Seller Brand (in respect of which clause 12 (INEOS brand) shall apply) or software or (b) any asset or right provided, or used in the provision of the Services, pursuant to the Transitional Services Agreement) is identified that: (i) was, in the eighteen (18) month period prior to Completion, exclusively or primarily used by the Business; and (ii) following Completion remains owned or retained by the Retained Group (each such asset or right, a “Wrong Pockets Asset”), the Sellers shall (unless the Purchasers’ Representative and the Sellers’ Representative have otherwise agreed in writing) procure that such Wrong Pockets Asset is transferred to a member of the Group nominated by the Purchasers for nominal consideration as soon as practicable after becoming aware of the ownership of such Wrong Pockets Asset and shall, or shall procure that the relevant member of the Retained Group shall, hold such Wrong Pockets Asset on trust for the exclusive benefit and use (without prejudice to clause 16.3) of the Purchasers or a company nominated by the Purchasers from Completion until the completion of such transfer.

16.3

With effect from Completion, each Purchaser hereby grants to each Seller, and shall procure the grant by each relevant member of the Group to each Seller of, a non-exclusive, perpetual, irrevocable, worldwide, assignable, royalty-free licence (with the right to sub-license) of all Intellectual Property and rights in Business Information in any Wrong Pocket Asset which was used in the eighteen (18) months prior to Completion by any member of the Retained Group.

16.4	Except to the extent the subject matter of any liability and/or obligation is otherwise dealt with separately in this Agreement, if a party is notified or becomes aware after Completion that:

(A)	the Retained Group has (prior to or from Completion) assumed or is otherwise responsible for any liability and/or obligation of the Group and/or the Business as at Completion; or

(B)	the Group has (prior to or from Completion) assumed or is otherwise responsible for any liability and/or obligation of the Retained Group and/or the Retained Business as at Completion,

the party (or the relevant member of its group) that has not assumed and is not responsible for such liability and/or obligation shall procure that it (or a person nominated by it) shall assume and become responsible for such liability and/or obligation for nominal consideration as soon as practicable after becoming aware of the liability and/or obligation.

16.5	Each party shall, and shall procure that each relevant member of the Retained Group and the Purchasers’ Group shall, following Completion:

(A)

use reasonable endeavours to identify any right, asset and/or liability (including any Intellectual Property or rights in Business Information) that has been retained by a member of its group but which, in accordance with clause 16.1, clause 16.2 or clause 16.4, should be transferred to the other party’s group; and

(B)

promptly (and in any event within ten (10) Business Days of becoming aware of the existence of any such right, asset or liability) give written notice to the other parties of: (i) the nature and description of such right, asset or liability; (ii) the entity within the Retained Group or the Purchasers’ Group (as applicable) that owns or retains such right, asset or liability; and (iii) such further details as the Sellers’ Representative or the Purchasers’ Representative (as applicable) may reasonably require in order to effect the transfer of such right, asset or liability; and

(C)

cooperate in good faith with the other parties to effect the transfer of any such right, asset or liability in accordance with clause 16.1, clause 16.2 or clause 16.4 (as applicable) as soon as reasonably practicable following delivery of such notice.

16.6

The obligations in clauses 16.1, 16.2, 16.4 and 16.5 shall continue for a period of twenty-four (24) months following Completion, provided that any transfer obligation arising under clause 16.1, clause 16.2 or clause 16.4 in respect of a right, asset and/or liability notified prior to the expiry of such period shall survive until completed.

16.7	The parties shall each provide such assistance to the others as may be reasonably required to give effect to this clause 16 (Wrong Pockets).

17.	Tax matters

17.1	The provisions of Schedule 9 (Tax matters) shall apply in respect of Tax, as set out therein, with effect from Completion.

17.2

At any time on or after the date of this Agreement, each Purchaser shall be entitled to cause an election to be made under section 338(g) of the Code with respect to the acquisition of the Canadian Target (the “338 Election”) without first obtaining the written consent of the Sellers and/or any other member of the Retained Group or the Group to such an action. To the extent each Purchaser determines (in its sole discretion), to effect a 338 Election, the Sellers will co-operate (and will procure that each member of the Group and the Retained Group will cooperate) as necessary to effect such 338 Election (including, but not limited to, timely completing, executing and filing any applicable Tax Returns required to be made in connection with making a valid 338 Election, including IRS Form 8023, or any successor form (the “Section 338 Forms”)) and the parties shall prepare a “Tax Allocation” in accordance with clause 17.3. To the extent a Purchaser chooses to effect the 338 Election, all Tax Returns will be prepared and filed consistently with the Section 338 Forms, and the applicable Seller, Purchasers, and the Canadian Target will report the acquisition by the Purchasers consistent with such Section 338 Election and will not take a position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or Tax proceeding before any Tax authority, or otherwise for Tax purposes, unless required to do so by a “determination” within the meaning of Section 1313(a)(1) of the Code (and similar provisions of state, local and non-U.S. law).

17.3

To the extent each Purchaser makes one or more 338 Elections pursuant to clause 17.2, the relevant Purchaser shall send a draft to the relevant Seller of an allocation of the Consideration (and any other amounts treated as purchase price for applicable U.S. federal income tax purposes) among the assets of the applicable members of the Group (such allocation, as finalized pursuant to this clause 17.3, the “Tax PP Allocation”). The Tax PP Allocation will be in accordance with Schedule 1 (Ownership of the Shares), clause 5 (Consideration), Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the principles set forth in the Purchase Price Allocation Methodology at Attachment 3. If the relevant Seller does not provide the relevant Purchaser any comments to the draft Tax PP Allocation within thirty (30) days of receipt, then the draft Tax PP Allocation shall become final. If the relevant Seller does provide the relevant Purchaser with any comments to the draft Tax PP Allocation within thirty (30) days of receipt, then the relevant Purchaser shall consider such comments in good faith, and the parties shall reasonably cooperate to resolve any dispute with respect to the draft Tax PP Allocation. If the parties are unable to resolve such dispute within ten (10) days, the parties shall appoint an internationally recognized accounting firm, mutually acceptable to each of the relevant Seller and the relevant Purchaser, to resolve such dispute, which resolution will be final and binding on the parties. The cost of such accounting firm will be borne fifty per cent. (50%) by the relevant Purchaser on the one hand and fifty per cent. (50%) by the relevant Seller on the other hand, or as otherwise determined by the accounting firm. The parties to this Agreement and each of their respective Affiliates shall file all applicable Tax Returns in accordance with the Tax PP Allocation unless otherwise required by applicable law in connection with the settlement or compromise of any audit or other proceeding with respect to Taxes.

18.	Access

18.1

For a period of seven (7) years from Completion or until the expiry of any relevant statute of limitation for Tax assessment purposes (whichever is longer), but subject to clause 18.3, the Purchasers shall make available to each member of the Retained Group any Books and Records of the Group (or, if practicable, the relevant parts of those Books and Records) which are required by any member of the Retained Group for the purpose of dealing with its Tax, legal, accounting and insurance affairs, the determination of any Leakage Adjustment Amount (in the event of a Bridge Scenario only) and/or compliance with any regulatory, audit or statutory duty or pre-existing contractual obligation (being, in this clause 18.1, the “purpose”) and, accordingly, the Purchasers shall, upon being given reasonable notice by the member of the Retained Group and subject to the relevant member of the Retained Group giving such undertaking as to confidentiality as the Purchasers shall reasonably require (provided that such undertaking does not defeat the purpose for which access is requested), procure that such Books and Records are made available to the relevant member of the Retained Group for inspection (during Working Hours) and copying (at the relevant member of the Retained Group’s expense) for and only to the extent necessary for such purpose. The Sellers shall (and shall procure that each relevant member of the Retained Group shall) treat and keep all Book and Records (or parts thereof) that are made available to it pursuant to this clause 18.1, as secret and confidential and shall not, without the prior written consent of the Purchasers (or any other member of the Purchasers’ Group) (such consent not to be unreasonably withheld or delayed), directly or indirectly communicate or disclose (whether in writing or orally or in any other manner) any Books and Records (or parts thereof) to any other person other than for and only to the extent necessary for such purpose (and provided that each such person has a duty to keep such Books and Records (or parts thereof) confidential on terms no less stringent than this clause 18.1).

18.2

For a period of seven (7) years from Completion or until the expiry of any relevant statute of limitation for Tax assessment purposes (whichever is longer), but subject to clause 18.3, and subject to compliance with applicable Privacy Obligations, the Sellers shall make available to each member of the Purchasers’ Group any Books and Records of the Retained Group (or, if practicable, the relevant parts of those Books and Records) to the extent that they relate to the Business as at Completion and which are required by a Purchaser for the purpose of dealing with its Tax, legal, accounting and insurance affairs, the determination of any Leakage Adjustment Amount (in the event of a Bridge Scenario only) and/or compliance with any regulatory, audit or statutory duty or pre-existing contractual obligation (being, in this clause 18.2 the “purpose”) and, accordingly, the Sellers shall, upon the Sellers’ Representative being given reasonable notice by the Purchasers’ Representative and subject to the Purchasers giving such undertaking as to confidentiality as the Sellers shall reasonably require (provided that such undertaking does not defeat the purpose for which access is requested), procure that such Books and Records are made available to the Purchasers or the Purchasers’ Representative for

inspection (during Working Hours) and copying (at the Purchasers’ expense) for and only to the extent necessary for such purpose. The Purchasers shall (and shall procure that each relevant member of the Purchasers’ Group shall), treat and keep all Books and Records (or parts thereof) that are made available to it pursuant to this clause 18.2, as secret and confidential and shall not, without the prior written consent of the Sellers’ Representative (or any other member of the Retained Group) (such consent not to be unreasonably withheld or delayed), directly or indirectly communicate or disclose (whether in writing or orally or in any other manner) any Books and Records (or parts thereof) to any other person other than for and only to the extent necessary for such purpose (and provided that each such person has a duty to keep such Books and Records (or parts thereof) confidential on terms no less stringent than this clause 18.2).

18.3

The Purchasers and the Sellers shall be permitted to redact from any Books and Records accessed by the Retained Group pursuant to clause 18.1 or the Purchasers’ Group pursuant to clause 18.2 (as applicable) information that is commercially or competitively sensitive, that is subject to legal professional privilege or to which the Purchasers’ Group or the Retained Group (as applicable) are restricted or prevented from providing access by reason of applicable law.

19.	Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been fully performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

20.	Remedies and waivers

20.1

Except as provided in Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

20.2

Except as provided in Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

20.3	Except for the termination rights specified in this Agreement, neither the Purchasers nor the Sellers shall be entitled to terminate or rescind this Agreement.

21.	Sellers’ Guarantee

21.1

In consideration of the Purchasers agreeing to purchase and the Sellers agreeing to sell the Shares on the terms set out in this Agreement and the related benefit to the Sellers’ Guarantor, the Sellers’ Guarantor hereby unconditionally and irrevocably guarantees to each Purchaser the due and punctual performance and observance by the Sellers of each of their obligations, commitments and undertakings under or pursuant to the Share Purchase Documents (other than the Transitional Services Agreement) (the “Relevant Share Purchase Documents”), including, for the avoidance of doubt, (i) any obligation of the Sellers to pay any amounts pursuant to Schedule 8 and (ii) any Specific Indemnity Claim, Leakage Claim or Fundamental Warranty Claim against the Sellers howsoever arising under any Relevant Share Purchase Document. The liability of the Sellers’ Guarantor under this Agreement shall not be released or diminished by any variation of the terms of the Relevant Share Purchase Documents or any agreement which the Purchasers may make with any Seller or any other person which (but for this clause 21.1) might operate to diminish or discharge the liability of or otherwise provide a defence to surety (whether or not agreed by the Sellers’ Guarantor), or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance. The Sellers’ Guarantor’s obligations under this clause 21 are primary obligations and not those of a mere surety.

21.2

If and whenever any Seller defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken under or pursuant to the Relevant Share Purchase Documents, the Sellers’ Guarantor shall forthwith upon demand by the Purchasers unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by the Relevant Share Purchase Document (including paying to the Purchasers from time to time on demand any sum of money which a Seller is at any time liable to pay to the Purchasers under or pursuant to any Relevant Share Purchase Document and which has not been paid at the time the demand is made in such amount as is necessary to ensure that the Purchasers receive the same after-Tax amount as if the relevant amount had been paid by the Sellers) and so that the same benefits shall be conferred on the Purchasers as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the relevant Seller.

21.3

The guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations of the Sellers shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of each Relevant Share Purchase Document and notwithstanding the insolvency, bankruptcy, winding-up, liquidation, dissolution or analogous proceedings or other incapacity of any Seller or any change in their status, control or ownership thereof and the Sellers’ Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clauses 21.1 and 21.2 irrevocably and unconditionally agrees to indemnify (and keep indemnified) the Purchasers on an after-Tax basis on demand against any loss, liability or cost incurred by the Purchasers: (i) arising out of, or in connection with, the enforcement of this clause 21; (ii) arising out of, or in connection with, any failure of any Seller to perform or discharge any of its obligations, commitments and undertakings under the Relevant Share Purchase Document; and (iii) as a result of any obligation of a Seller or the Sellers’ Guarantor referred to in this clause 21 being or becoming void, voidable or unenforceable as against such Seller or the Sellers’ Guarantor for any reason whatsoever. The loss, liability or cost shall be equal to the amount which the Purchasers would otherwise have been entitled to recover from such Seller. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Purchasers may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of that Seller under the Relevant Share Purchase Documents.

21.4

As a separate and independent stipulation, the Sellers’ Guarantor agrees that any obligation, commitment or undertaking undertaken by the Sellers which may not be enforceable against or recoverable from any Seller by reason of any legal limitation, disability or incapacity on or of the relevant Seller or any fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Sellers’ Guarantor as though the same had been incurred by the Sellers’ Guarantor and the Sellers’ Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Sellers’ Guarantor on demand.

21.5

In the event of a partial performance or observation by a Seller of its obligations, commitments and undertakings under or pursuant to the Relevant Share Purchase Documents, the Sellers’ Guarantor’s liabilities under this clause 21 shall only be deemed to be satisfied or discharged to the extent of such partial performance or observation, and shall otherwise be continuing.

21.6

So long as a Seller is under an actual or contingent obligation under any Relevant Share Purchase Document the Sellers’ Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under clauses 21.1, 21.2 and 21.3 to be indemnified by such Seller, to claim a contribution from another surety of such Seller’s obligations or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of such Seller’s or a Purchaser’s rights under any Relevant Share Purchase Document or of any other security taken by such Seller in connection with any Relevant Share Purchase Document.

21.7

The Sellers’ Guarantor waives any right it may have of first requiring the Purchasers (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Sellers’ Guarantor under this clause 21.

21.8

Subject to clause 10 (Purchasers’ remedies and Sellers’ limitations on liability), the Sellers’ Guarantor warrants to the Purchasers that each of the Warranties in paragraphs 1.3, 1.4, 1.5, 1.6, 1.8 and 30 of Schedule 4 (Sellers’ Warranties) is true, accurate and not misleading at the date of this Agreement and immediately prior to Completion, in each case, by reference to the facts, matters and circumstances subsisting at such date and as if references therein to “each Seller” were to “the Sellers’ Guarantor”.

21.9	If, following Completion:

(A)

the annual audited accounts of the Sellers’ Guarantor in respect of any accounting reference period after Completion show net assets of less than USD 250,000,000 (two hundred and fifty million dollars); and

(B)	the Sellers’ Guarantor has outstanding liabilities and obligations under this clause 21,

the Sellers and the Sellers’ Guarantor shall promptly procure that:

(i)	a replacement guarantor assumes the obligations of the Sellers’ Guarantor under the Relevant Share Purchase Documents, in substitution for the Sellers’ Guarantor; and

(ii)

such replacement guarantor is an entity within the Retained Group with net assets of at least USD 250,000,000 (two hundred and fifty million dollars) by reference to that entity’s most recent published accounts; and

(iii)	the Sellers’ Guarantor shall not be released from its obligations under this Agreement until such replacement guarantor has assumed such obligations by adhering to the terms of this Agreement.

22.	Purchasers’ Guarantee

22.1

In consideration of the Sellers’ agreeing to sell the Shares on the terms set out in this Agreement, the Purchasers’ Guarantor hereby unconditionally and irrevocably guarantees to each Seller the due and punctual performance and observance by the Purchasers of each of their obligations, commitments and undertakings to make payment of the Consideration to the Sellers under this Agreement (including the obligations, commitments and undertakings of the Purchasers under clause 5 (Consideration), clause 6 (Completion) (including, for the avoidance of doubt, in respect of interest for late payment under clause 6.9), clause 7 (Completion Accounts, Inter-Company Payables and Inter-Company Receivables), Part B of Schedule 3 (Completion arrangements) and Schedule 8 (Completion Accounts)) (the “Purchasers’ Guaranteed Obligations”). The liability of the Purchasers’ Guarantor under this Agreement shall not be released or diminished by any variation of the terms of any Relevant Share Purchase Document or any agreement which the Purchasers may make with any Seller or any other person which (but for this clause 22.1) might operate to diminish or discharge the liability of or otherwise provide a defence to surety (whether or not agreed by the Purchasers’ Guarantor), or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance. The Purchasers’ Guarantee obligations under this clause 22 are primary obligations and not those of a mere surety.

22.2

If and whenever any Purchaser defaults for any reason whatsoever in the performance of the Purchasers’ Guaranteed Obligations, the Purchasers’ Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) such Purchasers’ Guaranteed Obligation in regard to which such default has been made in the manner prescribed by this Agreement, including, for the avoidance of doubt, paying to the Sellers on an after-Tax basis from time to time on demand any part of the Consideration (including, for the avoidance of doubt, any interest thereon pursuant to clause 6.9 or otherwise) that a Purchaser is at any time liable to pay to the Sellers under or pursuant to this Agreement and which has not been paid at the time the demand is made in such amount as is necessary to ensure that the Sellers receive the same after-Tax amount as if the relevant amount had been paid by the relevant Purchaser and so that the same benefits shall be conferred on the Sellers as would have been received if such Purchasers’ Guaranteed Obligations had been duly performed and satisfied by the relevant Purchaser.

22.3

The guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Purchasers’ Guaranteed Obligations have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of each Relevant Share Purchase Document and notwithstanding the insolvency, bankruptcy, winding-up, liquidation, dissolution or analogous proceedings or other incapacity of any Purchaser or any change in their status, control or ownership thereof and the Purchasers’ Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clauses 22.1 and 22.2 irrevocably and unconditionally agrees to indemnify (and keep indemnified) the Sellers on an after-Tax basis on demand against any loss, liability or cost incurred by the Purchasers: (i) arising out of, or in connection with, the enforcement of this clause 22; (ii) arising out of, or in connection with, any failure of any Purchaser to perform or discharge any of the Purchasers’ Guaranteed Obligations; and (iii) as a result of any obligation of a Purchaser or the Purchasers’ Guarantors referred to in this clause 22.3 being or becoming void, voidable or unenforceable as against such Purchaser or the Purchasers’ Guarantors for any reason whatsoever. The loss, liability or cost shall be equal to the amount which the Sellers would otherwise have been entitled to recover from such Purchaser in respect of the Purchasers’ Guaranteed Obligations. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Sellers may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of that Purchaser under the Relevant Share Purchase Documents.

22.4

As a separate and independent stipulation, the Purchasers’ Guarantor agrees that any Purchasers’ Guaranteed Obligations which may not be enforceable against or recoverable from any Purchaser by reason of any legal limitation, disability or incapacity on or of the relevant Purchaser or any fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Purchasers’ Guarantor as though the same had been incurred by the Purchasers’ Guarantor and the Purchasers’ Guarantor were the sole or principal obligor in respect thereof and shall be paid by the Purchasers’ Guarantor on demand.

22.5

In the event of a partial performance or observation by a Purchaser of its Purchasers’ Guaranteed Obligations, the Purchasers’ Guarantor’s liabilities under this clause 22 shall only be deemed to be satisfied or discharged to the extent of such partial performance or observation, and shall otherwise be continuing.

22.6

So long as a Purchaser is under an actual or contingent Purchasers’ Guaranteed Obligation, the Purchasers’ Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under clauses 22.1, 22.2 and 22.4 to be indemnified by such Purchaser, to claim a contribution from another surety of such Purchaser’s obligations or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of such Sellers’ or a Purchaser’s rights under any Relevant Share Purchase Document or of any other security taken by such Purchaser in connection with any Relevant Share Purchase Document.

22.7

The Purchasers’ Guarantor waives any right it may have of first requiring the Sellers (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Purchasers’ Guarantor under this clause 22.

22.8

The Purchasers’ Guarantor warrants to the Sellers that each of the Purchasers’ Warranties in paragraphs 1.2, 1.3, 1.4, 2 and 4 of Schedule 5 (Purchasers’ Warranties) are true, accurate and not misleading at the date of this Agreement and immediately prior to Completion, in each case, by reference to the facts, matters and circumstances subsisting at such date and as if references therein to “the Purchasers” “the Purchaser” or “any Purchaser” were to “the Purchasers’ Guarantor”.

23.	Assignment

23.1

None of the parties (including the Sellers’ Guarantor and the Purchasers’ Guarantor) shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with any of them) without the prior written consent of the Sellers’ Representative (in the case of the Purchasers and the Purchasers’ Guarantor) or the Purchasers’ Representative (in the case of the Sellers and the Sellers’ Guarantor) except that no consent shall be required in the case of an assignment by:

(A)

any Seller, to any member of the Retained Group; or the Purchasers, to any member of the Purchasers’ Group, provided however that if any such assignee were to cease to be a member of the Retained Group or a member of the Purchasers’ Group (as relevant), that party shall procure that prior to the assignee ceasing to be so, such assignee reassigns to that party so much of the rights and benefits under this Agreement as have been assigned to it; or

(B)	any Purchaser to any Debt Financing Source by way of security for the purposes of securing the Debt Financing,

provided that at all times, where any Seller (or the Sellers’ Guarantor) or any Purchaser (or the Purchasers’ Guarantor) assigns the benefit of, or its rights to benefit under, this Agreement, the liabilities of the other party (being, in the case of an assignment by any Seller or the Sellers’ Guarantor, the Purchasers and the Purchasers’ Guarantor, and in the case of an assignment by any Purchaser or the Purchasers’ Guarantor, the Sellers and the Sellers’ Guarantor) shall be no greater than such liabilities would have been had no assignment or reassignment under this clause 23 occurred.

23.2

No party shall make a declaration of trust in respect of, or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement.

23.3	No party shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.

24.	Further assurance

Insofar as they are able to do so after Completion: (i) the Sellers shall, on being requested to do so by the Purchasers’ Representative; and (ii) the Purchasers shall, on being requested to do so by the Sellers’ Representative, in each case do or procure the doing of all acts and/or execute or procure the execution of all documents as may be required by law or as may be necessary or reasonably requested by the Sellers or the Purchasers (as applicable) for the purpose of giving full effect to the Share Purchase Documents.

25.	Entire agreement and Variations

25.1

The Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares and supersede any prior drafts, agreements or arrangements of any nature between the parties relating to the subject matter of the Share Purchase Documents.

25.2	Each party acknowledges and agrees that:

(A)	in entering into the Share Purchase Documents it is not relying upon any pre- contractual statement which is not expressly repeated in this Agreement;

(B)	it shall have no right of action against any other party arising out of or in connection with any pre-contractual statement except to the extent that it is expressly repeated in the Warranties;

(C)

except as otherwise expressly provided for in the Share Purchase Documents, its only right or remedy in connection with the Share Purchase Documents shall be for breach of contract to the exclusion of all other rights and remedies, (including, for the avoidance of doubt, those for misrepresentation (whether made prior to or in the Share Purchase Documents)), except in connection with the obligations under clause 30 (Confidentiality), where injunctive relief may also be available and clause 10.2 where the remedies of injunction, specific performance and any other equitable relief may also be available;

(D)

except as otherwise expressly set out in the Share Purchase Documents, all warranties implied by law in any jurisdiction (whether by statute, or otherwise) in relation to the sale of the Shares are excluded to the fullest extent permitted by law, or if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived; and

(E)	nothing in this clause 25.2 shall exclude or limit any liability for Fraud.

25.3

For the purposes of this clause 25, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this Agreement.

25.4

This Agreement may only be varied in writing signed by each of the parties. For this purpose, a variation to this Agreement shall include any addition, deletion, supplement or replacement, howsoever effected.

26.	Notices

26.1	Except where expressly stated otherwise, a notice under this Agreement shall only be effective if it is in writing. E-mail is permitted.

26.2	Notices under this Agreement shall be sent to a party at its address and for the attention of the individual set out below:

Party	Address	Name and title of individual	E-mail address
Sellers and Sellers’ Guarantor (represented by the Sellers’ Representative)	38 Hans Crescent, London, SW1X 0LZ, United Kingdom	Jeffrey Roberts (VP, Legal – INEOS Enterprises) Copy to: Rob Mace and Sally Wokes	[***] Copy to: [***] [***]

US Purchaser and Canadian Purchaser and Purchasers’ Guarantor (represented by the Purchasers’ Representative)	Ecovyst Inc. 600 Lee Road, Suite 200, Wayne, PA 19087

Attention: Joseph S. Koscinski (CAO & Vice General Counsel)

Copy to (which shall not constitute notice):

Attention: Marnie S. Schock

Babst Calland Clement and Zomnir, PC

Two Gateway Center,

603 Stanwix Street, STE 600

Pittsburgh, PA 15222

and

Attention: David Dowling

Ropes & Gray International LLP

60 Ludgate Hill

London, EC4M 7AW

United Kingdom

[***] Copy to (which shall not constitute notice): Marnie S. Schock [***] and David Dowling [***]

provided that a party may change its notice details on giving notice to the Sellers’ Representative (in respect of the Purchasers and the Purchasers’ Guarantor) or the Purchasers’ Representative (in respect of the Sellers and the Sellers’ Guarantor) (as applicable), in each case of the change in accordance with this clause 26. That notice shall only be effective on the day falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

26.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two (2) clear Business Days after the date of posting;

(C)	if sent by airmail, six (6) clear Business Days after the date of posting; and

(D)	if sent by e-mail, when sent, provided that the relevant e-mail has been sent to the correct e-mail address and no notice of delivery failure has been received by the sender.

26.4

Any notice given under this Agreement outside Working Hours in the country in which the physical address of the addressee of the notice (as listed in clause 26.2) is situated shall be deemed not to have been given until the start of the next period of Working Hours in such place.

26.5	The provisions of this clause 26 shall not apply in relation to the service of Service Documents.

27.	Sellers’ and Purchasers’ Representatives

27.1

The Sellers’ Representative shall have full authority to bind the Sellers and the Sellers’ Guarantor for the purposes of the Share Purchase Documents and signature of this Agreement by the Sellers and the Sellers’ Guarantor constitutes their warranty that the Sellers’ Representative is so authorised to act on their behalf and that they shall be bound by any steps or actions taken or any agreement entered into by the Sellers’ Representative acting in accordance with this Agreement.

27.2

The Purchasers and the Purchasers’ Guarantor shall be entitled to rely on the exercise of the powers and authorities conferred on the Sellers’ Representative under this clause 27 as if the relevant Seller(s) and/or the Sellers’ Guarantor are exercising such powers and authorities.

27.3

The Purchasers’ Representative shall have full authority to bind the Purchasers and the Purchasers’ Guarantor for the purposes of the Share Purchase Documents and signature of this Agreement by the Purchasers and the Purchasers’ Guarantor constitutes their warranty that the Purchasers’ Representative is so authorised to act on their behalf and that they shall be bound by any steps or actions taken or any agreement entered into by the Purchasers’ Representative acting in accordance with this Agreement.

27.4

The Sellers and the Sellers’ Guarantor shall be entitled to rely on the exercise of the powers and authorities conferred on the Purchasers’ Representative under this clause 27.4 as if the relevant Purchaser(s) and/or the Purchasers’ Guarantor are exercising such powers and authorities.

28.	Sellers’ several liability

28.1	The obligations of the Sellers under the Share Purchase Documents shall be several and not joint obligations.

29.	Announcements

29.1

Subject to clauses 29.2 and 29.3, no announcement concerning the sale of the Shares or any ancillary matter shall be made by any party, and no party shall permit or procure to be made or solicit or assist any other person to make such announcement, without the prior written consent of the other party (being in the case of the Sellers and the Sellers’ Guarantor, the Sellers’ Representative and, in the case of the Purchasers and the Purchasers’ Guarantor, the Purchasers’ Representative), such approval not to be unreasonably withheld or delayed.

29.2

The parties agree that, promptly following the date of this Agreement (and in any event no later than the date and time specified in the relevant Agreed Announcement), the Sellers and the Purchasers may each procure the release of an announcement in the Agreed Form (an “Agreed Announcement” and together the “Agreed Announcements”).

29.3	Notwithstanding clause 29.1, a party may make an announcement concerning the sale of the Shares or any ancillary matter if required by:

(A)

applicable law or regulation of any relevant jurisdiction or for the purposes of any Proceedings (including the publication of a form 8-K disclosure appending a copy of this Agreement by the Purchasers Guarantor in respect of the Transaction, adapted to remove certain information as agreed between the parties); or

(B)

the rules of any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law, in which case the party concerned shall, to the extent reasonably practicable and permitted by law or regulation or any applicable rules of any securities exchange or regulatory or governmental body or any Tax Authority, notify the other party (being in the case of the Sellers and the Sellers’ Guarantor, the Sellers’ Representative and, in the case of the Purchasers and the Purchasers’ Guarantor, the Purchasers’ Representative) of such requirement and shall take into account the reasonable comments of such other party in connection with such announcement to the extent such comments are received in sufficient time before making the announcement, provided that the parties shall not be required to notify or take into account any such reasonable comments in respect of any announcement where the contents of such announcement are consistent with, or do not disclose any more information that was disclosure pursuant to, the Agreed Announcement.

29.4	The restrictions contained in this clause 29 shall continue to apply after Completion or the termination of this Agreement without limit in time.

30.	Confidentiality

30.1	Subject to clause 29 (Announcements) and clause 30.2:

(A)

each party shall treat, and shall procure that its respective Affiliates shall treat, as confidential and not disclose or use any information received or obtained as a result of negotiating, entering into or performing the Share Purchase Documents which relates to:

(i)	the provisions of the Share Purchase Documents; or

(ii)	the negotiations relating to the Share Purchase Documents;

(B)

the Purchasers shall treat, and shall procure that each member of the Purchasers’ Group shall treat, as confidential and not disclose or use any information concerning any member of the Retained Group (including prior to Completion the Group) obtained or received as a result of the negotiation and entering into of the Share Purchase Documents; and

(C)

the Sellers shall treat, and shall procure that each member of the Retained Group shall treat, as confidential and not disclose or use any information (i) obtained or received concerning any member of the Purchasers’ Group as a result of the negotiation and entering into of the Share Purchase Documents and (ii) retained after Completion exclusively concerning the Group, provided that the foregoing shall not apply to any information received or obtained by any party pursuant to clause 18 (Access).

30.2	Notwithstanding the provisions of clause 30.1, a party may disclose or use any such confidential information if and to the extent:

(A)

such disclosure is made to its Affiliates, on the basis that the disclosing party is responsible for any breach by the same of this clause 30 as if such Affiliate were a party to this Agreement in place of the relevant party;

(B)	required by applicable law of any relevant jurisdiction or for the purposes of any Proceedings;

(C)

required or requested by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject, wherever situated, whether or not the requirement or request for information has the force of law;

(D)	such disclosure is made by sharing such information on a confidential basis with a Tax Authority in the course of dealing with its Tax affairs or the Tax affairs of any member of its group;

(E)	required to vest the full benefit of any Share Purchase Document in that party;

(F)

the disclosure is made to such party’s or any of such party’s Affiliates’ professional advisers, auditors and bankers (including, in respect of the Purchasers, any Debt Financing Source and the Representatives of any such Debt Financing Source, or to the W&I Insurer, in each case (i) on a need to know basis; (ii) provided they have a duty to keep such information confidential on terms no less stringent than this clause 30; and (iii) on the basis that the disclosing party is responsible for any breach by the same of this clause 30 as if such person were a party to this Agreement in place of the relevant party;

(G)	the information has come into the public domain through no fault of that party; or

(H)

the other party (being in the case of the Sellers and the Sellers’ Guarantor, the Sellers’ Representative and, in the case of the Purchasers and the Purchasers’ Guarantor, the Purchasers’ Representative) has given prior written consent to the disclosure (such consent not to be unreasonably withheld or delayed), provided that any such information disclosed pursuant to clause 30.2(B), (C) or (D) shall be disclosed (where reasonably practicable and not otherwise prohibited by applicable law or regulation) only after notice has been given to the other party of such requirement with a view to consulting with such other party and taking into account that other party’s reasonable requirements as to the content and timing of such disclosure.

30.3

The Confidentiality Agreement shall continue in full force and effect notwithstanding execution of this Agreement and shall terminate on Completion without prejudice to any accrued rights and liabilities.

30.4	The restrictions contained in this clause 30 shall continue to apply after Completion or the termination of this Agreement without limit in time.

31.	Costs and expenses, VAT and stamp taxes

31.1

Except as otherwise stated in this Agreement (including clause 15.1) or the other Share Purchase Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement, the other Share Purchase Documents and all other documents referred to in this Agreement.

31.2

If anything done under this Agreement constitutes a supply of goods, property or services by any Seller or the Purchasers (or a member of its group for VAT purposes) (the “Supplier”) to the Purchasers or any Seller (respectively) (or a member of its group for VAT purposes) (the “Recipient”) in respect of which the Supplier (or a member of its group for VAT purposes) is liable to account for VAT to any Tax Authority, the Recipient shall pay to such Supplier (in addition to any other amounts payable under this Agreement) an amount equal to any VAT for which such Supplier (or a member of its group for VAT purposes) is liable to account to such Tax Authority on the supply against delivery by the Supplier to the recipient of the supply of a valid VAT invoice.

31.3

The Purchasers shall be liable for, and shall bear, any stamp duty, stamp duty reserve tax or other transfer Taxes or registration duties (but excluding, for the avoidance of doubt, any VAT which shall instead be dealt with in accordance with clause 31.2) required to be paid in respect of the transfer of the Shares to the Purchasers (including on, or in relation to, any instruments effecting such transfer or any agreement to such transfer), the entry into of any Share Purchase Document or any other matters contemplated or effected by the Share Purchase Documents and the Purchasers shall each indemnify and hold harmless the Retained Group on an after-Tax basis accordingly.

32.	Counterparts

32.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

32.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

33.	Invalidity

33.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

34.	Contracts (Rights of Third Parties) Act 1999

34.1

All provisions of this Agreement that are expressed to be for the benefit of a person that is not a party to this Agreement (including in clause 15.3 and Schedule 6 (Limitations on the Sellers’ and the Sellers’ Guarantor’s liability) (the “Third Party Rights Clauses”) confer a benefit on certain persons named therein who are not a party to this Agreement (each for the purposes of this clause 34 “Third Party Beneficiary”) and, subject to the remaining provisions of this clause 34, are intended to be enforceable by the Third Party Beneficiary by virtue of the Contracts (Rights of Third Parties) Act 1999.

34.2

The parties to this Agreement do not intend that any term of this Agreement, apart from the Third Party Rights Clauses, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

34.3	Notwithstanding the provisions of clause 34.1, this Agreement may be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of any Third Party Beneficiary.

34.4

Notwithstanding clause 34.1, no Third Party Beneficiary may enforce, or take any step to enforce, the Third Party Rights Clauses without the prior written consent of the Sellers’ Representative, which may, if given, be given on and subject to such terms as the Sellers may determine.

35.	Choice of governing law

This Agreement is governed by and shall be construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

36.	Arbitration

36.1

All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination or any non-contractual obligation arising out of or in connection with it, but excluding, for the avoidance of doubt, any disputes in relation to any Dispute Notice (to which the provisions of Schedule 8 (Completion Accounts) shall apply), shall be finally settled by, and each party shall be permitted to refer any such dispute for settlement by, arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC” and the “Court of the ICC”, such referral being a “Referral for Arbitration”) in accordance with the Rules of Arbitration of the ICC then in effect (the “Rules”), except as such Rules may be modified by this Agreement or by the written agreement of the parties. The provisions on Emergency Arbitrator (as defined in the Rules) in the Rules shall apply.

36.2

The arbitration shall be conducted by three arbitrators. The Sellers and/or the Sellers’ Guarantor, on the one hand, and the Purchasers, on the other hand, shall each nominate one arbitrator and deliver written notification of such nomination to the other and to the Secretariat of the ICC (the “Secretariat”) within twenty (20) Business Days of the date of any Referral for Arbitration or within such other time period agreed upon by the parties to the arbitration. If a party fails to nominate an arbitrator or deliver notification of such nomination in accordance with this clause 36.2, upon request of the relevant party to the arbitration, such arbitrator shall instead be appointed by the Court of the ICC within twenty (20) Business Days of such request. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the parties to the arbitration, and the Secretariat, of such nomination. If the first two appointed arbitrators fail to nominate a third arbitrator within the time period prescribed under the Rules of the ICC or within the time period agreed upon by the parties to the arbitration, then, upon request of either party to the arbitration, the third arbitrator shall be appointed by the Court of the ICC. The third arbitrator shall act as chair of the arbitral tribunal.

36.3	The place of arbitration shall be London.

36.4	The parties agree that in so far as any provision contained in the Rules is incompatible with applicable English law, that provision or relevant part of that provision is to be excluded.

36.5	The language of the arbitration shall be English.

36.6

The parties undertake to keep confidential all arbitration awards, together with all materials created for the purpose of any arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority or as permitted under clause 30.2.

36.7

Nothing in this clause 36 shall prevent any party from applying to the courts of any applicable jurisdiction for interim or conservatory measures (including injunctive relief, specific performance, or any order for the preservation of evidence or assets) at any time. Any such application shall not be, and shall not be treated as, an infringement or waiver of the arbitration agreement contained in this clause 36, and shall not affect the powers of the arbitral tribunal (including any power to order interim measures). The arbitral tribunal shall have the power to rule on its own jurisdiction, including any objections with respect to the existence, scope or validity of the arbitration agreement.

37.	Agent for service

37.1

The Purchasers irrevocably appoint The Law Debenture Corporation PLC of 8th Floor, 100 Bishopsgate, London EC2N 4AG, United Kingdom to be their agent for the receipt of Service Documents. Each Purchaser agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

37.2

If the Purchasers’ agent at any time ceases for any reason to act as such, the Purchasers shall appoint a replacement agent having an address for service in England or Wales and shall notify the Sellers’ Representative of the name and address of the replacement agent. Failing such appointment and notification, the Sellers shall be entitled by notice to the Purchasers to appoint a replacement agent to act on behalf of the Purchasers.

37.3

A copy of any Service Document served on an agent shall be sent by email and by post to the Purchasers. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

38.	Language

38.1	Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

38.2	The receiving party or its agent (as appropriate) shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to clause 38.1.

Schedule 1

(Ownership of the Shares)

Name and address of, and details of the Shares owned by, each of the Sellers:

1.	2.	3.	4.	5.	6.
Full name of Seller	Registered address	Registered number	Shares	Name of Purchaser acquiring the Shares	Allocation of consideration
INEOS Calabrian Holdings Limited	38 Hans Crescent, Knightsbridge, London, England, SW1X 0LZ	10651224	One hundred per cent. (100%) of the issued share capital of INEOS Calabrian Holdings Corp. (being 34,991 ordinary shares of $0.0001 each in issue).	US Purchaser	55%
INEOS Calabrian Canada Holdings Limited	38 Hans Crescent, Knightsbridge, London, England, SW1X 0LZ	10654440	One hundred per cent. (100%) of the issued and outstanding common shares of INEOS Calabrian Corporation Canada, Inc. (being 1,000 common shares).	Canadian Purchaser	45%

Schedule 2

(Conditions to Completion)

1.

No Material Adverse Change having occurred on or following the date of this Agreement that has not been remedied to the Purchasers’ Representative’s reasonable satisfaction (acting in good faith) (“MAC Condition”).

2.	No material breach of the Fundamental Warranties (i) at the date of this Agreement which is outstanding at the Completion Date or (ii) at the Completion Date.

Schedule 3

(Completion arrangements)

Part A: (Sellers’ obligations)

At Completion, each Seller shall:

1.	deliver to the relevant Purchaser or the Purchasers’ Solicitors:

(A)

stock certificates evidencing the Shares of the US Target, duly endorsed to the US Purchaser or accompanied by duly executed stock powers in form and substance satisfactory to the US Purchaser (or an indemnity in lieu thereof in a form to be agreed between the Sellers’ Representative and the Purchasers’ Representative, each acting reasonably);

(B)

duly executed stock transfer powers or other instruments of transfer from the Canadian Seller in respect of the Shares in the Canadian Target in favour of the Canadian Purchaser, together with the share certificates (if any) representing the Shares in the Canadian Target;

(C)

evidence in writing in the Agreed Form of the full, irrevocable release from Completion of all Encumbrances, guarantees, indemnities and borrowing liabilities which have been granted by or in respect of the Shares or assets of any member of the Group in connection with the Sellers’ Financing Arrangements;

(D)

evidence in writing that any requisite consent has been obtained by each relevant Seller and/or member of the Group or the Retained Group to ensure that the Transaction is permitted under the Sellers’ Financing Arrangements, or written confirmation that no such consent is required;

(E)	a Transitional Services Agreement in the Agreed Form duly executed by the relevant member(s) of the Retained Group and the relevant member(s) of the Group;

(F)	the Completion Disclosure Letter duly executed by the Sellers and the Sellers’ Guarantor;

(G)

a certificate addressed to the Purchasers from the US Target, dated as of the Completion Date and prepared in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), stating that interests in such corporation are not “United States real property interests,” together with notice of such certificate to the IRS in accordance with Treasury Regulations Section 1.897-2(h) (which notice shall be mailed by the Purchasers following the Completion in accordance with Treasury Regulations Section 1.897-2(h)); and

(H)	duly completed and executed (i) IRS Form W-9 or appropriate IRS Form W-8 (as applicable) from each of the Sellers, and (ii) form NR 301 (Canada) from the Canadian Seller;

2.

deliver to the Purchasers a copy of the minutes of duly held meetings of the directors of each of the Sellers authorising the execution by the relevant Seller of each of the Share Purchase Documents to which the relevant Seller is a party;

3.

procure the employees of the Retained Group resign their offices as directors and secretary (or the equivalent position in the relevant jurisdiction of incorporation, and as applicable) of the relevant members of the Group, such resignations to be tendered at the board meetings referred to in paragraph 4 below (and pursuant to the resignation letter in a form to be agreed between the Sellers’ Representative and the Purchasers’ Representative, each acting reasonably); and

4.	procure board meetings of the Targets and of the Subsidiary are held at which:

(A)

in the case of the Targets, it shall be resolved that the transfers to take effect as at the Completion Date relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members or securities register, as applicable;

(B)

subject to each Purchaser complying in all respects with its obligations in Part B of the Schedule, each of the persons nominated by the Purchasers at least ten (10) Business Days prior to Completion shall be appointed directors and/or secretary, as the Purchasers shall direct, such appointments to take effect immediately after Completion; and

(C)

the resignations of the directors and secretary referred to in paragraph 3 above shall be tendered and accepted so as to take effect at Completion and each of the persons tendering their resignation shall deliver to the relevant member of the Group a resignation letter in a form to be agreed between the Sellers’ Representative and the Purchasers’ Representative, each acting reasonably) including an acknowledgement executed as a deed that they have no claim against any member of the Group for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which any member of the Group has or could have any obligation to them, and the Sellers shall procure that the minutes of each duly held board meeting and the resignations and acknowledgements referred to, are delivered to the Purchasers’ Solicitors at Completion.

Part B: (Purchasers’ obligations)

At Completion, the Purchasers shall:

1.	pay the Completion Payment, as calculated and/or adjusted in accordance with clause 6.4, in immediately cleared funds and by way of telegraphic transfer to the Sellers’ Bank Account; and

2.	deliver to the Sellers’ Representative or the Sellers’ Solicitors:

(A)

the W&I Completion No Claims Declaration, with such redactions or omissions as the Purchasers’ Representative reasonably believes is required to protect legal privilege and/or confidential information;

(B)	evidence reasonably satisfactory to the Sellers that the W&I Insurance Policy includes the waiver referred to in clause 15.3;

(C)

a copy of the resolution of the directors of each Purchaser and the Purchasers’ Guarantor authorising the execution by each of the Purchasers and the Purchasers’ Guarantor of each of the Share Purchase Documents to which it is a party;

(D)

all “KYC” information, consent to act and such other documents under applicable law for the appointment of each new director to the board of directors and each new executive officer of the members of the Group (as relevant); and

(E)	a duly certified copy of any power of attorney under which any of the above-referenced documents is executed.

Part C: (General)

All documents and items delivered at Completion pursuant to this Schedule 3 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

1.

delivery of all documents and items required to be delivered at Completion in accordance with this Schedule 3 (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

2.	receipt of the Completion Payment, as calculated and/or adjusted in accordance with clause 6.4, in accordance with Part B: (Purchasers’ obligations) of this Schedule 3,

the documents and items delivered in accordance with this Schedule 3 shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

Schedule 4

(Warranties)

1.	Sellers’ warranties

1.1	Each of the Sellers is the sole legal and beneficial owner of the Shares set out opposite its name in Schedule 1 (Ownership of the Shares).

1.2

Save in respect of the security relating to the Sellers’ Financing Arrangements which will be released pursuant to paragraph 1(C) of Part A of Schedule 3, there is no Encumbrance on, over or affecting the Shares or any of them or any shares of any member of the Group. There is no agreement or commitment to give or create any and no written claim has been made by any person to be entitled to any.

1.3

Each of the Sellers has the requisite capacity, power and authority, and has obtained all necessary consents and authorisations, to enter into and perform this Agreement and the other Share Purchase Documents to which it is a party.

1.4

Each member of the Group and the Retained Group has the requisite capacity, power and authority, and has obtained all necessary consents and authorisations (other than as required from a third party in order for the relevant member of the Retained Group that is a party to the Transitional Services Agreement to procure the provision of the Services, in respect of which the Transitional Services Agreement shall apply), to enter into and perform this Agreement and the other Share Purchase Document to which it is a party.

1.5

The obligations of each of the Sellers under this Agreement constitute, and the obligations of each of the Sellers and each member of the Group and the Retained Group under the other Share Purchase Documents to which such person is a party will, when executed and delivered, constitute lawful, valid and binding obligations of the relevant Sellers and/or members of the Group or the Retained Group in accordance with their respective terms.

1.6	The execution and delivery of, and the performance by each of the Sellers of its obligations under this Agreement and the other Share Purchase Documents to which it is a party will not:

(A)	conflict with or result in a material breach of any provision of the Constitutional Documents of the Sellers;

(B)

conflict with or result in a material breach of, or constitute a default under, any instrument to which any Seller is a party or by which any Seller is bound, including, the Sellers’ Financing Arrangements;

(C)	result in a breach of any order, judgment or decree of any court or governmental agency to which any Seller is a party or by which any Seller is bound; or

(D)	require the consent of its shareholders or any other person.

1.7

The execution and delivery of, and the performance by, members of the Group (provided such execution, delivery and performance occurred or occurs when the Group is a member of the Retained Group (and not, for the avoidance of doubt, in respect of the execution and delivery of, or performance by, members of the Group following Completion) and Retained Group of any Share Purchase Documents to which such person is a party will not:

(A)	materially conflict with or result in a material breach of any provision of the Constitutional Documents of the relevant member of the Group or the Retained Group;

(B)

materially conflict with or result in a material breach of, or constitute a default under, any instrument to which such person is a party or by which such person is bound, including, without limitation, the Sellers’ Financing Arrangements;

(C)	result in a breach of any order, judgment or decree of any court or governmental agency to which such person is a party or by which such person is bound; or

(D)

require the consent of its shareholders or any other person (other than consents required from a third party in order for the relevant member of the Retained Group that is a party to the Transitional Services Agreement to procure the provision of the Services, in respect of which the Transitional Services Agreement shall apply).

1.8

Neither the Sellers nor any member of the Retained Group that is party to any Share Purchase Documents is insolvent or unable to pay its debts within the meaning of any laws relating to insolvency or bankruptcy applicable to the relevant person.

1.9	No person is entitled to receive from any member of the Group any finder’s fee, brokerage or other commission in connection with the purchase of the Shares.

2.	Group structure and corporate matters

2.1	The Shares have been validly issued and allotted and are fully paid up.

2.2

All transfer restrictions contained in the Constitutional Documents of the respective member of the Group that affect the transfer of the Shares to the Purchasers have been complied with or effectively waived.

2.3	The Shares comprise all of the Targets’ allotted and issued share capital and there are no shares in the capital of the Targets that are allotted but not issued.

2.4

There is no agreement or commitment outstanding which calls for the present or future allotment, creation, sale, transfer, redemption, repayment or issue of, or accords to any person the right to call for the allotment, creation, sale, transfer, redemption, repayment, option to purchase or issue of, any shares (including the Shares) or any debentures in or securities of any member of the Group.

2.5	Each member of the Group is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation.

2.6	Other than the Subsidiary, no member of the Group has any interest in any other body corporate or undertaking.

2.7	The information given in Part A and Part B of Attachment 1 is true and accurate in all material respects.

2.8	The shares in the Subsidiary have been validly issued and allotted and are fully paid up. The US Target is the sole legal and beneficial owner of the Subsidiary.

2.9

The copies of the Constitutional Documents of each member of the Group which are contained in the Data Room are, so far as the Sellers are aware, complete and accurate in all material respects and, to the extent required by law, fully set out the rights and restrictions attaching to each class of share capital of the member of the Group to which they relate.

2.10

So far as the Sellers are aware, the statutory books (including the securities register and all other registers but excluding the minute books and, for the avoidance of doubt, the accounting records) of each member of the Group have been properly kept and contain a record which is accurate and complete in all material respects and, so far as the Sellers are aware, no written notice or allegation that any of them is incorrect or should be rectified has been received.

3.	Pro Forma Accounts

3.1	The Pro Forma Accounts:

(A)	were prepared with due care and attention based on information extracted from the Group’s records;

(B)	other than as described within the Pro Forma Accounts Basis of Preparation, have been prepared in accordance with accounting policies, principles, practices and methodologies consistent with IFRS; and

(C)	having regard to the purpose for which they were prepared do not:

(i)	materially misstate the value of the assets or the liabilities of the Group as at the Accounts Date; nor

(ii)	materially misstate the profits or losses of the Group in respect of the twelve (12) month period ended on the Accounts Date.

3.2

The Signing Inter-Company Balances Schedule and Completion Inter-Company Balances Schedule have been diligently prepared with due care and attention, and the Sellers believe that, as at the date of this Agreement and as at Completion (as applicable), they are true and accurate in all material respects and not misleading.

4.	Events since the Accounts Date

4.1	Since the Accounts Date:

(A)	there has been no material adverse change in the financial position of the Group as a whole;

(B)

the Business as a whole (and the business of the Retained Group in respect of the Services and any Wrong Pocket Assets held by a member of the Retained Group only) has been carried on, in all material respects, in the ordinary course;

(C)

there has been no material interruption or alteration in the nature, scope or manner of the Business (and the business of the Retained Group in respect of the Services and any Wrong Pocket Assets held by a member of the Retained Group only);

(D)

there have been no amendments which could cause a material increase or decrease in benefits under any Group Benefit Plan or Sellers’ Benefit Plan in respect of any Employee or any material increase or decrease in the compensation payable or paid, whether conditionally or otherwise, to any Employee in each case except for increases made in the ordinary course of business or as required by applicable law or any applicable collective bargaining agreement entered into in relation to the Targets or any member of the Group;

(E)	no Group Benefit Plan has been adopted, established or terminated;

(F)

no action has been taken and no right has been granted to accelerate the funding, vesting, or payment of any compensation or benefit to any Employee or former Employee except for any acceleration, funding, vesting or payment of any compensation or benefit done in accordance with the ordinary course of business or as required by applicable law or any applicable collective bargaining agreement entered into in relation to the Targets or any member of the Group;

(G)

no member of the Group has (i) repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital or (ii) made, or resolved or agreed to make, any issue of shares or other securities by way of capitalisation of profits or reserves; and

(H)	no change in the accounting reference period of any member of the Group has been made.

5.	Contracts and commitments

5.1	No member of the Group is a party to any contract or arrangement which:

(A)

materially restricts its freedom to carry on the whole or any material part of the Business in any part of the world in such manner as it may think fit, other than restrictions relating to, arising out of, or for the purpose of compliance with Anti-Bribery Laws, Anti-Money Laundering Laws or Sanctions Laws;

(B)	is a joint venture agreement or arrangement or any agreement or arrangement under which it participates with any other person in any business;

(C)	relates to matters not within the ordinary business of that member or is not entirely on arms’ length terms; or

(D)	a member of the Retained Group is also a party, other than the Employee Incentive Agreements, and any other agreement or arrangement entered into or contemplated by this Agreement.

5.2	Copies of all Material Contracts are contained in the Data Room.

5.3

So far as the Sellers are aware, no written notice has been served by or given to, any member of the Group under any Material Contract in relation to any breach, termination or repudiation of such Material Contract.

5.4	So far as the Sellers are aware:

(A)	each Material Contract is in full force and effect;

(B)	there are no grounds for termination of any Material Contract;

(C)	there is no material breach of any Material Contract by any party thereto;

(D)	no member of the Group is in negotiations concerning the termination, material amendment or material variation of any Material Contract; and

(E)	other than in the Ordinary Course of Business, no counterparty to a Material Contract has during the eighteen (18) months preceding the date of this Agreement:

(i)	ceased or indicated an intention to cease trading with or supplying to the Group, or to deal with the Group on a materially reduced scale; or

(ii)	changed, or indicated an intention to materially change the terms on which it is prepared to trade with or supply the Group to the detriment of the Business.

6.	Powers of attorney

No member of the Group has given any power of attorney or other written authority which is still outstanding or effective to any person to enter into any contract or commitment on its behalf (other than to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

7.	Insurances

7.1

A summary of the insurance policies in respect of which any member of the Group has an interest is set out in the Insurance Overview in the Data Room and, so far as the Sellers are aware, all such policies are in full force and effect and are not void or voidable.

7.2

The Data Room contains accurate and complete details of all material insurance claims made by any member of the Group during the past five (5) years, including details of any deductibles, excesses, self-insured retentions and any aggregate policy limits applicable thereto.

7.3	In the five (5) years prior to the date of this Agreement there have been no insurance claims made by a member of the Group in excess of US$500,000 (five hundred thousand US dollars).

7.4

So far as the Sellers are aware, in the five (5) years prior to the date of this Agreement no insurer has effectively denied, rejected, disputed or reserved its position in respect of any insurance claim in excess of US$500,000 (five hundred thousand US dollars) made by a member of the Group.

8.	Borrowings

8.1

The total amount of borrowings incurred by each member of the Group under the Sellers’ Financing Arrangements does not exceed any limitation on its borrowing contained in the relevant member’s Constitutional Documents.

8.2

So far as the Sellers are aware, no event which is an event of default under or any material breach of any of the terms of any Sellers’ Financing Arrangements or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged.

8.3

No member of the Group has any borrowings or obligations under any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, hedging agreement, debt or inventory financing, discounting or factoring arrangement, sale and lease back arrangement or any other arrangement the purpose of which is to raise money or provide finance or credit outstanding, owing, due or payable to any person except for:

(A)	pursuant to the Sellers’ Financing Arrangements which will be released and settled on or prior to Completion pursuant to paragraph 1(C) of Part A of Schedule 3 (Completion arrangements);

(B)	amounts owing to members of the Retained Group; and

(C)	trade debt incurred in the ordinary course of trading.

8.4

Except for the Sellers’ Financing Arrangements which will be released and settled on or prior to Completion pursuant to paragraph 1(C) of Part A of Schedule 3 (Completion arrangements), no member of the Retained Group has granted any security, guarantee, indemnity or other form of credit support in connection with any borrowings, debts, liabilities or obligations owed by a member of the Group.

8.5

Except for the Sellers’ Financing Arrangements which will be released and settled on or prior to Completion pursuant to paragraph 1(C) of Part A of Schedule 3 (Completion arrangements), no member of the Group has granted any security, guarantee, indemnity or other form of credit support in connection with any borrowings, debts, liabilities or obligations owed by any member of the Retained Group and/or any other person that is not a member of the Group.

8.6

No member of the Group has applied for or received any grant, allowance, aid or subsidy from any Governmental Authority, which is or may be repayable at any time after the date of this Agreement (including as a result of Completion).

9.	Insolvency

9.1

No liquidator has been appointed in relation to any member of the Group and no order has been made, no meeting has been convened and no resolution has been passed or proposed for the winding up or dissolution of any member of the Group and, so far as the Sellers are aware, no petition has been presented for the purpose of winding up any member of the Group.

9.2

No administration order has been made and, so far as the Sellers are aware, no application for such an order has been made, no notice of intention to appoint an administrator has been given and no administrator has been appointed in respect of any member of the Group.

9.3	No receiver or manager (which expression shall include an administrative receiver) has been appointed in respect of any member of the Group or over all or substantially all of its assets.

9.4	No composition, compromise, assignment or arrangement has been made or proposed with all or any class of creditors of any member of the Group under any laws.

9.5	No step has been taken or proposal made for the purpose of putting in place a moratorium, or to appoint a monitor, in respect of any indebtedness of any member of the Group.

9.6

So far as the Sellers are aware, no member of the Group has suffered any equivalent or analogous proceedings or orders to any of those described above in this paragraph 9 under the law of any other jurisdiction.

9.7	So far as the Sellers are aware, no member of the Group has stopped paying any material debts as they fall due, or has failed to satisfy any judgement debt within any applicable time limit.

9.8	No member of the Group is unable to pay its debts within the meaning of any applicable law relating to insolvency or bankruptcy.

10.	Licences

So far as the Sellers are aware:

(A)

all material licences, permits, consents, approvals, registrations, authorisations, and other permissions (excluding any applicable environmental permits, health and safety certificates and product approvals) required for or in connection with the carrying on of the Business as at the date of this Agreement are held by a member of the Group and are in full force and effect and are not subject to any conditions or limitations that materially restrict the operations of the Business; and

(B)

no written notice has been received by any member of the Group (and no member of the Group is aware of any circumstances which might give rise to such notice) that any such licence, permit, consent, permission, approval, registration, authorisation or other permission is likely to be revoked, permanently suspended, materially modified, or not renewed on materially the same terms as the current licence, permit, consent, permission, approval, registration, authorisation or other permission; and

(C)

there are no investigations, enquiries or proceedings (whether completed, pending or, as far as the Seller’s are aware, threatened) by any regulatory body in relation to any such licence, permit, consent, permission, approval, registration, authorisation or other permission, excluding, in each of (A), (B) and (C): (i) consents required from a third party in order for the Sellers to procure the provision of the services in the Transitional Services Agreement; and (ii) licences of Intellectual Property and/or rights in Business Information (in respect of which paragraph 14 shall apply).

11.	Compliance with laws

11.1

So far as the Sellers are aware, in the three (3) years prior to the date of this Agreement there has been no default by any member of the Group under any applicable law, statute, regulation, order, decree or judgment of any court of any governmental or regulatory authority in the jurisdiction in which it is incorporated, or in which it otherwise does business, in each case, by which it is bound and which, in each case, had, will have, or could reasonably be expected to have a material adverse effect on the financial position of the Group as a whole.

11.2

In the three (3) years prior to the date of this Agreement, no member of the Group has received notice in writing from any person alleging that it has committed or is liable for any criminal, illegal or unlawful act which, in each case, had, will have or could reasonably be expected to have a material adverse effect on the financial position of the Group as a whole.

12.	Litigation

12.1

No member of the Group is, or has in the three (3) years prior to the date of this Agreement been, engaged in any investigation, litigation, arbitration or other dispute resolution process, or legal, enforcement, administrative or criminal proceedings, whether as claimant, defendant or otherwise, for which the amount in dispute exceeds $500,000 (five hundred thousand US dollars) (or the equivalent value in any other currency) (excluding any matters covered in paragraphs 14.1, 14.4, 14.6, 14.8, 16.2, 17.9 and 18.7), other than in respect of the collection of debts in the Ordinary Course of Business.

12.2

So far as the Sellers are aware, no investigation, litigation, arbitration or other dispute resolution process, or legal, enforcement, administrative or criminal proceedings, by or against any member of the Group or related to any Relevant Property, in each case, for which the amount in dispute is likely to exceed $500,000 (five hundred thousand US dollars) (or the equivalent value in any other currency) is pending or threatened (excluding any matters covered in paragraphs 17.9 and 18.6),and the Sellers are not aware of any circumstances which might give rise to such a dispute.

12.3	So far as the Sellers are aware, each of the Prior Litigation Disputes is inactive as of the date of this Agreement.

13.	Ownership of assets

13.1

So far as the Sellers are aware, each of the material assets (other than the Relevant Property) included in the Pro Forma Accounts or acquired by any member of the Group (or the Retained Group for use in the Business) since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the relevant member of the Group and each of those assets capable of possession is in the possession of the relevant member of the Group (save where in the possession of a third party in the normal course of business).

13.2

The Group owns and/or has the right to use all material tangible assets necessary for the continuation of the Business in the ordinary course and as carried out on the date of this Agreement (other than: (i) any assets used by the Retained Group to provide services under the Transitional Services Agreement; (ii) any assets used to provide any Excluded Service; and (iii) the Relevant Property).

13.3

So far as the Sellers are aware, all plant, machinery, vehicles and equipment owned by any member of the Group that are material to the Business are in good operating condition having regard to their age, usage and normal wear and tear and are, with routine maintenance and capital expenditure, capable of being operated in all material respects in accordance with applicable regulations.

13.4

Save in respect of the security relating to the Sellers’ Financing Arrangements which will be released pursuant to paragraph 1(C) of Part A of Schedule 3 (Completion arrangements), so far as the Sellers are aware, no Encumbrance on, over or affecting the whole or any part of the undertaking or assets of any member of the Group (including any investment in any other member of the Group) (other than any lien arising by operation of law in the Ordinary Course of Business) is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

14.	Intellectual Property, Information Technology, and Data Privacy

14.1

Accurate details of all Registered Intellectual Property are set out in the Data Room. Each item of Owned Intellectual Property is solely and exclusively owned by a member of the Group. The Owned Intellectual Property is free and clear of all Encumbrances. No proceeding is pending or, so far as the Sellers are aware, is threatened, that challenges the validity, ownership or enforceability of any Owned Intellectual Property.

14.2	The Group has made timely payment of all applicable application, registration and renewal fees due in respect of the maintenance and protection of the Registered Intellectual Property.

14.3

Accurate copies of all contracts pursuant to which a member of the Group: (i) in-licenses or receives the right to use or any similar right from a third party in respect of any Intellectual Property that is material to the Business (other than non-exclusive licences for off-the-shelf software that is generally available on the vendor’s standard terms); (ii) out-licenses or provides the right to use or any similar right to any third party in respect of any Intellectual Property that is material to the Business, other than non-exclusive licences to customers in connection with the sale of the Group’s products or services that are entered into in the Ordinary Course of Business; or (iii) is restricted from using, registering or enforcing any material Owned Intellectual Property in any material respect (including co-existence agreements, settlement agreements and covenant not to sue agreements) (each contract pursuant to paragraph (i) to (iii) a “Material IP Contract”) are set out in the Data Room.

14.4

No member of the Group nor, so far as the Sellers are aware, any other party is in material breach of or has served or received written notice to terminate any Material IP Contract disclosed pursuant to paragraph 14.3.

14.5

So far as the Sellers are aware, no third party is infringing or making unauthorised use of (nor has during the past three (3) years prior to the date of this Agreement infringed or made unauthorised use of), any Owned Intellectual Property or rights in Business Information owned by any member of the Group in a manner that would have a material adverse effect on the Business.

14.6

No member of the Group has brought any current proceeding against any third party alleging the infringement or unauthorised use of any Owned Intellectual Property or rights in Business Information owned by any member of the Group.

14.7

So far as the Sellers are aware, the activities of the Group do not infringe or make unauthorised use of (nor have during the past three (3) years prior to the date of this Agreement infringed or made unauthorised use of), the Intellectual Property or rights in Business Information of any third party in a manner that would have a material adverse effect on the Business.

14.8

So far as the Sellers are aware, no proceeding, claim or demand letter is pending or threatened against any member of the Group alleging the infringement or unauthorised use of any Intellectual Property or rights in Business Information of any third party.

14.9

So far as the Sellers are aware, no member of the Group has disclosed any confidential Business Information to any third party other than under an obligation of confidentiality, and the Group has taken reasonable steps to maintain and protect the confidentiality of the confidential Business Information.

14.10

The Group owns or has a contractual right to use all material Information Technology used in and necessary for the conduct of the Business as at the date of this Agreement. Such Information Technology is sufficient for the current needs of the Business as at the date of this Agreement (save that nothing in this paragraph 14.10 shall constitute a warranty in relation to the infringement or unauthorised use of any Intellectual Property or rights in Business Information).

14.11

There has been no material disruption to the commercial activities of the Group in the past twenty four (24) months prior to the date of this Agreement, which has been caused by any failure, breakdown, cyberattack or Security Breach of any Information Technology used by the Group.

14.12

The conduct of the Business has at all times in the past twenty-four (24) months prior to the date of this Agreement been in material compliance with all Privacy Obligations. Each member of the Group has implemented and maintains appropriate technical and organisational safeguards designed to protect the security, confidentiality, integrity and availability of the Personal Information it Processes as required by applicable Privacy Obligations, including appropriate data backup and disaster recovery procedures. No member of the Group has in the past twenty-four (24) months prior to the date of this Agreement notified in writing or has been obligated by applicable Privacy Obligations to give notice to any person or entity of any actual or alleged Security Breach. No member of the Group in the past twenty-four (24) months prior to the date of this Agreement has received any written notification of any investigation by a Governmental Authority or material claim that in either case alleges a violation of any Privacy Obligations by the Group. No member of the Group has in the past twenty-four (24) months prior to the date of this Agreement suffered a Security Breach.

15.	Property

15.1	The Relevant Properties are the only Properties owned, used or occupied by any member of the Group or in which any member of the Group has an interest.

15.2	The particulars of the Relevant Properties set out in Attachment 2 are true and accurate in all material respects.

15.3

No member of the Group has any actual or contingent liability in respect of any estate or interest in real property whether arising as original tenant, assignee, guarantor or otherwise, other than in respect of the Relevant Properties.

15.4	There are no mortgages, deeds of trust, charges, debentures or liens in or over the Relevant Property, other than Permitted Liens.

15.5	There is no material outstanding written notice or dispute as to the use of any Relevant Property. The current use of each Relevant Property is a lawful use for planning or zoning purposes.

15.6	The registered owner of the Relevant Property as indicated in Attachment 2 holds good, valid, and marketable title to such Property.

15.7	So far as the Sellers are aware, no Relevant Property is subject to any pending or threatened condemnation, eminent domain or expropriation process.

15.8	No Relevant Property is subject to any easement, right-of-way, covenant, condition, restriction, licence, or other agreement that materially interferes with the current use of the Relevant Property.

15.9	There are no leases, subleases, licences, occupancy agreements, or similar arrangements granting third parties rights to possess or use any portion of the Relevant Property.

16.	The Environment, health and safety

16.1	In this paragraph 16.1:

“EHS Law”	means all statutes and subordinate legislation and other federal, provincial, state and local laws, common laws, rules, regulations, ordinances, directives or civil codes in so far as they relate to or apply to EHS Matters;

“EHS Matters”

means:

(i) pollution or contamination;

(ii)  the disposal, release, spillage, deposit, escape, discharge, leak, leaching, migration, dumping, pumping, pouring, injection dispersal or emission of Hazardous Material or Waste;

(iii)  the generation, manufacture, processing, distribution, use, treatment, containment, storage, transport or handling of Hazardous Materials or Wastes;

(iv) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials or Wastes;

(v)   noise, vibration, odour, radiation, common law or statutory nuisance;

(iv) worker health and safety; or

(v)   any other matters relating to the protection, restoration or remediation of, or prevention of harm to, the Environment or natural resources;

“EHS Permits”	means any permit, licence, registration, certification, consent, approval or authorisation required by or issued under EHS Law;

“Environment”	means all or any part of the air (including, the air within buildings and the air within other natural or man-made structures above or below ground), surface water, groundwater, soil, surface and subsurface strata land and any living organisms (including man) or living systems supported by such media;

“Hazardous Material”	means (i) any substance or material which is characterized, classified, designated, listed, regulated, prohibited, controlled or restricted as a pollutant, contaminant, hazardous or toxic material or substance, or words of similar meaning or import, under EHS Law or that can form the basis for any liability under EHS Law and (ii) petroleum, petroleum products, per-and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, mold, fungi and other substances, including related precursors and breakdown products.

“Waste”	means any substance or material which is characterized, classified, designated, listed, regulated, prohibited, controlled or restricted by applicable law as waste.

16.2

All EHS Permits required for the operations of the Group have been obtained, are in full force and effect and have (in the three (3) years prior to the date of this Agreement) been complied with in all material respects. There is no action or proceeding pending or, so far as the Sellers are aware, threatened the effect of which could be to revoke, rescind, terminate, not renew, or materially modify any such EHS Permits.

16.3	In the three (3) years prior to the date of this Agreement each member of the Group has complied with applicable EHS Law in all material respects.

16.4

Except for matters that have been fully resolved with no further liability or obligation for any member of the Group, in the three (3) years prior to the date of this Agreement, no member of the Group has received any notice from any person or entity, and there are no claims, actions, suits or proceedings pending or, so far as the Sellers are aware, threatened, alleging that any member of the Group is in violation of or has any material liability under EHS Law.

16.5

In the three (3) years prior to the date of this Agreement, there has been no action, activity, circumstance, fact, condition, event or incident, including any release, discharge, disposal, spill, exposure to, leak or presence of, or contamination by Hazardous Materials or Waste at any of the Relevant Properties, that could reasonably be expected to result in material liability or an obligation to investigate, remediate or otherwise respond to such release, discharge, disposal, spill, leak or contamination for the Group pursuant to EHS Laws.

16.6

No member of the Group is obligated by contract or by operation of law to indemnify any person or entity (including any member of the Retained Group) with respect to any liability arising under EHS Laws, which such liability would not be a liability of the Group in the absence of such obligation.

16.7

Except as have been decommissioned in accordance with applicable EHS Laws with no further liability or obligation for any member of the Group, there are no underground storage tanks present at any of the Relevant Properties.

16.8

Except as have been closed or decommissioned in accordance with applicable EHS Laws with no further liability or obligation for any member of the Group, there are no land-based waste disposal units (e.g., landfills, waste piles, ponds, surface impoundments, dumps) present at any of the Relevant Properties.

16.9

Except as have been decommissioned in accordance with applicable EHS Laws with no further liability or obligation for any member of the Group, there are no former aboveground tanks containing Hazardous Material or Waste present at any of the Relevant Properties.

16.10

The Seller has delivered or otherwise made available for inspection to the Purchasers complete and accurate copies and results of any final reports, investigations, audits, correspondence with governmental authorities, notices, assessments, studies, and sampling data in the possession of or reasonably available to the Seller and produced in the three (3) years prior to the date of this Agreement pertaining to: (i) any unresolved environmental claims pending or threatened against any member of the Group and (ii) EHS Matters that could reasonably be expected to result in material liability for a member of the Group.

17.	Employment

17.1

A complete list, as of the date of this Agreement, of the jobs and details of the employing entity, basic salary or wage rate, status as exempt or non-exempt from overtime pay requirements, target annual bonus, commission or other incentive-based compensation, Union affiliation, leave status (and, if on leave, the anticipated return date, if known), visa status (if applicable), benefits and pension entitlements and start participation, and start date of employment and location of each Employee are set out in the Data Room.

17.2

A complete list, as of the date of this Agreement, of all independent contractors and consultants directly contracted with a member of the Group whose annual fees or compensation is equal to or greater than $200,000 is set out in the Data Room which indicates for each: engaging entity, description of services, start date, engagement length, and a summary of fees and compensation.

17.3	The Data Room contains correct and complete copies in Data Room folders 4.2.2 and 11.7 of:

(A)

all contracts of employment, offer letters, severance agreements and/or restrictive covenant agreements applicable to any Employee whose salary (on the basis of full-time employment) is equal to or greater than $200,000 (two hundred thousand US dollars) per annum (or local currency equivalent); and

(B)	any template contracts of employment, offer letters, severance agreements, restrictive covenant agreements, staff handbook and/or standard terms and conditions applicable.

17.4

Details of any material benefit received by any Employee otherwise than in cash and of any benefits which are related to sales, profits, turnover or performance, or which are otherwise variable (other than normal overtime), are set out in the Data Room.

17.5

Save as Disclosed in the Data Room and so far as the Sellers are aware, no employee of any member of the Group has any written agreement as to length of notice, severance or termination payment required to terminate their employment or engagement beyond the minimum requirements of applicable law and/or common law.

17.6

So far as the Sellers are aware, save for any contractors, consultants, agency workers or freelancers who are engaged from time to time by the Group (details of those of who have been engaged in the last six (6) months has been provided in the Data Room), the Employees are all of the employees necessary for the operation of the Business as conducted in the six (6) month period prior to the date of this Agreement.

17.7	No Employee has given or received written notice to terminate their employment with the relevant employing entity as at the date of this Agreement.

17.8

Since the Accounts Date, no material change has been made to the terms of employment of any Employee (except changes required by applicable law or any applicable collective bargaining agreement entered into in relation to any member of the Group) and no offer of employment or engagement has been made that has not been accepted or where the employment or engagement has not yet started to any Employee or former Employee at the level of vice president or above or person whose salary or fee (on the basis of full time employment or engagement) would be equal to or greater than $250,000 (two hundred and fifty thousand US dollars) per annum (or local currency equivalent) , and no member of the Group has terminated the employment or engagement of any such person.

17.9

So far as the Sellers are aware, there are no, and during the two (2) year period immediately preceding the date of this Agreement, have been no, material existing, threatened or settled claims or proceedings in relation to any member of the Group by or in respect of any Employee or former Employee, in each case with a value of more than $1,000,000 (one million US dollars) (or the equivalent value in any other currency) in respect of their employment or engagement, and there are no circumstances likely to give rise to any such claim.

17.10

So far as the Sellers are aware, no member of the Group has during the last two (2) years been party to a settlement agreement or similar out-of-court or pre-litigation arrangement with any Employee or former Employee that involves allegations relating to sexual or any other type of harassment, misconduct or discrimination.

17.11

Save as Disclosed in the Data Room, no member of the Group has, during the past three (3) years, received any material notice of assessment or material penalty assessment from any workplace safety and insurance board or other similar governmental authority, nor received any convictions, penalties or other sanctions relating to employment standards or health and safety laws, and, so far as the Sellers are aware, there are no pending investigations, charges or compliance orders made under any employment standards or health and safety laws.

17.12

Save as Disclosed in the Data Room, and so far as the Sellers are aware, no Union is recognised by any member of the Group and correct and complete copies of any collective bargaining agreements to which any member of the Group is a party, subject to, or is otherwise bound by are included in the Data Room in folder 4.2.2. No collective bargaining agreement is currently in the process of being negotiated by any member of the Group, and save as Disclosed in the Data Room and so far as the Sellers are aware, no Employee is represented by a Union.

17.13	So far as the Sellers are aware, there are no, and during the two (2) year period immediately preceding the date of this Agreement, have been no:

(A)	strikes, material work stoppages, material work slowdowns or other labour disruptions or similar activities existing against or involving any member of the Group with respect to the Business;

(B)

petitions filed or proceedings instituted by or on behalf of an Employee or group of Employees with any labour relations board or other Governmental Authority seeking recognition of a bargaining representative;

(C)	written demand for recognition of any Employees made by, or on behalf of, any Union; or

(D)

so far as the Sellers are aware no notice, consent or consultation obligations with respect to any Employees, or any Union, will be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby.

17.14

So far as the Sellers are aware, there is no obligation or amount due to or in respect of any Employee in connection with their employment, which is in arrears or unpaid at the date of this Agreement (other than their normal salary for the month current, bonuses in respect of the current financial year, holiday pay in respect of the current holiday year, and expenses in respect of the current expenses period.

17.15	So far as the Sellers are aware, neither the execution of this Agreement nor Completion (whether alone, or together with any other event, such as termination of employment) could:

(A)	result in any payment or benefit (whether of compensation, termination or severance pay or otherwise) becoming due to any current or former Employee;

(B)

cause or accelerate the time of payment, funding or vesting, or increase the amount or value of compensation (including equity or equity-based compensation) or benefits payable under, or the required funding of, any Group Benefit Plan or Sellers’ Benefit Plan;

(C)	limit or restrict the right of the Group, Purchasers, or any of their respective Affiliates to merge, amend or terminate any Group Benefit Plan;

(D)	result in any forgiveness of indebtedness of any Employee or former Employee;

(E)

give rise to the payment of any “excess parachute payment” within the meaning of Code Section 280G to any “disqualified individual” as defined in Code Section 280G, provided that this paragraph 17.15(E) shall not apply to any arrangements entered into at the direction of the Purchasers or between the Purchasers or any of its Affiliates, on the one hand, and a “disqualified individual” (as defined in Code Section 280G), on the other hand, that are not disclosed to the Group prior to the date hereof (“Undisclosed Buyer Arrangements”), so that, for the avoidance of doubt, the accuracy of this paragraph 17.15(E) shall be determined as if such Undisclosed Buyer Arrangements had not been entered into; or

(F)	result in any transfer of employees from or to the Retained Group.

18.	Benefit Plans

18.1

With respect to each material Group Benefit Plan (but excluding the Post Retirement Plans), the Data Room contains correct and complete copies of: (i) the current plan document together with all material amendments thereto or, if not reduced to writing, a written summary of all material plan terms; (ii) the current summary plan descriptions (including any summary of material modifications);(iii) the most recent IRS Form 5500 filings, audit reports, actuarial funding reports, anti-discrimination testing reports; (iv) any non-routine correspondence with any regulatory agency for such Group Benefit Plan; and (iv) any trust agreements, insurance policies and administrative agreements.

18.2	All material contributions and expenses due and payable at the date of this Agreement by any member of the Group with respect to the Group Benefit Plans have been paid in full.

18.3

So far as the Sellers are aware, the Post Retirement Plans comply with and have been managed in accordance with their governing documentation in all material respects. Each Group Benefit Plan and each Sellers’ Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favourable determination or opinion letter from the IRS as to its qualification and so far as the Sellers are aware, nothing has occurred that could reasonably be expected to adversely affect such qualification or exemption or otherwise result in liability (contingent or otherwise) to the Group. So far as the Sellers are aware, each Group Benefit Plan and Sellers’ Benefit Plan, including any associated trust or fund, has been established, maintained, operated, funded and administered in all material respects in compliance with its terms and in compliance with all applicable Laws.

18.4

Except as provided for in Data Room folders 4.2.3 and 11.7, no Group Benefit Plan is and, so far as the Sellers are aware, neither the Group nor any ERISA Affiliate thereof has in the last ten (10) years sponsored, maintained, contributed to, or otherwise has ever had any liability (actual or contingent) in respect of: (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any benefit plan that is or was subject to Title IV of ERISA, Sections 412 or 430 of the Code, or Section 302 of ERISA; (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA; (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) post-employment or post-retirement health or welfare benefits other than health continuation coverage pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA at the participant’s sole expense.

18.5

Material details of the Post Retirement Plans including the rates of contributions currently payable by each member of the Group to the Post Retirement Plans and funding levels of any defined benefit plans are set out in Data Room folders 4.2.3 and 11.7.

18.6

No member of the Group has any commitment or obligation and has not made any representations to any Employee, officer, director or union, which is legally binding, to adopt, amend, modify or continue any Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

18.7

There is no legal proceeding or claim of any kind which have been notified to the Seller with respect to any Group Benefit Plan (other than routine claims for benefits), and so far as the Sellers are aware, no fact or circumstance exists that would be reasonably likely to give rise to any such legal proceeding. So far as the Sellers are aware, no Group Benefit Plan is, or within the last two (2) years has been, the subject of an examination or audit by a Governmental Authority.

19.	The Pro Forma Accounts and Tax

19.1	No member of the Group has any liability in respect of Tax (whether actual or contingent):

(A)

in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period ending on or before the Accounts Date; or

(B)	referable to transactions effected on or before the Accounts Date, or events occurring on or before the Accounts Date,

that is not provided for in the Pro Forma Accounts in accordance with the accounting policies applicable as at the Accounts Date.

20.	Tax events since the Accounts Date

Since the Accounts Date:

(A)	no accounting period for the purpose of any corporate income tax of any member of the Group has ended;

(B)	no member of the Group has settled any claim or proceeding with any Tax Authority that has resulted in it becoming liable to pay a material amount of Taxes; and

(C)

no member of the Group has taken any step or entered into any transaction which, in either case, was outside the ordinary and usual course of its business or incurred any material item of revenue expenditure which will not be deductible for tax purposes other than in accordance with past practice.

21.	Tax returns, disputes and records, etc.

21.1	Each member of the Group has:

(A)

within the last four (4) years discharged every material Tax liability for which it is or has been liable and which has fallen due before the date of this Agreement and there is no material Tax liability in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority to a date falling after the date of this Agreement;

(B)

within the last four (4) years properly made all material deductions, withholdings and retentions in respect, or on account, of any Tax required to be made by it and has accounted for all such deductions, withholdings and retentions to each relevant Tax Authority;

(C)

submitted or caused to be submitted, (in accordance with all applicable procedural and administrative requirements, including any prescribed time limit), all material Tax Returns, notices and computations which have been required to be submitted to a Tax Authority within the last four (4) years and all such material Tax Returns, notices and computations are true, accurate, and complete in all material respects;

(D)

supplied or caused to be supplied to the relevant Tax Authority, (in accordance with all applicable procedural and administrative requirements, including any prescribed time limit), all material information which has been required to be supplied to any Tax Authority within the last four (4) years and all such information was, when supplied, true and accurate in all material respects; and

(E)

not, within the last four (4) years, become liable to pay, or done or failed to do anything which could cause it to become liable to pay, any material penalty, surcharge, fine or interest in respect of Tax.

21.2	One or more members of the Group has duly kept and preserved all material records which the Group is required by applicable law to keep for Tax purposes.

21.3

No member of the Group is currently, or has been in the last four (4) years, under any audit, examination or enquiry by a Tax Authority that could result in the assessment of any material amount of Tax nor are the Sellers aware that any such Tax Authority intends to commence any such audit, examination or enquiry. So far as the Sellers are aware there is no outstanding or contemplated dispute or disagreement with any Tax Authority that could result in the assessment of any material amount of Tax; and no notice has been served by any Tax Authority on any member of the Group pursuant to any statutory regime relating to the avoidance of Tax or the conduct of Tax affairs (including any failure to co-operate with a Tax Authority).

22.	Tax Grouping

No member of the Group has at any time in the last four (4) years entered into any tax sharing arrangement (excluding, for the avoidance of doubt, commercial agreements entered into in the ordinary course of business the principal purpose of which is not related to Taxes) or had its Tax affairs or payments dealt with on a consolidated or group basis with any person other than another member of the Group.

23.	Transfer Pricing

All material transactions entered into by a member of the Group in the last four (4) years have been entered into on arm’s length terms.

24.	Residence

So far as the Sellers are aware: (i) each member of the Group is resident for Tax purposes solely in the place identified as its jurisdiction of Tax residence in Part A or Part B of Attachment 1 and no member of the Group is subject to Tax in any other jurisdiction outside of its jurisdiction of Tax residence (or any political subdivision thereof) by virtue of having a permanent establishment or other place of business, or having a source of income in, that jurisdiction).

25.	Tax Avoidance

25.1

In the last four (4) years no member of the Group has been party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of U.S. state or local applicable law).

25.2

No member of the Group has, within the last four (4) years, undertaken, participated in or been contractually obligated to participate in any “reportable transaction” as defined in Section 237.3 of the Canadian Income Tax Act or any “notifiable transaction” as defined in Section 237.4 of the Canadian Income Tax Act (or in either case any similar applicable provincial or territorial equivalent).

26.	Additional Tax Considerations

26.1

For U.S. federal income (and applicable U.S. state and local income) Tax purposes only, no member of the Group shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Completion Date as a result of any: (i) change in method of accounting made prior to the Completion Date (including an adjustment under Section 481(a) of the Code or any corresponding or similar provision of US state or local or income Tax Law), or use of an improper method of accounting, prior to the Completion Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of US state or local income Tax Law) executed on or prior to the Completion Date; (iii) instalment sale or open transaction disposition made prior to the Completion Date; (iv) prepaid or deferred amount received or accrued on or prior to the Completion Date; or (v) intercompany transaction entered into prior to the Completion Date, or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or non-U.S. income tax law) in existence as of the Completion Date.

26.2

No member of the Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of
Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

26.3

So far as the Sellers are aware, no member of the Group: (i) is, or has ever been, a “passive foreign investment company” as defined in Section 1297(a) of the Code; (ii) is a “surrogate foreign corporation” within the meaning of Section 7874 of the Code or is treated as a U.S. corporation under Section 7874 of the Code; or (iii) has made any election pursuant to Section 965(h) of the Code.

26.4	Attachment 1 provides for the U.S. tax classification of each member of the Group.

26.5

No member of the Group has, within the last four (4) years, applied for, any private letter ruling of the IRS, request for administrative relief, request for technical advice, request for a change of any method of accounting, or comparable rulings of any Governmental Authority.

26.6

Neither the US Target nor any of its U.S. Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

26.7	The Shares in the Canadian Target are not taxable Canadian property as defined in the Canadian Income Tax Act.

26.8

No facts, circumstances or events exist or have within the last four (4) years existed, that have resulted or are reasonably expected to result, in the application of any of Sections 15, 17, 78, 79, 79.1 or Section 80 (to and including Section 80.04) of the Canadian Income Tax Act or any similar provincial or territorial provisions applying to Canadian Target.

26.9	No deductions or reserves against Taxes have been taken that may be included in the income of Canadian Target following Completion.

26.10

The Canadian Seller and the Canadian Target are residents and fully entitled to the benefit of each article of the 1978 Canada-UK Double Tax Convention, as amended, and as modified by the Multilateral Instrument.

26.11

Each member of the Group which is required to be registered is properly registered for the purposes of VAT in each jurisdiction in which it (i) is liable to be so registered and (ii) is (or would be if it were so registered) liable for a material amount of VAT.

26.12

Each member of the Group has within the last four (4) years complied in all material respects with all Tax legislation concerning VAT, and has made, obtained and kept up to date accurate records, invoices and other documents appropriate or requisite for the purposes of such Tax legislation.

26.13

No member of the Group is, nor has within the last four (4) years been, partially exempt from VAT in a jurisdiction in which it is registered for VAT, and the Sellers are not aware of any circumstances by which a member of the Group might not be entitled to credit for all VAT chargeable on supplies received, and imports and acquisitions made, by it in such a jurisdiction.

27.	Clearances

27.1

No Tax Authority has agreed to operate any special arrangement (being an arrangement not available to taxpayers generally and not specifically provided for in Tax legislation) in respect of the Tax affairs of any member of the Group that, in the last four (4) years, has resulted in the amount of Tax chargeable on any member of the Group differing materially from the amount which would have been chargeable in the absence of any such special arrangement.

27.2

Each material Tax Authority clearance or ruling on which any member of the Group relies or has in the last four (4) years relied was made on the basis of full and accurate disclosure, each member of the Group has complied with any applicable conditions thereto, and all such material clearances or rulings have been disclosed.

28.	Tax Indemnity

No member of the Group could be liable under any material indemnity, guarantee or covenant to pay for a material amount in respect of Tax in connection with the disposal of any interest in any entity.

29.	Secondary liability

No member of the Group is liable to make any material payment for any Tax which is the primary liability of any person other than another member of the Group.

30.	Anti-bribery, sanctions etc.

30.1

None of the Sellers, the Sellers’ Guarantor and any member of the Group or so far as the Sellers are aware, any of their respective Connected Persons in relation to the services provided to the Business:

(A)	is in violation of Anti-Bribery Laws, Anti-Money Laundering Laws, or Sanctions Laws;

(B)

has been, or is currently, the subject of any investigation, inquiry, enforcement proceeding by any governmental, administrative, or regulatory body or any third party regarding any actual or alleged offence under Anti-Bribery Laws, Anti-Money Laundering Laws or Sanctions Laws; and

(C)	has been subject to any fine, penalty or other type of disciplinary action with respect to actual or alleged violations of Anti-Money Laundering Laws, Anti-Bribery Laws, or Sanctions Laws.

30.2

None of the Sellers, the Sellers’ Guarantor, any member of the Group or so far as the Sellers are aware, any of their respective Connected Persons in relation to the services provided to the Business, is, or has been, in the two (2) years prior to the date of this Agreement, a Sanctioned Person.

30.3

None of the Sellers, the Sellers’ Guarantor, any member of the Group or so far as the Sellers are aware, any of their respective Connected Persons in relation to the services provided to the Business, has in the two (2) years prior to the date of this Agreement engaged in dealings, transactions or business, whether directly or indirectly, in any Sanctioned Country or with or for the benefit of any Sanctioned Person.

31.	MAC Warranty

31.1

There has been no event prior to the date of this Agreement that, if it had occurred on or following the date of this Agreement, would, in the Sellers’ reasonable opinion, have constituted a Material Adverse Change that has not been remedied and is continuing and outstanding.

Schedule 5

(Purchasers’ Warranties)

1.	Purchasers’ Warranties

1.1	The Purchasers are each wholly-owned subsidiaries of the Purchasers’ Guarantor.

1.2

Each Purchaser has the requisite power, capacity and authority, and has obtained all necessary consents and authorisations to enter into and perform this Agreement and the other Share Purchase Documents to which it is a party.

1.3

The obligations of each Purchaser under this Agreement constitute, and the obligations of each Purchaser under the other Share Purchase Documents to which it is a party will, when executed and delivered, constitute lawful, valid and binding obligations of the Purchasers in accordance with their respective terms.

1.4	The execution and delivery of, and the performance by each Purchaser of its obligations under, this Agreement and the other Share Purchase Documents to which it is a party will not:

(A)	conflict with or result in a material breach of any provision of the Constitutional Documents of any Purchaser;

(B)	conflict with or result in a material breach of, or constitute a default under, any instrument to which any Purchaser is a party or by which any Purchaser is bound including the Debt Financing;

(C)	result in a breach of any order, judgment or decree of any court or governmental agency to which any Purchaser is a party or by which any Purchaser is bound;

(D)

require the Purchasers to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement and is in full force and effect; or

(E)	require the consent of its shareholder(s) or of any other person.

2.	Insolvency

2.1

No liquidator has been appointed in relation to either Purchaser and no order has been made, no meeting has been convened and no resolution has been passed or proposed for the winding up or dissolution of either Purchaser, and, so far as each Purchaser is aware, no petition has been presented for the purpose of winding up either Purchaser.

2.2

No administration order has been made and, so far as the Purchasers are aware, no application for such an order has been made, no notice of intention to appoint an administrator has been given and no administrator has been appointed in respect of either Purchaser.

2.3	No receiver or manager (which expression shall include an administrative receiver) has been appointed in respect of either Purchaser or over all or substantially all of its assets.

2.4	No composition, compromise, assignment or arrangement has been made or proposed with all or any class of creditors of either Purchaser under any laws.

2.5

So far as each Purchaser is aware, no Purchaser has suffered any equivalent or analogous proceedings or orders to any of those described above in this paragraph 2 under the law of any other jurisdiction.

3.	Source of Funds

3.1

The Purchasers have or will, at the relevant time, have available sufficient cash resources and loan facilities (pursuant to the Debt Financing or otherwise) together being, the “Purchasers’ Funding Arrangements”, which will provide, in immediately available funds, the necessary cash resources (after deducting any fees and/or other costs payable at Completion from such cash resources):

(A)	at Completion, to pay the Completion Payment, as calculated and/or adjusted pursuant to clause 6.4;

(B)

within ten (10) Business Days following agreement, deemed agreement or determination of the Completion Accounts in accordance with Schedule 8(Completion Accounts), to comply with its obligations under paragraph 16 of Part A of Schedule 8 (Completion Accounts); and

(C)	to otherwise comply with its obligations under or as a result of the Share Purchase Documents.

4.	Anti-bribery, sanctions etc.

4.1	None of the Purchasers and, so far as the Purchasers are aware, none of their Connected Persons:

(A)	is in violation of Anti-Bribery Laws, Anti-Money Laundering Laws or Sanctions Laws;

(B)

has been, or is currently, the subject of any investigation, inquiry or enforcement proceeding by any governmental, administrative, or regulatory body or any third party regarding any actual or alleged offence under Anti-Bribery Laws, Anti-Money Laundering Laws or Sanctions Laws;

(C)	has been subject to any fine, penalty or other type of disciplinary action with respect to actual or alleged violations of Anti-Money Laundering Laws, Anti-Bribery Laws, or Sanctions Laws.

4.2	None of the Purchasers, or so far as the Purchasers are aware, any of their Connected Persons, is, or has been, in the two (2) years prior to the date of this Agreement, a Sanctioned Person.

4.3

None of the Purchasers, or so far as the Purchasers are aware, any of their Connected Persons, has in the two (2) years prior to the date of this Agreement engaged in dealings, transactions or business, whether directly or indirectly, in any Sanctioned Country or with or for the benefit of any Sanctioned Person.

Schedule 6

(Limitations on the Sellers’ and the Sellers’ Guarantor’s liability)

1.	Limitation on quantum and general

1.1	The total aggregate liability of the Sellers and the Sellers’ Guarantor (including all legal and other costs and expenses), shall be limited to and shall not in any event exceed an amount equal to:

(A)	in respect of any and all Business Warranty Claims and Tax Warranty Claims, one US dollar ($1);

(B)	subject to Schedule A, in respect of any and all Business Indemnity Claims, $6,000,000 (six million US dollars);

(C)

subject to paragraphs 1.1(A) and 1.1(B) above, in respect of any and all Claims (including all Fundamental Warranty Claims, Specific Indemnity Claims and Leakage Claims): (i) made prior to Completion where Completion does not occur, $185,100,000 or (ii) made prior to, on or after Completion where Completion does occur, the Consideration paid by the Purchasers.

1.2

None of the Purchasers, the Purchasers Guarantor nor any other member of the Purchasers’ Group shall be entitled to claim for any loss of profit or indirect or consequential loss or for any loss of goodwill or loss of business after Completion, whether actual or prospective or for any punitive damages.

1.3

Each provision of this Schedule 6 shall be read and construed without prejudice to each of the other provisions of this Schedule 6 and clause 10 (Purchasers’ remedies and Sellers’ and Sellers’ Guarantor’s limitations on liability).

1.4

Each Purchaser agrees and undertakes that (in the absence of Fraud) it has no rights against and shall not (and shall procure that no other member of the Purchasers’ Group shall) make any claim against any employee, director, agent, officer or adviser of any Seller, the Sellers’ Guarantor or any other member of the Retained Group or against any Representative of any member of the Group whether or not it may have relied on any such person before agreeing to any term of any Share Purchase Document and/or any other agreement or document entered into pursuant to any Share Purchase Document or entering into any Share Purchase Document and/or any such other agreement or document entered into pursuant to any Share Purchase Document. In addition, each Purchaser agrees and undertakes that (in the absence of Fraud) it has no rights against and shall not make any claim against any director or officer of any member of the Group in their capacity as such in respect of the period prior to Completion and shall procure that no member of the Purchasers’ Group makes any such claim.

1.5

Each Purchaser agrees that the only Warranties given in respect of Tax are the Tax Warranties, and none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Tax and each Purchaser acknowledges and agrees that the Sellers make no other warranty as to Tax.

1.6

Without prejudice to clause 25 (Entire agreement and Variations), each Purchaser and the Purchasers’ Guarantor acknowledges and agrees that none of the Sellers and the Sellers’ Guarantor gives or makes any warranty, undertaking, representation, promise or other statement as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of honestly expressed opinion provided to the Purchasers and/or the Purchasers’ Guarantor (however so provided) in connection with the Transaction on, or prior to or following the date of this Agreement, including in the documents in the Agreed Form, the Signing Disclosure Letter, the Completion Disclosure Letter, the Pro Forma Accounts Basis of Preparation, or any other information supplied to or made available to the Purchasers, any member of the Purchasers’ Group and/or its Representatives and/or advisers in the Data Room and/or during its due diligence exercise.

1.7

No Claim for a breach of clause 4.1 to 4.3 (inclusive) nor a Fundamental Warranty Claim shall lie against the Seller and/or the Sellers’ Guarantor to the extent that within twenty (20) Business Days following receipt of notification thereof in accordance with paragraph 2 below, the matter giving rise to such Claim is remedied to the reasonable satisfaction of the Purchasers’ Representative (the period from receipt of the notification to the date of remedy being, the “remedy period”), provided that nothing in this paragraph 1.7 shall limit the Sellers’ and/or the Sellers’ Guarantor’s liability in respect of any such Claim in respect of any damages incurred by the Purchasers during the remedy period (and that are not otherwise compensated), even if the matter giving rise to such Claim is remedied to the reasonable satisfaction of the Purchasers’ Representative.

1.8

In the event that the Sellers and/or the Sellers’ Guarantor at any time after the date hereof wish/es to take out insurance (at the Sellers’ and/or the Sellers’ Guarantor’s sole cost) against any liability which may arise under any of the Share Purchase Documents, each Purchaser agrees, subject to receipt of appropriate undertakings as to confidentiality and to such provision not being unduly disruptive to the business of such Purchasers’ Group, to provide such information as any prospective insurer or insurance broker may reasonably require for the purposes of effecting such insurance and to do or procure the doing of all acts and to execute or procure the execution of all documents necessary to effect such insurance.

1.9

Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Purchasers of any common law duty to mitigate any loss or damage in respect of any breach of any of the Share Purchase Documents.

1.10

Where it is necessary to determine whether a monetary limit set out in paragraph 1.1 above or Schedule A has been reached and the value of the relevant Claim or any of the relevant Claims is expressed in a currency other than US dollars, the value of each such Claim or the relevant threshold, as the case may be, shall be translated into US dollars at the prevailing exchange rate applicable to that amount of that non-US dollar currency by reference to middle-market rates quoted by FT.com at the opening of business in New York on the date of receipt by the Sellers’ Representative of written notification from the Purchasers’ Representative in accordance with paragraph 2 below of the existence of such Claim or, if such day is not a Business Day, on the Business Day immediately preceding such day.

1.11

Nothing in this Schedule 6 shall have the effect of limiting or restricting any liability in respect of a Claim resulting from Fraud or (without prejudice to paragraph 10 below) limiting or restricting the Purchasers’ ability to claim under the W&I Insurance Policy.

2.	Time limits for bringing claims

2.1

No Claim (other than a Leakage Claim, to which clause 6.12 applies) shall be brought against the Sellers and/or the Sellers’ Guarantor unless the Purchasers’ Representative shall have given to the Sellers’ Representative written notice of such Claim specifying (in reasonable detail and so far as available) the matter which gives rise to that Claim, the nature of that Claim and, on a without prejudice basis, the amount claimed in respect thereof (detailing on a without prejudice basis, the Purchasers’ Representative’s good faith calculation of the loss thereby alleged to have been suffered by it or the relevant member of the Purchasers’ Group) by the earlier of (i) three (3) months from any Purchaser becoming aware that any Seller and/or the Sellers’ Guarantor is or is reasonably likely to become liable under any of the Share Purchase Documents; and (ii):

(A)

subject to paragraphs 2.1(B) to 2.1(G) (inclusive) below, on or before 11:59 p.m. on the date falling eighteen (18) months after the Completion Date (other than in respect of any Claim under clauses 4.4, 4.6 and 18 (Access) through to 38 (Language) (inclusive));

(B)

in respect of any Claim under clauses 2 (Sale and purchase), 13 (Intellectual Property and Business Information), 14.3 to 14.5 (inclusive) and 16 (Wrong Pockets) (subject and without prejudice to, clause 16.6), on or before 11:59 p.m. on the sixth (6th) anniversary of the Completion Date;

(C)	in respect of any Business Warranty Claim, on or before 11:59 p.m. on the date falling eighteen (18) months after the Completion Date;

(D)	in respect of any Active Dispute Indemnity Claim, on or before 11:59 p.m. on the fifth (5th) anniversary of the Completion Date;

(E)	in respect of any Environmental Indemnity Claim, on or before 11:59 p.m. on the third (3rd) anniversary of the Completion Date;

(F)	in respect of any Claim under clauses 11.1 and 11.2, on or before 11:59 p.m. on the second (2nd) anniversary of the Completion Date;

(G)

in respect of any Fundamental Warranty Claim and any Tax Claim, on or before three months after the later of (i) the seventh (7th) anniversary of the Completion Date; and (ii) the expiry of the applicable statute of limitations,

(each such date or anniversary being, the “Limitation Period End Date”) provided that, subject to paragraphs 2.2, 3 and 6 below, the liability of the Sellers and/or the Sellers’ Guarantor in respect of such Claim shall absolutely determine (if such Claim has not been previously satisfied, settled or withdrawn) and that Claim shall be deemed to have been withdrawn and no new Claim may be made in respect of the facts giving rise to such Claim unless legal proceedings in respect of such Claim shall have been commenced within nine (9) months of the giving of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Sellers’ Representative. A failure by the Purchasers’ Representative to notify the Sellers’ Representative of such Claim (or a failure to provide relevant details of such Claim) within three (3) months of the Purchasers becoming aware that any Seller and/or the Sellers’ Guarantor is or is reasonably likely to become liable under any Share Purchase Document, shall not (assuming, and on the basis only that that such notification is prior to the Limitation Period End Date) relieve the Sellers of any liability they may have to the Purchasers in relation to such Claim unless, and then only to the extent that, such failure to notify or provide details results in the Sellers’ (and/or any Seller’s) and/or the Sellers’ Guarantor’s liability being increased.

2.2

In the case of any Fundamental Warranty Claim and/or Specific Indemnity Claim where a member of the Purchasers’ Group (or a member of the Group prior to Completion) has made a corresponding claim against an insurer (including, for the avoidance of doubt, the W&I Insurer except in relation to the Fundamental Warranties) and/or a corresponding entitlement to recovery from some other person, the nine (9) month period referred to in paragraph 2.1 above shall commence on the date that the corresponding claim or entitlement is finally settled or finally determined, provided that the relevant member of the Purchasers’ Group is using commercially reasonable endeavours to promptly pursue such corresponding claim or entitlement, or is reasonably determined to have been abandoned.

3.	Contingent or Non-Quantifiable claims

Where any Claim arises by reason of some liability of any member of the Purchasers’ Group which, at the time such Claim is notified to the Sellers’ Representative, is contingent only or otherwise not capable of being quantified, then none of the Sellers nor the Sellers’ Guarantor shall be under any obligation to make any payment in respect of such Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, provided that this shall be without prejudice to the right of the Purchasers to serve a notice in accordance with paragraph 2.1 above prior to such time, and so long as it has done so then the nine (9) month period referred to in paragraph 2.1 above shall commence on the date that the contingent liability becomes an actual liability or the liability is capable of being quantified. Notwithstanding any of the foregoing, in the event that a Claim (other than a Tax Claim) does not cease to be contingent or become capable of being quantified on or before the date falling twenty four (24) months after the relevant Limitation Period End Date applicable to such Claim, then such Claim shall be deemed to have been withdrawn and no new Claim may be made in respect of the facts giving rise to such Claim.

4.	Third party claims and conduct of litigation

4.1

Subject to paragraph 4.2, upon any Purchaser and/or any member of the Purchasers’ Group becoming aware of any matter or circumstance that is reasonably likely to give rise to any Fundamental Warranty Claim and/or Specific Indemnity Claim as a result of or in connection with a claim, action or demand in each case by a third party (a “Third Party Claim”) then:

(A)

each Purchaser shall, and shall procure that the relevant members of the Purchasers’ Group shall, (except in relation to the Active 2023 Dispute of which the Sellers’ Representative is already aware as at the date of this Agreement) as soon as reasonably practicable (and in any event within twenty (20) Business Days) of becoming aware of such Third Party Claim, notify the Sellers’ Representative by written notice in accordance with paragraph 2 above;

(B)

each Purchaser shall, and shall procure that the members of the Purchasers’ Group shall, make no admission of liability, agreement, settlement or compromise with any third party in relation to any such Third Party Claim without the prior written consent of the Sellers’ Representative;

(C)

subject to the relevant Seller indemnifying (without double counting and to the extent that it has not already done so under the Specific Indemnities or otherwise) the relevant Purchaser against any incremental legal and professional costs and expenses which may be properly incurred by it or, if applicable, the relevant member of the Purchasers’ Group (but without thereby implying any admission of liability on the part of any Seller, the Sellers’ Guarantor and/or any other member of the Retained Group), each Purchaser shall, and shall procure that the relevant members of the Purchasers’ Group shall, take such action and institute such proceedings and give such information, access and assistance as the Sellers’ Representative may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any Third Party Claim;

(D)

the Sellers and/or the relevant members of the Retained Group shall be entitled, upon written notice to the Purchasers’ Representative, to take (or, in respect of the Active 2023 Dispute (and for which no written notice under this paragraph 4.1(D) is required), to continue to take, the sole conduct of any Fundamental Warranty Claim and/or any Active Dispute Indemnity Claim (the “Conduct Claims”);

(E)

(i) if the Sellers and/or the relevant member of the Retained Group send a notice to the Purchasers’ Representative electing to take conduct pursuant to paragraph (D) above; or (ii) in respect of the Active 2023 Dispute:

(i)

subject to paragraph 4.1(E)(iii) below, each Purchaser shall, and shall procure that the relevant members of the Purchasers’ Group shall, allow the relevant Sellers, the Sellers’ Guarantor and/or any other member of the Retained Group to take (or, in respect of the Active 2023 Dispute, to continue to take) the sole conduct of such Conduct Claims (including in relation to the Active Disputes) as the Sellers’ Representative may deem appropriate in the name of the relevant members of the Purchasers’ Group, and in that connection the Purchasers shall procure that the relevant members of the Purchasers’ Group shall give or cause to be given to the relevant Sellers and/or the Sellers’ Guarantor and/or any other member of the Retained Group such reasonable assistance as they may require:

(1)	to avoid, dispute, resist, settle, compromise, defend or appeal any such Conduct Claim;

(2)	to ensure compliance with all applicable conduct provisions of any insurance policy or indemnity relating to any Conduct Claim; and/or

(3)

to recover under and enforce the terms of and all rights that the Subsidiary (and/or any other member of the Group, if applicable) has under the Defendant Agreement (including with respect to any policies of insurance maintained or required to be maintained by Defendant under the Defendant Agreement), or otherwise in respect of Defendant, in relation to any Active Dispute Incident, and shall instruct, at the sole cost of the Seller, such legal advisers, experts or other professional advisers as the Sellers’ Representative may nominate to act on behalf of the relevant members of the Purchasers’ Group, in connection with that Conduct Claim but to act solely in accordance with the instructions of the Sellers’ Representative;

(ii)	subject to paragraph 4.1(E)(iii) below, each Purchaser shall, and shall procure that the relevant members of the Purchasers’ Group shall, in respect of any Conduct Claim:

(1)

promptly take such action (including executing any powers of attorney, joint representation or engagement letters with external counsel) and give such assistance, information and access to personnel, premises and Books and Records during Working Hours as the Sellers’ Representative may reasonably request;

(2)

use commercially reasonable efforts to grant any relevant insurer and its, the Sellers’ and/or the Sellers’ Guarantor’s representatives access to the Purchasers’ Group’s representatives for interviews and witness statements during Working Hours and in reasonable locations;

(3)

to the extent reasonably practicable, attend case management conferences, meetings with legal advisers, experts, other professional advisers or insurers, hearings, mediations, arbitrations and trials; and

(4)

otherwise give or cause to be given to the Sellers, the Sellers’ Guarantor and their legal advisers, experts, professional advisers or insurers such reasonable assistance, actions, information and access as they may reasonably request;

(iii)

the Sellers shall indemnify the Purchasers against any third party costs and expenses incurred by it or, if applicable, a member of the Purchasers’ Group which are reasonably and properly incurred in taking such actions as the Sellers may request pursuant to this paragraph 4.1(D);

(iv)

the Sellers shall: (1) consult with the Purchasers’ Representative in respect of any material decisions in respect of the conduct of such Conduct Claim and take account (acting in good faith) of the reasonable comments of the Purchasers’ Representative; (2) keep the Purchasers’ Representative reasonably informed of material developments of any Conduct Claim; (3) conduct the Conduct Claim with reasonable diligence and without unreasonable undue delay (having regard to the context, complexity and history involved); and (4) provide the Purchasers with copies of material correspondence, pleadings and other documents in connection therewith, provided in each case, that in so doing, the Sellers are not required to incur additional and disproportionate cost and expense. Notwithstanding the foregoing, the Sellers may withhold and/or redact any information if the Sellers’ Representative reasonably believes that such withholding and/or redaction is necessary to maintain legal or attorney-client privilege of discussions or materials; and

(v)

except where the sole remedy arising out of such Conduct Claim is financial and is to be economically borne solely by the Sellers and/or the Sellers Guarantor, the Sellers shall not settle or compromise any Conduct Claim without the written consent of the Purchasers’ Representative (not to be unreasonably withheld or delayed).

4.2

The Purchasers shall have sole conduct of any claim, action or demand against any member of the Group relating to the Environmental Actions (an “Environmental Conduct Claim”), including in respect of all dealings with the relevant regulator or authority, provided that each Purchaser shall and shall procure that the relevant members of the Group shall:

(A)	keep the Sellers reasonably informed of all material developments in respect of such Environmental Conduct Claim;

(B)

consult with the Sellers and reasonably consider (each in good faith) any comments made by the Sellers prior to taking any material step or position in respect of such Environmental Conduct Claim, where such consultation would not reasonably be expected to prejudice the defence or resolution of such Environmental Conduct Claim;

(C)	take reasonable steps to defend, contest, challenge or appeal any such Environmental Conduct Claim; and

(D)

having regard to reputation of the Purchasers’ Group and to the ongoing relationship between the Business and the relevant regulators and/or authorities directly involved with such Environmental Actions, use reasonable efforts to minimise the extent of any resulting fines and penalties in respect of the Environmental Actions and third party advisor and consultant costs and expenses incurred in respect of any Environmental Conduct Claim.

5.	No liability if loss is otherwise compensated for

5.1

Notwithstanding any other provision of the Share Purchase Documents, no liability shall attach to the Sellers and/or the Sellers’ Guarantor in respect of any Claim to the extent that the same loss has been recovered by the Purchasers and/or any member of the Purchasers’ Group (including, after Completion, any member of the Group) under any other provision of any of the Share Purchase Documents (including pursuant to clause 14 (Insurance) and/or under any Specific Indemnity) and accordingly the Purchasers and/or the other members of the Purchasers’ Group and those deriving title from the Purchasers and other members of the Purchasers’ Group may only recover once in respect of the same loss.

5.2

Neither the Sellers nor the Sellers’ Guarantor shall be liable for any Claim to the extent that the loss arising out of such Claim has been made good or is otherwise compensated for pursuant to clause 14.4 and/or without cost or charge to, or expense of, the Purchasers and/or any member of the Purchasers’ Group and/or those deriving title from the Purchasers and/or other members of the Purchasers’ Group.

6.	Recovery from Insurers and other Third Parties

6.1

Without prejudice to paragraph 4 above and 10.2 below, if, in respect of any matter giving rise to a Claim (other than: (i) a Fundamental Warranty Claim; (ii) a Tax Claim; (iii) any Active Dispute Indemnity Claim in respect of any claims that the Purchaser or the members of the Group have against Defendant; or (iv) any Leakage Claim only) each Purchaser and/or any members of the Purchasers’ Group is or may be entitled to claim against some other person (including in respect of a claim under any policy of insurance (including the W&I Insurance Policy) or recover any sum in respect of such matter, then no such matter shall be the subject of a Claim unless and until the relevant Purchaser (or the relevant members of the Purchasers’ Group) shall have made a claim against such person (including in respect of a claim under any policy of insurance (including the W&I Insurance Policy)) and:

(A)	in respect of a claim under any policy of insurance (including the W&I Insurance Policy), used all reasonable endeavours to pursue and maximise recovery in respect of such claim; and/or

(B)	in respect of a claim against such other person and without prejudice to paragraph 1.9 of this Schedule 6, taken commercially reasonable steps to pursue and recover under such claim,

and the Sellers’ and/or the Sellers’ Guarantor’s liability in respect of such Claim shall be extinguished or reduced to the extent of the amount so recovered (less all reasonable costs, charges and expenses incurred by the relevant Purchaser in recovering that sum and any Tax thereon that have not already been recovered by the relevant Purchaser or any member of the Purchasers’ Group from the Sellers or the Sellers’ Guarantor). So long as such Claim shall have been notified to the Sellers’ Representative in accordance with paragraph 2 above, as appropriate, then the nine (9) month period referred to in paragraph 2.1 above shall commence on the date that the corresponding claim or entitlement is finally settled or determined or is reasonably determined to have been abandoned.

6.2

Without prejudice to clause 14 and paragraph 10.3 below, if any Seller and/or the Sellers’ Guarantor pays at any time to any Purchaser and/or any other member of the Purchasers’ Group an amount pursuant to a Claim (including any Specific Indemnity Claim) and the relevant Purchaser and/or any other member of the Purchasers’ Group subsequently recovers from some other person (including any insurer and/or (in relation to any Active Dispute Indemnity Claim) Defendant (whether pursuant to the Defendant Agreement or otherwise) or under the W&I Insurance Policy) any sum (whether by payment, discount, credit, relief or otherwise) in respect of the loss arising from such Claim, the Purchasers shall as soon as is reasonably practicable, repay to that Seller and/or the Sellers’ Guarantor the lesser of (i) the amount paid by that Seller and/or the Sellers’ Guarantor to the relevant Purchaser and/or other member of the Purchasers’ Group; and (ii) the sum recovered by the Purchasers and/or the relevant member of the Purchasers’ Group from such other person less all reasonably incurred and documented costs, charges and expenses of recovery and any Tax thereon that have not already been recovered by the relevant Purchaser and/or other member of the Purchasers’ Group from the Sellers and/or the Sellers’ Guarantor.

6.3

For the avoidance of doubt, the Sellers’ and the Sellers’ Guarantor’s liability in respect of an Active Dispute Indemnity Claim, shall be extinguished or reduced to the extent of all Active Dispute Relevant Proceeds in respect of that Active Dispute Indemnity Claim that are: (i) received by the Purchaser and/or any other members of the Purchasers’ Group by the Seller or any other members of the Retained Group pursuant to clause 14 (Insurance); and/or (ii) otherwise received by any Purchaser or any other member of the Purchasers’ Group (including under any Relevant Retained Group Insurance Policy). The provisions of this Schedule 6 are subject and without prejudice to the provisions of clause 14 (Insurance) (including clause 14.4).

7.	Acts of Purchaser

7.1	No Claim (other than a Tax Claim) shall lie against the Sellers or the Sellers’ Guarantor to the extent that such Claim arises, or liability in respect of such Claim is increased, as a result of:

(A)

any voluntary act, omission, transaction, or arrangement carried out (i) at the written request or direction of or with the written consent of the Purchasers or any other member of the Purchasers’ Group before Completion; or (ii) under the specific terms of any of the Share Purchase Documents;

(B)

any voluntary act, omission, transaction, or arrangement carried out by a Purchaser or any other member of the Purchasers’ Group or on behalf of any of the same or by persons deriving title from any of the same, in each case on or after Completion otherwise than that which is undertaken:

(i)	in order to comply with applicable laws and regulations or with generally accepted accounting practice or principles (including the provision or disclosure of any information to any Tax Authority);

(ii)	in the Ordinary Course of Business as at the date of Completion;

(iii)	pursuant to a legally binding obligation created, incurred or entered into by the Group prior to Completion; or

(iv)	at the written request of any member of the Retained Group; or

(C)

any breach of the provisions of this Schedule 6 after the date of this Agreement by the Purchasers or any other member of the Purchasers’ Group or on its behalf or by persons deriving title from the Purchasers or by any other member of the Purchasers’ Group on or after Completion.

7.2

None of the Sellers and the Sellers’ Guarantor shall be liable for any Claim to the extent that such Claim would not have arisen but for any reorganisation (including a cessation of the whole or part of any trade) or change in ownership of any member of the Purchasers’ Group or of any assets of any such person after Completion or change in any accounting basis on which any member of the Purchasers’ Group values its assets or any accounting basis, method, policy or practice of any member of the Purchasers’ Group which is different from that adopted or used in the preparation of the Pro Forma Accounts.

8.	The Pro Forma Accounts and the Completion Accounts

Without prejudice to paragraphs 12 and 16 of Part C of Schedule 8 (Completion Accounts), no matter shall be the subject of a Claim (other than a Tax Claim or an Environmental Indemnity Claim to which clause 8.6 applies) to the extent that a liability, allowance, provision or reserve in respect of such matter shall have been specifically made in the Pro Forma Accounts or the Completion Accounts, shall have been included in calculating creditors in the Pro Forma Accounts or the Completion Accounts, or shall have been otherwise taken account of or reflected (and not merely noted) in the Pro Forma Accounts or the Completion Accounts.

9.	Future legislation

No Warranty Claim or Specific Indemnity Claim (other than a Tax Claim) shall lie against the Sellers or the Sellers’ Guarantor to the extent such Claim arises or liability in respect of such Claim increased directly or indirectly as a result of:

(A)	the passing of, or a change in, any law, rule, regulation, treaty, constitution, order or administrative action, in each case having the force of law, that takes effect on or after Completion;

(B)

any change that takes effect on or after Completion of any generally accepted interpretation or application of any of the foregoing by any governmental or regulatory body (including any Tax Authority) or in the enforcement policy or practice of the relevant authorities; or

(C)

the withdrawal on or after Completion of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority (including any Tax Authority (whether or not having the force of law)).

10.	W&I Insurance Policy

10.1

Each Purchaser hereby acknowledges and agrees that the limitations on the liability of the Sellers and the Sellers’ Guarantor as set out in this Schedule 6 or elsewhere in this Agreement shall in no way be affected or restricted if:

(A)	Completion occurs without the benefit of the W&I Insurance Policy, other than where any such failure is due to a material and unremediable breach of this Agreement by the Sellers;

(B)	there occurs any vitiation, expiration or termination of the W&I Insurance Policy as a direct result of the conduct of the Purchasers or any member of the Purchasers’ Group;

(C)

there occurs any failure by the relevant member of the Purchasers’ Group to enter into the W&I Insurance Policy other than where any such failure is due to a material and unremediable breach of this Agreement by the Sellers; or

(D)	there occurs any insolvency of any underwriters or sub-underwriters of the W&I Insurance Policy.

10.2

Neither the Sellers nor the Sellers’ Guarantor shall have any liability to the Purchasers nor any other member of the Purchasers’ Group, and the Sellers’ and the Sellers’ Guarantor’s liability, as relevant, under this Agreement shall not be increased, to the extent of any loss which a member of the Purchasers’ Group is unable to recover (in whole or in part) due to any failure of the Purchasers or any other member of the Purchasers’ Group to comply with the terms and conditions of the W&I Insurance Policy, or due to any delay by a Purchaser or any other member of the Purchasers’ Group in complying with the terms and conditions of the W&I Insurance Policy.

10.3

Each Purchaser and the Purchasers’ Guarantor agrees and acknowledges that, in each case, notwithstanding any other provision of this Agreement (other than the proviso in clause 10.2 and paragraph 1.11 above):

(A)	its sole and exclusive recourse in respect of any and all Business Warranty Claims and Tax Warranty Claims shall be to make a claim under the W&I Insurance Policy;

(B)	the Purchasers shall not seek recovery against the Sellers and/or the Sellers’ Guarantor in respect of any Business Warranty Claims or Tax Warranty Claims; and

(C)

for the avoidance of doubt, the Sellers and the Sellers’ Guarantor shall have no liability in respect of any Business Warranty Claims or Tax Warranty Claims in the event that the Purchasers and/or any member of the Purchasers’ Group fails to enter into the W&I Insurance Policy and/or in circumstances where no recourse is available thereunder other than where such failure arises from a material and unremediable breach of this Agreement by the Sellers.

11.	Purchasers’ knowledge

Without prejudice to paragraph 10.1, none of the Sellers nor the Sellers’ Guarantor shall be liable under the Warranties (other than the Fundamental Warranties) to the extent that any of the Purchasers was aware on or before the date of this Agreement of the matter or matters giving rise to that Claim. For these purposes, a Purchaser’s awareness shall be limited to the actual knowledge of Kurt Bitting, Mark Baunchalk, Paul Hoelzer and Mike Feehan in respect of the specific matter in question.

12.	Tax Claims

12.1

None of the Sellers, the Sellers’ Guarantor nor any other member of the Retained Group shall be liable in respect of any Tax Claim (treating the loss, liability or cost giving rise to such Tax Claim as if, for the purposes of this paragraph 12, they were a Tax liability) to the extent that:

(A)	provision or reserve in respect of that Tax liability was made in the Completion Accounts, or such Tax liability was otherwise taken into account as a liability (and not merely noted) therein; or

(B)	that Tax liability was paid or discharged before Completion and such payment or discharge was taken into account in the Completion Accounts; or

(C)

that Tax liability would not have arisen but for any change in law that is made after Completion except to the extent that the Tax liability should reasonably have been anticipated as a result of an announcement made or draft legislation published relating to that change in law on or before Completion; or

(D)

that Tax liability would not have arisen but for any change in the published practice of, or any change in a published extra statutory concession of, any Tax Authority, or any change in generally accepted accounting practice, in either case, where the same occurs or is made after Completion except to the extent that the Tax liability should reasonably have been anticipated as a result of an announcement made relating to that change on or before Completion; or

(E)

that Tax liability would not have arisen but for a transaction, action or omission carried out, effected or made by a member of the Group or any other member of the Purchasers’ Group at any time after Completion, which the member of the Group or other member of the Purchasers’ Group is, or should reasonably be, aware will give rise to, or increase, the Tax liability in question, other than any such transaction, action or omission which is required by law or which is carried out, effected or made:

(i)	under a legally binding commitment of a member of the Group created prior to Completion; or

(ii)	in the ordinary and usual course of the business as carried on by a member of the Group prior to Completion; or

(iii)	at the written request or with the written consent of any member of the Retained Group; or

(iv)	which a member of the Group or a member of the Purchasers’ Group was required to carry out pursuant to this Agreement; or

(F)

that Tax liability would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser and/or a member of the Group after Completion to make or submit all claims, disclaimers, elections, consents or other similar documents which have been assumed to have been made or submitted for the purposes of computing the provision or reserve for Tax in the Completion Accounts and notified to the Purchaser; or

(G)

that Tax liability would not have arisen but for any changes after Completion of the date to which a member of the Group makes up its accounts or in the bases, methods or policies of accounting of a member of the Group or any other member of the Purchasers’ Group except where such change was necessary to comply with law or generally accepted accounting practice as, and to the extent that, it applied to the relevant company at Completion; or

(H)	that Tax liability has been made good without cost to a member of the Group or to any other member of the Purchasers’ Group; or

(I)

any Purchaser has otherwise made recovery in respect of that Tax liability by means of a claim for breach of any of the Warranties set out in Schedule 4, under the Texas State Tax Indemnity, under the Employee Indemnity, or under any other provision of any of the Share Purchase Documents; or

(J)	that Tax liability comprises a penalty, charge or interest and is attributable to any unreasonable delay or failure on the part of any member of the Purchasers’ Group.

Schedule 7

(Conduct of business before Completion)

The acts and matters for the purposes of clause 4.1 are as follows:

(A)	dispose of any part of its business and undertaking other than a disposal of any business asset where its value is less than $500,000 (five hundred thousand US dollars) (exclusive of VAT);

(B)	acquire any new business or material new asset, other than an acquisition of any business or asset with a value of less than $500,000 (five hundred thousand US dollars) (exclusive of VAT);

(C)	amend or terminate (or give notice to do so) any Material Contract, with any person (except (i) for cause; or (ii) to replace any Material Contract provided that it is on materially the same terms);

(D)

enter into any contract with any person that would account for annual expenditure or revenues of the Group (taken as a whole) of more than $1,000,000 (one million US dollars) (exclusive of VAT), except to replace any Material Contract provided that it is on materially the same terms;

(E)	incorporate or liquidate any subsidiary undertaking or effect any hive-up or hive-down or any reorganisation of or within the Group;

(F)

other than in relation to any capital commitment provided for in the CapEx Plan, make any individual capital commitment or expenditure which (i) exceeds the sum of $250,000 (two hundred and fifty thousand US dollars) (exclusive of VAT) or (ii) together with all other capital commitments or expenditures made or incurred between the date of this Agreement and Completion exceeds the sum of $2 million (two million US dollars) (exclusive of VAT);

(G)

engage or offer to engage any new employee or consultant at an annual salary or fee per employee or consultant (on the basis of full-time employment or consultancy) in excess of $250,000 (two hundred and fifty thousand US dollars) (exclusive of VAT) per annum (or local currency equivalent);

(H)

terminate (or give notice to do so) the employment of any Employee (other than for cause or unless not to do so would, in the reasonable opinion of the Sellers, damage the Business) whose annual salary or fee per employee (on the basis of full time employment) is greater than $200,000 (two hundred thousand US dollars) and who is at a level above vice president);

(I)

make any material amendment, including materially increasing emoluments (including pension contributions, bonuses, commissions and benefits in kind), to the terms of employment of any Employee save for increases in emoluments made in accordance with the normal practice of the Group, or as required by law or in accordance with any applicable collective bargaining agreement entered into in relation to the Targets or any member of the Group;

(J)	form, enter into, terminate or withdraw from any partnership, consortium, joint venture or any other unincorporated association;

(K)

create, allot or issue or grant any option over or other right to subscribe or purchase, or redeem, buy back, repay or reduce, any share or loan capital or securities or securities convertible into any of the foregoing;

(L)

enter into, amend or terminate (except as expressly permitted by the terms of this Agreement, including clause 4 (Conduct of business before Completion)) any transaction with any member of the Retained Group other than on arm’s length terms and in the Ordinary Course of Business, other than in respect of the Transitional Services Agreement, the Employee Incentive Agreements, and any other documents required to implement the specific provisions of this Agreement;

(M)	grant any guarantee, security or indemnity for the obligations or liabilities of any member of the Retained Group (other than any member of the Group), except in the Ordinary Course of Business;

(N)

create or grant any option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law or in the Ordinary Course of Business) or other form of security or Encumbrance or equity on, over or affecting the whole or any part of its undertaking or assets (other than rights arising under retention of title clauses in the Ordinary Course of Business);

(O)	enter into, or increase or extend any liability under, any guarantee or indemnity other than in the Ordinary Course of Business, or as between members of the Group;

(P)	admit any person as a member of the relevant Group company (whether by subscription, transfer or transmission);

(Q)

other than as required to settle any Inter-Company Balances as contemplated under the Inter-Company Balances Steps Plan (as may be amended in accordance with clause 4.13)) declare or pay any dividend or make any other distribution in respect of its profits, assets or reserves or in any other way reduce its reserves (other than as permitted by clause 4.2(A)(vi));

(R)

make any loan (other than the granting of trade credit in the Ordinary Course of Business in accordance with the relevant Group member’s normal practice) to any person (other than between members of the Group in the Ordinary Course of Business);

(S)

borrow any money or increase any existing borrowings (other than the receipt of trade credit in the Ordinary Course of Business or in accordance with limits subsisting at the date of this Agreement (and as Disclosed) or borrowings from a member of the Retained Group or between members of the Group);

(T)

(other than as required to settle any Inter-Company Balances as contemplated under the Inter-Company Balances Steps Plan (as may be amended in accordance with clause 4.13)) pass any shareholders’ resolution (except for resolutions passed in respect of ordinary business);

(U)

alter its Constitutional Documents except where such changes are to correct clerical errors or provide administrative updates and such changes would not be materially adverse to the rights of shareholders;

(V)

effect any merger, demerger or reorganisation (whether internal or with another person) or discontinue or cease all or any material part of its business or take any steps to effect a winding up, liquidation, administration, receivership or other analogous insolvency proceedings;

(W)

commence, compromise or settle or waive a right in relation to any litigation or arbitration proceedings, where the amount claimed is likely to exceed $500,000 (five hundred thousand US dollars) (exclusive of VAT);

(X)	dispose of or grant any option in respect of any Relevant Property or any interest therein;

(Y)

grant any material rights over or create any material restriction, covenant or Encumbrance affecting any Relevant Property and/or assets (other than Intellectual Property or rights in Business Information) used by the Group that are material to the operation of the Business;

(Z)

sell, assign, convey, transfer, license, let lapse, abandon, allow to expire, grant any Encumbrance over, or otherwise dispose of any material Intellectual Property or rights in Business Information, in each case owned by a member of the Group (in each case, other than grants of non-exclusive licences to customers or suppliers in the Ordinary Course of Business);

(AA)	disclose to any third party any confidential Business Information owned by a member of the Group (other than pursuant to a confidentiality obligation entered into in the Ordinary Course of Business);

(BB)	change its residence for Tax purposes or establish a permanent establishment in any jurisdiction other than the jurisdiction of residence for tax purposes of the relevant member of the Group;

(CC)	settle, compromise, abandon or agree any litigation, proceeding or dispute with a Tax Authority or any claim, investigation, examination, audit or non-routine enquiry by a Tax Authority;

(DD)

file any amendment to an income or other material Tax Return where the amended amount is in excess of $100,000, or agree to any extension or waiver regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns; or

(EE)

(other than the making of any election or claim available under the US One Big Beautiful Bill Act) make any Tax Returns, elections, claims, disclosure or filings except in the Ordinary Course of Business;

(FF)	(other than the making of any election or claim available under the US One Big Beautiful Bill Act) change any material annual accounting period or any material method of accounting for Tax purposes;

(GG)

(other than as permitted or required under clause 4.13) make any changes and/or updates to the Signing Inter-Company Balances Schedule, or create, incur, assume or permit to exist any new Inter-Company Receivable and/or Inter-Company Payable between any member of the Group and any member of the Retained Group, or amend, vary, novate, assign, settle, offset, net, forgive, write off or otherwise alter the terms of any existing Inter-Company Balance reflected (or required to be reflected) in the Signing Inter-Company Balances Schedule, in each case except to the extent arising in the Ordinary Course of Business and consistent with the past practice of the relevant members of the Group and the Retained Group, provided that the Sellers shall consult with the Purchasers prior to and promptly notify the Purchasers in writing following any such events;

(HH)

in respect of the policies of insurance of or applicable to each member of the Group or the policies of insurance in which it or any of them has an interest as at the date of this Agreement: (i) not do or omit to do anything the doing or omission of which would or might make any of such policies void or voidable, and (ii) not do or omit to do anything that would materially prejudice the ability of the Group or a member of the Retained Group from making a claim under the Relevant Retained Group Insurance Policy that the Purchasers would, if Completion occurred, be entitled to request that the Sellers pursue pursuant to clause 14.3 (other than making any claim under such Relevant Retained Group Insurance Policy);

(II)	waive or release any material claim held by any member of the Group against a third party (except as may be allowed pursuant to paragraph (W) above); and

(JJ)	enter into any agreement (conditional or otherwise) to do, or otherwise authorise, commit or agree to do, any of the foregoing.

Schedule 8

(Completion Accounts)

Part A: Preparation and determination of Completion Accounts and payment provisions

Preparation and determination of Completion Accounts

1.

The Purchasers shall procure the preparation by the Group and the Purchasers’ Accountants of a consolidated balance sheet of the Group as at the Effective Time on an aggregated basis substantially in the Form of Completion Accounts and including a completion statement specifying:

(A)	the External Cash Value;

(B)	the External Debt Value;

(C)	the Net External Cash Balance;

(D)	the Net Working Capital;

(E)	the Inter-Company Receivables (if any);

(F)	the Inter-Company Payables (if any); and

(G)	the Net Inter-Company Receivables (if any),

together, (the “Draft Completion Accounts”).

2.

The Purchasers’ Representative shall deliver the Draft Completion Accounts, together with copies of the relevant supporting information (including associated excel files with calculations and back ups) used to prepare such accounts, to the extent reasonable, to the Sellers’ Representative in accordance with clause 26 (Notices) as soon as reasonably practicable and in any event within sixty (60) Business Days following Completion.

3.

The Draft Completion Accounts and the Completion Accounts shall be prepared in accordance with those accounting policies, principles, practices, bases and methodologies set out Part B and Part C of this Schedule 8 (Completion Accounts).

4.

The Sellers shall procure that each member of the Group and the Sellers’ Accountants provide without charge such reasonable access to their personnel (who shall be instructed to co-operate and give prompt information and explanations), premises, Books and Records, calculations and working papers during Working Hours as the Purchasers, the Purchasers’ Accountants and/or their advisers may reasonably request in connection with their preparation of the Draft Completion Accounts in accordance with this Schedule 8 (Completion Accounts), subject to providing such confidentiality and non-reliance undertakings as the Group and the Purchasers’ Accountants may reasonably request.

5.

Each Seller’s obligations to provide information and access under paragraph 4 above shall start at Completion and shall continue until such time as the Completion Accounts have been agreed and or determined in accordance with paragraphs 11 to 14 below.

6.

All information required to be provided by or on behalf of the Group under paragraph 4 above shall be provided in soft copy form or, where that is not reasonably practicable, in hard copy form delivered to the Purchasers’ Representative or made available to Purchasers and the Purchasers’ Accountants during Working Hours.

Review of Draft Completion Accounts

7.

The Purchasers shall procure that each member of the Purchasers’ Group and the Purchasers’ Accountants provide without charge such reasonable access to their personnel (who shall be instructed to co-operate and give prompt information and explanations), premises, Books and Records, calculations and working papers during Working Hours as the Sellers, the Sellers’ Accountants and/or their advisers may reasonably request in connection with their review of the Draft Completion Accounts and until such time as the Completion Accounts have been agreed and or determined in accordance with paragraphs 11 to 14 below, subject to compliance with applicable Privacy Obligations and subject to providing such confidentiality and non-reliance undertakings as the Purchasers’ Representative and the Purchasers’ Accountants may reasonably request.

8.

All information required to be provided by or on behalf of the Purchasers’ Group under paragraph 7 above shall be provided in soft copy form or, where that is not reasonably practicable, in hard copy form delivered to the Sellers’ Representative or made available to the Sellers and the Sellers’ Accountants during Working Hours.

Dispute Mechanism

9.

The Sellers’ Representative may dispute the Draft Completion Accounts by notice in writing (the “Dispute Notice”) delivered to the Purchasers’ Representative in accordance with clause 26 (Notices) within sixty (60) Business Days of receiving the Draft Completion Accounts. The Dispute Notice shall specify (i) which items of the Draft Completion Accounts are disputed; (ii) the reasons therefor; and (iii) the effect which the items in dispute have on the monetary value of the adjustments that the Sellers claims are accordingly required to be made to:

(A)	the External Cash Value;

(B)	the External Debt Value;

(C)	the Net External Cash Balance;

(D)	the Net Working Capital;

(E)	the Inter-Company Receivables (if any);

(F)	the Inter-Company Payables (if any); and

(G)	the Net Inter-Company Receivables (if any).

10.

Only those items or amounts specified in the Dispute Notice and any reduction in tax liabilities which change directly as a result of any such items or amounts shall be treated as being in dispute (the “Disputed Items”) and no amendment may be made by either party, or any Expert appointed pursuant to paragraph 11.2(B) below, to any items or amounts which are not Disputed Items.

Finalisation of Completion Accounts

11.	If the Sellers’ Representative:

11.1	does not serve the Dispute Notice under paragraph 10 above, the Draft Completion Accounts shall constitute the Completion Accounts; or

11.2

serves a Dispute Notice under paragraph 10 above, then the Purchasers’ Representative and the Sellers’ Representative shall use their reasonable endeavours in good faith to resolve the Disputed Items and:

(A)

if, within fifteen (15) Business Days of the Dispute Notice being served (or such longer period as may be agreed in writing), the Purchasers’ Representative and the Sellers’ Representative reach agreement on:

(i)	all of the Disputed Items, the Draft Completion Accounts shall be amended to reflect such agreement and the Draft Completion Accounts so amended shall then constitute the Completion Accounts; or

(ii)

some but not all of the Disputed Items, the Draft Completion Accounts shall be amended to reflect such agreement (and, for the avoidance of doubt, such agreed items shall not thereafter be Disputed Items); and/or

(B)

to the extent that the Purchasers’ Representative and the Sellers’ Representative do not reach agreement in respect of one or more of the Disputed Items in accordance with paragraph 11.2(A) above, the Purchasers’ Representative or the Sellers’ Representative may refer the dispute in respect only of the Disputed Item(s):

(i)	to such individual at an independent firm of chartered accountants of international repute as the Purchasers’ Representative and the Sellers’ Representative may agree; or

(ii)	failing such appointment within five (5) Business Days of expiry of the period set out in paragraph 11.2(A) above, to the person nominated in accordance with paragraph 12 below,

(the “Expert”), on the basis that the Expert is to make a decision on the relevant Disputed Items and notify the Purchasers’ Representative and the Sellers’ Representative of its decision within thirty (30) Business Days of receiving the reference or such longer reasonable period as the Expert may determine.

12.

If paragraph 11.2(B)(ii) applies, the Purchasers’ Representative and the Sellers’ Representative shall promptly make a joint application to the President of the Institute of Chartered Accountants in England and Wales for the nomination of an individual at an independent firm of chartered accountants. The Purchasers’ Representative and the Sellers’ Representative shall co-operate fully and promptly in such actions as are reasonably necessary to make the application including the completion and signing of all forms, indemnities and any other documentation reasonably required to complete it.

13.	In any reference to the Expert in accordance with 11.2(B)(i) above:

13.1	the Purchasers’ Representative and the Sellers’ Representative shall:

(A)	use their reasonable endeavours to agree and enter into, as soon as reasonably practicable, terms of appointment with the Expert; and

(B)	bear their own costs with respect to the finalisation of the Completion Accounts save to the extent set out in paragraph 13.4 below;

13.2

the Expert shall act as an expert and not as an arbitrator and shall be directed to determine any dispute in respect of the Disputed Items by reference to the accounting policies, principles, practices, bases and methodologies set out in Parts B and C of this Schedule 8 (Completion Accounts);

13.3

the decision of the Expert shall, in the absence of Fraud or manifest error, be final and binding on the parties and the Completion Accounts shall be the Draft Completion Accounts amended as necessary to reflect the decision of the Expert and, as amended, signed by the Expert (and in the event of manifest error, the Expert shall be required to rectify such error and the corrected determination of the Completion Accounts shall be final and binding on the parties save for Fraud);

13.4	the costs of the Expert shall be paid equally by the Sellers on the one hand and the Purchasers on the other hand or as otherwise determined by the Expert;

13.5

each of the Sellers and the Purchasers shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require subject to compliance with applicable Privacy Obligations including:

(A)	by their respective advisers;

(B)	in the case of the Purchasers, the Books and Records and personnel of the Group;

(C)	in the case of the Sellers, the Books and Records and personnel of the Retained Group,

and each of the Sellers and the Purchasers shall respectively co-operate in good faith with any requests from the Expert and provide or procure the provision to the Expert of all such information as the Expert shall reasonably require.

14.	The following provisions shall apply once the Expert has been appointed:

14.1

the Sellers’ Representative and the Purchasers’ Representative shall each prepare a written statement within fifteen (15) Business Days (or such other time as the Expert may specify) after the Expert’s appointment on the Disputed Item(s) which (together with the relevant supporting documents) shall be submitted to the Expert for determination and each statement shall at the same time be submitted by the Expert to the other party;

14.2

following delivery of their respective submissions, the Purchasers’ Representative and the Sellers’ Representative shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Expert not later than ten (10) Business Days (or such other time as the Expert may specify) after receipt of the other’s submission and, thereafter, neither the Sellers’ Representative nor the Purchasers’ Representative shall be entitled to make any further statements or submissions except insofar as the Expert so requests (in which case it shall on each occasion, give the Sellers’ Representative or the Purchasers’ Representative, as applicable and unless otherwise directed, fifteen (15) Business Days (or such other time as the Expert may specify) to respond to any statements or submissions so made and the parties shall co-operate in good faith with any requests from the Expert);

14.3

in giving its determination, the Expert shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Draft Completion Accounts in respect of the Disputed Item(s) in order to comply with the requirements of this Agreement and to determine finally the Completion Accounts; and

14.4

in no event shall the Expert’s determination of each individual matter referred to them be outside the range of amounts claimed by the Sellers’ Representative on the one hand (as set out in the Draft Completion Accounts) and the Purchasers’ Representative on the other hand (as set out in the Dispute Notice).

15.	Following determination of the Completion Accounts, the amount of:

(A)	the External Cash Value;

(B)	the External Debt Value;

(C)	the Net External Cash Balance;

(D)	the Net Working Capital;

(E)	the Inter-Company Receivables (if any);

(F)	the Inter-Company Payables (if any); and

(G)	the Net Inter-Company Receivables (if any),

shall be determined by reference to the Completion Accounts.

Net External Cash Balance, Net Working Capital and Net Inter-Company Receivables

16.	Subject to and in accordance with paragraph 17:

16.1

if the Net External Cash Balance is less than or greater than the Estimated Net External Cash Balance (such amount being the “External Cash Shortfall” or the “External Cash Excess” respectively), then the Sellers shall pay to the Purchasers an amount equal to the External Cash Shortfall, or as the case may be, the Purchasers shall pay to the Sellers an amount equal to the External Cash Excess, within ten (10) Business Days of agreement, deemed agreement or determination of the Completion Accounts;

16.2

if the Net Working Capital is less than or greater than the Estimated Net Working Capital (such amount being the “Net Working Capital Shortfall” or the “Net Working Capital Excess” respectively), then the Sellers shall pay to the Purchasers an amount equal to the Net Working Capital Shortfall or, as the case may be, the Purchasers shall pay to the Sellers an amount equal to the Net Working Capital Excess, within ten (10) Business Days of agreement, deemed agreement or determination of the Completion Accounts; and

16.3

if the Net Inter-Company Receivables are less than or greater than the Estimated Net Inter-Company Receivables (such amount being the “Net Inter-Company Receivables Shortfall” or the “Net Inter-Company Receivables Excess” respectively), then the Sellers shall pay to the Purchasers an amount equal to the Net Inter-Company Receivables Shortfall or, as the case may be, the Purchasers shall pay to the Sellers an amount equal to the Net Inter-Company Receivables Excess, within ten (10) Business Days of agreement, deemed agreement, or determination of the Completion Accounts.

17.

Any payment made by the Sellers or the Purchasers pursuant to paragraph 16 and clause 7.3 shall be in accordance with clause 5.5 and shall be made as one single payment from the Sellers or the Purchasers (as applicable) in respect of all the adjustments set out in paragraph 16 and clause 7.3.

Ordinary Trading Items

18.

The Sellers shall procure that the relevant members of the Retained Group, and each Purchaser shall procure that the relevant members of the Group, shall settle any Ordinary Trading Items owed to them in accordance with the normal terms of trading between the companies concerned, and in any event no later than thirty (30) Business Days following the Completion Date.

Payment provisions: general

19.

For the avoidance of doubt, no amount shall be payable in respect of the same matter both pursuant to this Schedule 8 (Completion Accounts) and in respect of any Warranty being breached or being inaccurate or misleading, or in respect of any breach of, or under, any other provision of this Agreement or under the other Share Purchase Documents.

20.

All payments to be made under this Schedule 8 shall be made in immediately available funds in US dollars without any set-off, restriction or condition and without any deduction or withholding (save only as may be required by law) by telegraphic transfer to the Purchasers’ Bank Account (in the case of payment due to the Purchasers) or the Sellers’ Bank Account (in the case of payment due to the Sellers).

Part B: Accounting policies, principles, practices, bases and methodologies

1.	The Completion Accounts shall:

1.1	be prepared strictly in accordance with the specific accounting policies set out in Part C of this Schedule 8 (Completion Accounts);

1.2

subject to paragraph 1.1 above, be prepared by applying the same accounting practices, treatments, methodologies, categorisations and policies which were applied in the preparation of the Pro Forma Accounts, including in relation to the exercise of accounting discretion and judgement; and

1.3	subject to paragraphs 1.1 and 1.2 above, be prepared under IFRS as in force at the Effective Time.

2.	If there is any inconsistency between any of the sub-paragraphs of paragraph 1:

2.1	paragraph 1.1 shall take precedence over paragraphs 1.2 and 1.3;

2.2	paragraph 1.2 shall take precedence over paragraph 1.3.

Part C: Specific accounting policies

The following specific accounting principles, practices and policies shall apply in the preparation of the Completion Accounts:

General

1.	The Completion Accounts shall be prepared substantially as presented in the Form of Completion Accounts.

2.	The Completion Accounts shall be prepared by reference to the aggregated general ledgers of the Group as at the Effective Time.

3.	Any amounts owing between the members of the Group shall be fully reconciled and any unreconciled differences shall be eliminated.

4.

The Completion Accounts shall reflect events occurring after the Effective Time but before the date on which the Draft Completion Accounts are delivered to the Purchasers in accordance with paragraph 2 of Part A of this Schedule 8 (the “Cut-Off Time”) to the extent that these provide additional evidence of conditions that existed at the Effective Time. If any contingent asset or liability exists at the Effective Time, then such asset or liability shall be recognised in the Completion Accounts if and to the extent that, prior to the Cut-Off Time, it ceases to be a contingent asset or liability and becomes an asset or liability.

5.

The Completion Accounts shall be prepared in US dollars. Assets and liabilities in the Completion Accounts denominated in a currency other than US dollars shall be converted into US dollars using the same accounting principles, practices and methodology for translational and transactional amounts as were used in the Pro Forma Accounts with the relevant input rates updated to be as at the Effective Time, or such other rate as the parties may agree in writing.

6.	The Completion Accounts shall be prepared on the basis that the Group is a going concern and no item shall be excluded from the Completion Accounts solely on the grounds of immateriality.

7.	The provisions of this Part C shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Accounts.

8.

The Completion Accounts shall be prepared on the basis that the Effective Time represents a financial period end and that a hard close of the accounting records shall be performed including detailed analysis of prepayments and accruals, cut-off procedures, provisions and other year-end adjustments.

9.

No outstanding item or balance or remaining element of any item or balance which existed at the Effective Time shall be classified or included in the Completion Accounts in a different line to that adopted in the Form of Completion Accounts. Any new items or balances at the Effective Time which should properly be included in the Completion Accounts shall be included in the Completion Accounts under the same classification and heading on a consistent basis with line items of a similar nature as were included in the Form of Completion Accounts.

10.

The post-Completion intentions of the Purchasers in relation to the Group shall not be taken into account in the Completion Accounts. No charge, provision, reserve or write-off in respect of any costs, liabilities, or charges arising solely from the change in ownership or any post-Completion reorganisations of the Group shall be reflected in the Completion Accounts.

11.

The Completion Accounts shall not take into account the funds flow or cash flows arising on or as a consequence of Completion (including any settlement of Estimated Inter-Company Payables and Estimated Inter-Company Receivables pursuant to clause 7.2.

12.

The Completion Accounts shall be prepared so as to include no liability with respect to any matter (other than any Texas State Tax Liability (as defined in Schedule 9 (Tax matters)) which is the subject of an indemnity in favour of any Purchaser, the Purchasers’ Guarantor and/or any other member of the Purchasers’ Group under the terms of this Agreement or any of the other Share Purchase Documents (including for the avoidance of doubt, the Specific Indemnities).

Net External Cash Balance

13.	A liability will be included as Debt in the calculation of Net External Cash Balance in respect of the following items at the amounts noted for each item below:

(A)	Undercapitalisation at Port Neches (SMBS, SBS, SO2 etc.)—$9,600,000;

(B)	Target 2026 employee bonus (1H/2026 at 100% Target)—$740,000;

(C)	Provision for emission charge of—$180,000,

for the avoidance of doubt, no other liability shall be included in the Completion Accounts in respect of these items.

14.

A liability will be included as Debt in the calculation of Net External Cash Balance in respect of the following items at a maximum value of the amounts noted for each item below, less any payments made by the Group in respect of such items between the date of this Agreement and the Effective Time, if any, and less any utilisation of liabilities included on the balance sheet in accordance with IFRS (where applicable):

(A)	Remaining trailer payment (Port Neches)—$200,000;

(B)	Past-due real estate taxes and utilities (Timmins)—$60,000.

15.

The liability in respect of the DB Post Retirement Plans shall be included as Debt in the Completion Accounts at a fixed value of $199,355. With the exception of unpaid employer contributions to the DB Post Retirement Plans being included within Net Working Capital, no other provision or liability shall be recognised in respect of any other pension (including in relation to any other defined benefit schemes), retirement indemnity or other post-retirement benefits.

16.

A liability as Debt shall only be recorded in respect of litigations, legal claims and/or environmental liabilities to the extent such liabilities have arisen and been incurred between the date of the Pro Forma Accounts and the Effective Time (and not, for the avoidance of doubt, prior to the Accounts Date), such liabilities will be calculated in accordance with paragraph 1.2 of Part B of this Schedule 8 and other than as specifically required under this Part C, no other provision or liability shall be recognised in the Completion Accounts in respect of litigations, legal claims, environmental liabilities or associated costs relating to any of the foregoing.

17.

No provision or reserve will be made, decreased or increased by reason of any change in, or the coming into force of, any law, regulation or directive of any government, governmental department or agency or regulatory body (including but not limited to extra statutory concessions of any taxation authority) or change in rates of Tax after the Effective Time.

18.

Any liability as at the Effective Time settled or to be settled by the Sellers following the Effective Time shall be excluded from the Completion Accounts to the extent that such liability has been fully settled prior to the Cut-Off Time.

19.	The Completion Accounts shall not include any amount in respect of deferred tax (whether as a liability or an asset).

20.

A corporate income tax provision and corporation income tax assets shall be included in the Completion Accounts in respect of the Group for the period between the Accounts Date and the Effective Time as if this were a normal financial accounting period, provided that (a) any corporate tax provisions outstanding and corporate tax assets outstanding for any prior periods relating to the Group shall also be included in the Completion Accounts ;and (b) for the avoidance of doubt, the corporate income tax provision should take into account all available reliefs to the extent that such reliefs are available under applicable laws to reduce the accrued corporate income tax liability.

21.

Any Taxes arising as a result of a 338 Election (as defined in clause 17.2) shall be wholly disregarded for the purposes of the preparation of the Completion Accounts and shall not be taken into account in the corporate income tax provision as mentioned at paragraph 20 above.

22.

Other than for demurrage expenses, no provision shall be made nor any liability recognised in respect of the condition or state of repair or decoration or structural condition (including dilapidations) of the Properties.

23.	No provision or liability shall be included in the Completion Accounts in respect of any grant received from Northern Ontario Heritage Fund Economic Incentive Scheme.

24.

A correction should be made to remove a liability in ‘Accrued Expenses—231000-000’ for an insurance settlement related to Trailer 87, which was inappropriately recorded on the balance sheet as a liability in late 2025 following the receipt of insurance proceeds in late 2025 ($92,500 as at December 2025).

Net Working Capital

25.

The prepayment in respect of trailers in Port Neches which were recorded in account ‘Prepaid Operating Expense 132005-000’ of the Pro Forma Accounts as at 31 December 2025 shall be excluded from Net Working Capital to the extent this still exists at the Effective Time.

26.	Any assets in respect of prepaid management fees of the Retained Group shall be excluded from Net Working Capital.

27.

Provisions shall only be made against trade receivables to the extent they are overdue as at the Effective Time by more than 90 days beyond their payment due date and only to the extent such receivables have not been received in cash by the Group prior to the Cut-Off Time. For the avoidance of doubt, no other or general provisions shall be recognised in the Completion Accounts.

28.

Accruals, liabilities and provisions in the Pro Forma Accounts shall only be increased or decreased as a result of (i) changes in facts and circumstances since 31 December 2025 that justify such increase or decrease, and not as a result of change in judgment, or (ii) if the accrual, liability or provision was in material non-conformance with IFRS as of 31 December 2025. The passage of time shall not of itself be deemed a change in facts or circumstances for the purposes of this policy, except that inactions or the absence of new developments during the passage of time may give evidence of new or changed circumstances, for example, if an accounts receivable balance is overdue by 40 days as of 31 December 2025, and is still not collected as of 30 April 2025, such receivable is now 120 days overdue, and may be evaluated differently than it would have been as of 40 days overdue.

29.	The Completion Accounts shall not include any liability, provision or accrual relating to bonuses or similar incentive schemes other than as required by paragraph 13 of this Part C of Schedule 8.

30.	The Completion Accounts shall not include any liabilities in respect of railcars or IFRS 16 leases.

Schedule 9

(Tax matters)

1.	Interpretation

1.1	In this Schedule, the following expressions have the following meanings:

“Texas State Tax Liability”	means either: (i) a liability (or increase in a liability) to make a payment of Texas State Tax; or (ii) the setting off of a Purchasers’ Relief where but for such setting off a member of the US Group would have had a liability falling within (i) above for which the Purchasers would have been able to make a claim under this Schedule;

“Income, Profits or Gains”	shall include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax;

“Pillar Two Law”	means any law implementing the Pillar Two Model Rules, including any law implementing the “Income Inclusion Rule”, the “Undertaxed Payment Rule”, or a “Qualified Domestic Minimum Top-up Tax”, as such terms are used in the Pillar Two Model Rules;

“Pillar Two Model Rules”	means the model rules published by the Organisation for Economic Co-operation and Development on or about 20 December 2021 in a document entitled Tax Challenges Arising from Digitisation of the Economy—Global Anti-Base Erosion Model Rules (Pillar Two);

“Pillar Two Taxes”	means any Tax imposed under any Pillar Two Law (including, for the avoidance of doubt, any Tax which is suffered by reason of the disallowance of any deduction or Relief, or any other adjustment required, pursuant to any Pillar Two Law which gives rise to a liability to Tax) which a member of the Group is liable to pay and which would not have arisen to such member of the Group but for such member of the Group’s being a Constituent Entity of an MNE Group, prior to Completion, of which any member of the Retained Group is the Ultimate Parent Entity (for the purposes of this definition “Constituent Entity”, “MNE Group” and “Ultimate Parent Entity” shall be construed in accordance with the Pillar Two Model Rules);

“Texas State Tax”	means the State of Texas franchise Tax;

“US Group”	means the US Target and INEOS Calabrian Corporation and “member of the US Group” means any one of them;

“Costs and Expenses”	means any reasonable out-of-pocket legal, accounting or other costs and expenses reasonably and properly incurred by the Purchasers and / or a member of the Purchasers’ Group to the extent such costs and expenses were incurred directly in connection with: (i) a Texas State Tax Liability or a Tax Authority Claim for a Texas State Tax Liability; or (ii) making any successful Tax Claim related thereto; and

1.2	references to “period” are to a period of time and not to an accounting period unless the phrase “accounting period” is used.

1.3

Income, Profits or Gains (as defined in paragraph 1.1) as being earned, accrued or received on or before a particular date or in respect of a particular period shall mean Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax.

2.	Covenant

2.1

Subject to the provisions of paragraph 12 of Schedule 6, the US Seller hereby covenants with each Purchaser to pay, (on a $ for $ basis) on an after-Tax basis, to the relevant Purchaser (so far as possible by way of repayment of the consideration payable for the relevant Shares) an amount equal to any Texas State Tax Liability (plus any Costs and Expenses) of any member of the US Group or any other member of the Purchasers’ Group arising in respect of or by reference to any Income, Profits or Gains to the extent that such Income, Profits or Gains were earned, accrued or received by a member of the Group or a member of the Retained Group: (i) on or before Completion; or (ii) in respect of a period, ending on or before Completion but, in each case, excluding any such Texas State Tax Liability arising as a result of or in connection with any 338 Election (as defined in clause 17.2) (the “Texas State Tax Indemnity”).

3.	Tax Returns and Tax Cooperation

3.1	The Purchasers shall prepare the Tax returns and related documentation (which have not been submitted prior to Completion) for all Tax Periods beginning before the Completion Date.

3.2

The Purchasers shall submit each such Tax return and document referred to in paragraph 3.1 (which has not been submitted prior to Completion) in draft form to the relevant Seller (as applicable) at least thirty (30) Business Days before the last date on which the return may be filed with the appropriate Tax Authority without incurring interest and penalties (the “filing date”) and the relevant Sellers shall be given an opportunity to make comments thereon. The relevant Purchasers shall properly reflect in the relevant Tax return all reasonable comments of the relevant Seller that are received at least five (5) Business Days before the filing date.

3.3

Each Purchaser shall procure that the members of the Group shall cause the completed returns and documents mentioned in paragraph 3.2 to be signed and submitted to the appropriate Tax Authority on a timely basis and without amendment, provided that each Purchaser shall not be obliged to procure that a member of the Group takes any such action as is mentioned in this paragraph 3.3 in relation to any Tax return that is not to the best of that member of the Group’s knowledge correct and complete.

3.4

The Purchasers shall deal with all matters (including correspondence) relating to the Tax returns of the Group for all Tax Periods beginning before the Completion Date, provided that, where there is or is to be any correspondence, meeting or telephone call with any Tax Authority in relation to such Tax returns and that correspondence, meeting or call relates or is likely to relate, wholly or partly, to a matter which could reasonably affect a member of the Retained Group:

(A)

each Purchaser shall promptly send copies of all such correspondence received and copies of all draft replies to the relevant Seller (as applicable) and shall give the relevant Seller an opportunity to make comments thereon a reasonable time in advance of the submission of those replies to the relevant Tax Authority. Each Purchaser shall properly reflect in those replies all reasonable comments of the relevant Seller received before their submission; and

(B)

each Purchaser shall give reasonable advance notice of any such meeting or call to the relevant Seller, and the relevant Seller shall be entitled to nominate an individual to attend and participate in such meeting or call.

3.5

Without prejudice to the foregoing provisions of this paragraph 3, the parties acknowledge and agree that, in preparing any Tax return in accordance with paragraph 3.1, amending, submitting, and seeking to agree any such Tax return in accordance with paragraph 3.2 and preparing any documentation and dealing with any matter in relation to such Tax return in accordance with paragraph 3.4, documentation will be prepared and the returns or matters will be dealt with (as the case may be) in accordance with the past practice of the member of the Group in question, except where: (i) required by applicable law, (ii) such deviation from the past practice of the relevant member of the Group could not reasonably be expected to affect a member of the Retained Group, or (iii) the Sellers’ Representative has otherwise given prior written consent (which the Sellers’ Representative shall not unreasonably withhold, condition or delay).

3.6

Each party shall procure that members of its group shall provide such assistance as the other party may reasonably request to enable the other party and members of its group to comply with any tax reporting obligations, tax audit, procedural formalities or administrative requirements.

3.7

If, at any time, the Canadian Seller, on the one hand, or the Canadian Purchaser, on the other hand: (i) itself determines; or (ii) becomes aware that an “advisor” (as is or may be defined for purposes of Section 237.3 or Section 237.4 of the Canadian Income Tax Act) has determined, that the Transaction contemplated by this Agreement (or any related steps or series of transactions), is subject to the reporting requirements under Section 237.3 or the notification requirements under Section 237.4 of the Canadian Income Tax Act (or any comparable provisions under provincial or territorial Tax legislation), including as a result of any future amendments or proposed amendments to such provisions (the

“Disclosure Requirements”), the Canadian Seller or Canadian Purchaser, as applicable, will promptly inform the other parties of its intent, or its advisor’s intent, to comply with the Disclosure Requirements at least thirty (30) Business Days before the last date on which any applicable information return or notification may be filed with the appropriate Tax Authority without incurring interest or penalties (the “filing date”), and the parties will cooperate in good faith with respect to preparing and filing applicable information returns or notifications.

3.8

Notwithstanding anything to the contrary herein, each Purchaser shall not (and shall procure that its Affiliates (including any member of the Group following the Completion Date) shall not) (i) file, or cause to be filed, any Tax Returns on behalf of a member of the US Group for any taxable period (or portion thereof) ending on or prior to the Completion Date with respect to Texas State Tax, or (ii) initiate any discussions or examinations with a Tax Authority or make any voluntary disclosures with respect to Texas State Tax with respect to any taxable period (or portion thereof) ending on or prior to the Completion Date; provided, however, that, for the avoidance of doubt, nothing in this paragraph shall be construed as a limitation on the ability of each Purchaser or its Affiliates (including any member of the Group following the Completion Date) to respond to any correspondence (written or oral) received from any Tax Authority or to take any actions as required by law.

4.	Due Date of Payment

4.1

Where a payment falls to be made under paragraph 2, the payment shall be made in cleared funds and, save to the extent that it has already been made, the due date for the making of that payment shall be (such date calculated in all cases as if the liability is settled in cash):

(A)	the later of:

(i)	three (3) Business Days before the last date upon which the Tax concerned can be paid without the person liable to pay it incurring a liability to interest or a charge or penalty in respect of it;

(ii)

the date falling five (5) Business Days after the date upon which the party liable to make the payment under this Schedule 9 has been notified of the obligation to make the payment by the party entitled to claim the payment; and

(iii)

if there is a dispute with a Tax Authority and the payment of the Tax is deferred, three (3) Business Days after the date when the amount of Tax is finally and conclusively determined (and, for this purpose, an amount of Tax shall be deemed to be finally and conclusively determined when, in respect of any such amount, a decision of a court or tribunal is given or any binding agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit) or, if earlier, such time (if any) where such deferral ceases to be available such that the Tax in dispute becomes payable.

5.	Notional End of Tax Period

For the purposes of determining whether a Texas State Tax Liability has arisen in respect of a period ending on or before Completion or in respect of a period commencing after Completion, and for the purposes of paragraph 6 below, a Tax Period of each member of the Group current at the time of Completion shall be deemed to end at that time.

6.	Pillar 2

The Sellers and the Sellers’ Guarantor shall, and shall procure that their Affiliates shall, take all reasonable steps available to them to procure that no member of the Group shall become liable for any Pillar Two Taxes in respect of any accounting period beginning prior to the Completion Date (including, without limitation, making any available election for such Pillar Two Taxes to arise to a member of the Retained Group).

IN WITNESS of which this Agreement has been executed on the date which first appears on page 1 above.

[Signature pages follow]

SIGNED AND DELIVERED

On behalf of INEOS CALABRIAN HOLDINGS LIMITED by:

Signature:	/s/ Ashley Reed

Name of Signatory: Ashley Reed

Title of Signatory: Authorised Attorney

[Signature Page – Share Purchase Agreement]

SIGNED AND DELIVERED

On behalf of INEOS CALABRIAN CANADA HOLDINGS LIMITED by:

Signature:	/s/ Ashley Reed

Name of Signatory: Ashley Reed

Title of Signatory: Authorised Attorney

[Signature Page – Share Purchase Agreement]

SIGNED AND DELIVERED

On behalf of INEOS ENTERPRISES HOLDINGS LIMITED by:

Signature:	/s/ Ashley Reed

Name of Signatory: Ashley Reed

Title of Signatory: Authorised Attorney

[Signature Page – Share Purchase Agreement]

ECOVYST INC.

By:	/s/ Kurt Bitting
Name: Kurt Bitting
Title: Chief Executive Officer

NEW STRUCTURE SUBCO INC.

By:	/s/ Kurt Bitting
Name: Kurt Bitting
Title: President

EV INDUSTRIAL CHEMICAL SUBSIDIARY HOLDINGS INC.

By:	/s/ Kurt Bitting
Name: Kurt Bitting
Title: President

Attachment 1

Part A

Basic information about the Targets

1.	INEOS Calabrian Holdings Corp.

1.	Registered number	4965034

2.	Date of incorporation	6 April 2011

3.	Place of incorporation	Delaware, USA

4.	Address of registered office	1209 Orange Street, Wilmington DE 19801, United States

5.	Class of company	Corporation

6.	Authorised share capital (if any)	USD 8

7.	Contribution	34,991 shares of USD 0.0001 each

8.	Details of any person with significant control	INEOS Calabrian Holdings Limited 10651224

9.	Members:	Full name	Registered address	Shares held (number and class)
		INEOS Calabrian Holdings Limited	38 Hans Crescent, Knightsbridge, London, England, SW1X 0LZ	34,991 shares of USD 0.0001 each

10.	Directors	Full name	Service address	Nationality
		Ben Edwards	955 Yard Street, Grandview Heights OH 43212, United States	British
		Rebecca Gray	1209 Orange Street, Wilmington DE 19801, United States	American
		Elizabeth Keeneth	38 Hans Crescent, Knightsbridge, London, England, SW1X 0LZ	American

11.	Company secretary:	Full name	Service address
		Rebecca Gray	2818 Todville Road, Seabrook TX 77586, United States

12.	Tax residence	US

13.	US Tax Status	C Corporation

2.	INEOS Calabrian Corporation Canada, Inc.

1.	Registered number	943129-2

2.	Date of incorporation	4 September 2015

3.	Place of incorporation	Federally incorporated in Canada pursuant to the Canada Business Corporations Act

4.	Address of registered office	333 Bay Street, Suite 5100 Bay Adelaide – West Tower Toronto, Ontario M5H 2R2, Canada

5.	Class of company	Non-distributing corporation with 50 or fewer shareholders

6.	Authorised share capital (if any)	An unlimited number of common shares without par value

7.	Issued share capital	1,000 common shares

8.	Details of any person with significant control	INEOS Calabrian Canada Holdings Limited owns 100% of the issued and outstanding common shares of INEOS Calabrian Corporation Canada, Inc.

9.	Members:	Full name	Registered address	Shares held (number and class)
		INEOS Calabrian Canada Holdings Limited	38 Hans Crescent, Knightsbridge, London, England, SW1X 0LZ	1,000 common shares

Directors:		Full name	Service address	Nationality

		Jennifer Cleall	2700 Stantec Tower 10220 - 103 Avenue, NW Edmonton AB T5J 0K4 Canada	Canadian

		Ben Edwards	2600 South Shore Blvd, Suite 250 League City TX 77573 United States	British

		Rebecca Gray	2600 South Shore Blvd, Suite 250 League City TX 77573 United States	American

		Elizabeth Keeneth	2600 South Shore Blvd, Suite 250 League City TX 77573 United States	American

10.	Company secretary:	Full name	Service address

		Rebecca Gray	Suite 6000, 1 Canadian Place, 100 King Street West, Toronto ON M5X 1E2, Canada

11.	Tax residence	Canada

12.	US Tax Status	C Corporation

Part B

Basic information about the Subsidiary

1.	INEOS Calabrian Corporation

1.	Registered number	2133084

2.	Date of incorporation	24 July 1987

3.	Place of incorporation	Delaware, United States

4.	Address of registered office	1209 Orange Street, Wilmington DE 19801, United States

5.	Class of company	Corporation

6.	Authorised share capital (if any)	USD 20,000

7.	Issued share capital	532,545 shares of USD 0.01 each

8.	Details of any person with significant control	Not applicable

9.	Members:	Full name	Registered address	Shares held (number and class)

		INEOS Calabrian Holdings Corp.	1209 Orange Street, Wilmington DE 19801, United States	532,545 shares of USD 0.01 each

10.	Directors:	Full name	Service address	Nationality

		Rebecca Gray	1209 Orange Street, Wilmington DE 19801, United States	American

		Elizabeth Keeneth	38 Hans Crescent, Knightsbridge, London, England, SW1X 0LZ	American

11.	Company secretary:	Full name	Service address

		Rebecca Gray	1209 Orange Street, Wilmington DE 19801, United States

12.	Tax residence	US

13.	US Tax Status	C Corporation

Attachment 2: Relevant Properties

Freehold Properties with registered titles

Registered proprietor (owner)	Jurisdiction	Title number	Nature of title	Short description	Use
INEOS Calabrian Corporation	USA	Property ID 76254	Owned	5500 State Highway 366, Port Neches, Texas 77651, United States	Manufacturing plant

INEOS Calabrian Corporation Canada, Inc.	Canada	PIN: 65477-0108 LT PIN: 65477-0316 LT	Owned	375 Hallnor Road, Porcupine, Ontario P0N 1C0, Canada	Manufacturing plant

Attachment 3: Purchase Price Allocation Methodology

In accordance with clause 17.3, this Attachment 3 establishes the set of principles (“Principles”) for determining the allocation of the purchase price for Tax purposes payable by or on behalf of each of the Purchasers among (a) the shares of the US Target, and (b) the shares of the Canadian Target or the underlying assets that would be deemed acquired assuming a 338 Election is made with respect to the Canadian Target in accordance with clause 17.2:

•	The allocation of the purchase price for Tax purposes between the US Target and Canadian Target shall be in accordance with the allocation provided on Schedule 1 (Ownership of the Shares).

•

The portion of the purchase price for Tax purposes that are allocable to the assets deemed acquired by the Canadian Purchaser as a result of the 338 Election shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, using a fair market value reasonably determined by Purchasers with respect to each class of assets (as described in Treasury Regulations Section 1.1060-1).

Schedule A

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